Exhibit 4.3

SENIOR SECURED NOTES INDENTURE

Dated as of July 20, 2020

Among

DIEBOLD NIXDORF DUTCH HOLDING B.V.,

as Issuer

DIEBOLD NIXDORF, INCORPORATED,

as Guarantor

THE SUBSIDIARY GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO

ELAVON FINANCIAL SERVICES DAC,

as Paying Agent, Transfer Agent and Registrar

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

and

U.S. BANK TRUSTEES LIMITED,

as Notes Collateral Agent

9.000% SENIOR SECURED NOTES DUE 2025

Appendix A	Provisions Relating to Initial Notes and Additional Notes

Exhibit A	Form of Note
Exhibit B	Form of Institutional Accredited Investor Transferee Letter of Representation
Exhibit C	Form of Supplemental Indenture to Be Delivered by Subsequent Guarantors

INDENTURE, dated as of July 20, 2020, among Diebold Nixdorf Dutch Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Issuer”), Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), the Subsidiary Guarantors listed on the signature pages hereto, Elavon Financial Services DAC, as paying agent, transfer agent and registrar, U.S. Bank National Association, as trustee (the “Trustee”), and U.S. Bank Trustees Limited, as notes collateral agent (the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuer has duly authorized the creation of and issue of €350,000,000 aggregate principal amount of 9.000% Senior Secured Notes due 2025 (the “Initial Notes”); and

WHEREAS, the Guarantors have duly authorized the execution and delivery of this Indenture;

NOW, THEREFORE, the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“2024 Unsecured Notes” means the Company’s 8.5% Senior Notes due 2024.

“Acquired Indebtedness” means, with respect to any specified Person, (1) Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary, (2) Indebtedness assumed in connection with the acquisition of assets from such Person, or (3) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, in each case whether or not Incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clauses (2) and (3) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Additional Assets” means:

(1) any property, plant, equipment or other asset (excluding working capital or current assets) to be used by the Company or a Restricted Subsidiary in a Similar Business;

(2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that, in the case of clauses (2) and (3), such Restricted Subsidiary is primarily engaged in a Similar Business.

“Additional Notes” means additional Notes (other than the Initial Notes) issued from time to time under this Indenture in accordance with Section 2.01 and Section 4.09, whether or not they bear the same Common Code as the Initial Notes.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as the administrative agent under the Senior Credit Facility, or any successor representative acting in such capacity.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) when used with respect to any Person means possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Transfer Agent or Paying Agent.

“Applicable Premium” means, with respect to a Note on any date of redemption, the greater of:

(1) 1.0% of the principal amount of such Note, and

(2) the excess, if any, of (a) the present value as of such date of redemption of (i) the redemption price of such Note on July 15, 2022 (such redemption price being set forth in Section 3.07(d)), plus (ii) all required remaining scheduled interest payments due on such Note through July 15, 2022 (excluding accrued but unpaid interest to such date of redemption), computed using a discount rate equal to the Bund Rate as of such date of redemption plus 50 basis points, over (b) the then outstanding principal amount of such Note.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases (other than operating leases entered into in the ordinary course of business), transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

(1)

a disposition of assets by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary (other than a Receivables Entity), including any such disposition by means of a Sale/Leaseback Transaction, merger, consolidation or similar transaction;

(2)	the sale or other disposition of cash or Cash Equivalents in the ordinary course of business or in connection with cash management activities;

(3)

a disposition of inventory or equipment in the ordinary course of business, including any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly to any customer of the Company or a Restricted Subsidiary;

(4)	dispositions of obsolete, damaged, worn out or surplus assets, in each in the ordinary course of business;

(5)

the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to Section 5.01 or any disposition that constitutes a Change of Control pursuant to this Indenture;

(6)	an issuance of Capital Stock by a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary (other than a Receivables Entity);

(7)

for purposes of Section 4.16 only, the making of a Permitted Investment (other than a Permitted Investment to the extent such transaction results in the receipt of cash or Cash Equivalents by the Company or its Restricted Subsidiaries (but excluding any securities, notes or other obligations that are subsequently converted into cash)) or a disposition subject to Section 4.08;

(8)	sales or transfers of accounts receivable and related assets or an interest therein of the type specified in the definition of “Qualified Receivables Transaction” to or by a Receivables Entity;

(9)

sales or transfers of accounts or lease receivables and related assets or an interest therein (including the rights and obligations under the contract pursuant to which such receivable is created) (i) pursuant to a Permitted Factoring Transaction in the ordinary course of business or (ii) arising under an Integrated Service Contract or otherwise in connection with the incurrence of Integrated Service Contract Debt;

(10)	dispositions of assets in any single transaction or series of related transactions with an aggregate Fair Market Value of less than $30.0 million;

(11)	the creation of a Permitted Lien and dispositions in connection with Permitted Liens;

(12)

discounts, adjustments or forgiveness of accounts receivable and other contract claims in the ordinary course of business or in connection with collection or compromise thereof and sales of accounts receivable in the ordinary course of business and at the request of the account debtor thereon to facilitate the processing and payment thereof, in each case exclusive of factoring or similar arrangements;

(13)	the issuance by a Restricted Subsidiary of Disqualified Stock or Preferred Stock that is permitted by Section 4.09;

(14)

(i) the licensing or sublicensing of intellectual property or other general intangibles and licenses, leases or subleases of other property, in each case, in the ordinary course of business and (ii) the abandonment or allowance to lapse of intellectual property which, in the case of this clause (ii), in the good faith determination of the Company is not material to the Company and its Restricted Subsidiaries, taken as a whole;

(15)	foreclosure on assets;

(16)	dispositions resulting from (i) any taking or condemnation of any property of the Company or any Restricted Subsidiary by any governmental authority or (ii) any casualty;

(17)	any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(18)

sales and exchanges of assets in connection with the concurrent purchase of assets useful in a Similar Business to the extent that the assets received by the Company or its Restricted Subsidiaries are of equivalent or greater Fair Market Value than the assets transferred;

(19)	dispositions of real property in connection with any Sale/Leaseback Transaction;

(20)	any surrender or waiver of contract rights or the settlement, release or surrender of any contract, tort or other litigation claims;

(21)

dispositions of machinery, equipment or other fixed assets to the extent that (i) such assets are exchanged for credit against the purchase price of similar replacement assets that are purchased within 180 days, (ii) such assets are exchanged within 180 days for machinery, equipment or other fixed assets having a Fair Market Value equal to or greater than the assets being traded in or (iii) the proceeds of such disposition are applied to the purchase price of replacement assets within 180 days;

(22)	the unwinding of any Hedging Obligations;

(23)	dispositions of Common Stock of the Company held by any Restricted Subsidiary in connection with any acquisition made by the Company or any Restricted Subsidiary;

(24)	dispositions in connection with the China JV Restructuring;

(25)	sales and/or transfers of joint venture equity interests and assets pursuant to the terms of the China Joint Venture; and

(26)	sales and/or transfers of joint venture equity interests and assets pursuant to the terms of the Wincor Joint Venture.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations”; provided further that, for the avoidance of doubt, any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly to any customer of the Company or a Restricted Subsidiary shall not result in any Attributable Indebtedness.

“Authorized Representative” has the meaning given to such term in the Intercreditor Agreement.

“Average Life” means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing:

(1)

the sum of the products obtained by multiplying (a) the amount of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock by (b) the number of years (calculated to the nearest one-twelfth) from the date of determination to the date of such payment; by

(2)	the sum of the amounts of all such payments.

“Bankruptcy Law” means Title 11, U.S. Code, as amended, or any similar federal, state or foreign law for the relief of debtors.

“beneficial ownership” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, and “beneficial owner” has a corresponding meaning.

“Bi-lateral LC/WC Agreement” means an agreement between the Company and/or any of its Restricted Subsidiaries and a financial institution providing for foreign and/or domestic revolving credit facilities and/or the issuance of letters of credit, bank guarantees and/or similar obligations, which agreement has been designated in writing as a Bi-lateral LC/WC Agreement pursuant to an Officer’s Certificate delivered to the Trustee setting forth the maximum principal amount available or permitted to be Incurred under such agreement. The Company may rescind such designation or decrease or increase the maximum principal amount available or permitted to be Incurred under any such agreement pursuant to an Officer’s Certificate delivered to the Trustee. Liens on the collateral in respect of the Senior Credit Facility securing obligations in respect of any Bi-lateral LC/WC Agreements shall be required to be secured pursuant to clauses (34) and/or (35) of the definition of “Permitted Liens.”

“Board of Directors” means:

(1)	with respect to a corporation, the Board of Directors of the corporation or (other than for purposes of determining Change of Control) any duly authorized committee of the Board of Directors;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Bund Rate” means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:

(1)

“Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to July 15, 2022, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of Euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to July 15, 2022; provided, however, that, if the period from such redemption date to November 1, 2021 is less than one year, a fixed maturity of one year shall be used;

(2)

“Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Issuer obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

(3)	“Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Issuer in good faith; and

(4)

“Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Issuer of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Issuer by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding the relevant date.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, London, United Kingdom or Amsterdam, The Netherlands are authorized or required by law to close.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Capitalized Lease Obligations” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Cash Equivalents” means:

(1)

U.S. dollars, Canadian dollars, Swiss Francs, Pounds Sterling, Japanese Yen, Euros or any national currency of any participating member state of the EMU or, in the case of a Foreign Subsidiary, such other local currencies held by it from time to time in the ordinary course of business;

(2)

securities issued or directly and fully Guaranteed or insured by the U.S. government or any agency or instrumentality of the United States (provided that the full faith and credit of the United States is pledged in support thereof);

(3)

marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof or issued by any foreign government or any political subdivision or any public instrumentality thereof, in each case having an Investment Grade Rating;

(4)

certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances issued by any commercial bank having a combined capital and surplus in excess of $250.0 million, in the case of U.S. banks, and $100.0 million, in the case of non-U.S. banks;

(5)

repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2), (3) and (4) entered into with any bank meeting the qualifications specified in clause (4) above;

(6)	bonds with an Investment Grade Rating and Preferred Stock issued by Persons with an Investment Grade Rating, including municipal bonds, corporate bonds and treasury bonds;

(7)

(i) commercial paper issued by any bank meeting the qualifications specified in clause (4) above or by the parent company of any such bank, (ii) commercial paper with a short-term commercial paper rating of at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized Rating Agency, if both of the two named Rating Agencies cease publishing ratings of investments, and (iii) marketable short-term money market and similar funds having the equivalent of an Investment Grade Rating;

(8)	interests in any money market fund substantially all of the assets of which are comprised of instruments of the type specified in clauses (1) through (7) above;

(9)	other securities and financial instruments which offer a security comparable to the instruments specified in clauses (1) through (8) above; and

(10)

in the case of any Foreign Subsidiary, investments of the type and maturity described in clauses (1) through (9) above of foreign obligors, which investments or obligors have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies.

“Cash Management Agreement” means any agreement providing cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services that is in effect on the Issue Date or thereafter and is by and among the Company or any of its Restricted Subsidiaries and a Cash Management Bank.

“Cash Management Bank” means the administrative agent and any lender under the Senior Credit Facility or any Affiliate thereof that is a party to a Cash Management Agreement with the Company or any of its Restricted Subsidiaries and, with respect to any Cash Management Agreement entered into prior to the Issue Date, any Person that was the administrative agent, a lender under the Senior Credit Facility or any Affiliate thereof at the time it entered into a Cash Management Agreement with the Company or any of its Restricted Subsidiaries.

“Change of Control” means:

(1)

any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(2)

the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the merger of any Person with or into a Subsidiary of the Company, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Company, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

(3)	the first day on which a majority of the members of the full Board of Directors of the Company or any direct or indirect parent entity of the Company are not Continuing Directors;

(4)

the sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or any direct or indirect parent entity of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act);

(5)

the adoption by the shareholders of the Company or the Issuer or any direct or indirect parent entity of the Company or the Issuer of a plan or proposal for the liquidation or dissolution of the Company or the Issuer; or

(6)	the Company shall cease to own, directly or indirectly, all of the Capital Stock of the Issuer.

“China Joint Venture” means the Company’s joint venture with Inspur Group, Inspur Financial Technology Service Co., Ltd. (including any successor entity thereto).

“China JV Restructuring” means a transaction or series of related transactions restructuring the ownership holdings of (i) Diebold Financial Equipment Company (“DFEC”), an entity formed under the laws of the People’s Republic of China and owned by Diebold Nixdorf Switzerland Holding Company Sarl, a limited liability company formed under the laws of Switzerland (“Swiss Holdco”) and IFIT, and (ii) Inspur Financial Information Technology Co., Ltd. (“IFIT”), an entity formed under the laws of the People’s Republic of China and as of the Issue Date owned by Swiss Holdco and a third-party joint venture partner (the “IFIT Partner”), pursuant to which Swiss Holdco will continue to hold ownership interests in IFIT directly and in DFEC indirectly and, for the avoidance of doubt, any Asset Dispositions, Investments and Restricted Payments made and/or received by DFEC, IFIT, Swiss Holdco and the IFIT Partner for the purpose of consummating such restructuring transactions; provided that no assets of the Company or any Subsidiary of the Company (other than those of DFEC and IFIT and Capital Stock of such entities) shall be subject to the China JV Restructuring and no assets shall be transferred to the IFIT Partner in connection therewith except for Restricted Payments made on a ratable basis otherwise permitted by this Indenture (without reference to this definition).

“Clearstream” means Clearstream Banking, S.A., or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the assets and property (including Capital Stock) and interests therein and proceeds thereof, whether now owned or hereafter acquired, in or upon which a Lien is granted pursuant to the Collateral Documents as security for the Obligations under this Indenture, the Notes, the Note Guarantees and any related Obligations, other than Excluded Property.

“Collateral Documents” means, collectively, the security agreements, pledge agreements, agency agreements, Mortgages, deeds of trust, collateral assignments, collateral agency agreements, control agreements, debentures and other instruments and documents executed and delivered by the Issuer or any Guarantor pursuant to this Indenture or any of the foregoing (including, without limitation, the financing statements under the Uniform Commercial Code of the relevant state), as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Collateral is pledged, assigned or granted to or on behalf of the Notes Collateral Agent for the ratable benefit of the holders of the Notes and the Trustee or perfected or notice of such pledge, assignment or grant is given.

“Commodity Agreement” means, with respect to any Person, any commodity future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is a party or beneficiary.

“Common Depositary” means the common depositary for Euroclear and Clearstream with respect to the Notes.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock, whether or not outstanding on the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Company” means the party named as such in the first paragraph of this Indenture or any successor obligor to its obligations under this Indenture and the Notes pursuant to Article 5.

“Consolidated Coverage Ratio” means as of any date of determination, with respect to any Person, the ratio of (x) the aggregate amount of Consolidated EBITDA of such Person for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary:

(a)

has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, redeemed, retired, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period; or

(b)

has repaid, repurchased, redeemed, retired, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes a discharge of Indebtedness (in each case, other than Indebtedness Incurred under any revolving Debt Facility unless such Indebtedness has been permanently repaid and the related commitment terminated and not replaced), Consolidated Interest Expense for such period will be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period;

(2)

if since the beginning of such period, the Company or any Restricted Subsidiary will have made any Asset Disposition or disposed of or discontinued (as defined under GAAP) any company, division, operating unit, segment, business, group of related assets or line of business or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio includes such a transaction:

(a)

the Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such disposition or discontinuation for such period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for such period; and

(b)

Consolidated Interest Expense for such period will be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, retired, defeased or otherwise discharged (to the extent the related commitment is permanently reduced) with respect to the Company and its continuing Restricted Subsidiaries in connection with such transaction for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(3)

if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) will have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary or is merged with or into the Company or a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of a company, division, operating unit, segment, business, group of related assets or line of business, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

(4)

if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) will have Incurred any Indebtedness or discharged any Indebtedness or made any disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (1), (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period will be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any pro forma event, the pro forma calculations (and, for the avoidance of doubt, all other calculations to be made pursuant to this definition) shall be made in good faith by a responsible financial or accounting officer of the Company.

Without duplication of clauses (h) and (i) of the definition of “Consolidated EBITDA,” any such calculation shall give effect to the Synergies, Costs of Synergies and other non-recurring costs, charges, accruals, reserves or expenses that have been incurred or realized or are reasonably anticipated to be incurred or realized in good faith subject, in any calculation of pro forma Consolidated EBITDA, to the applicable limitations on such Synergies, Costs of Synergies and other non-recurring costs, charges, accruals, reserves or expenses set forth in the definition of “Consolidated EBITDA.”

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of twelve months). If any Indebtedness that is being given pro forma effect bears an interest rate at the option of the Company, the interest rate shall be calculated by applying such optional rate chosen by the Company. In making any pro forma calculation, the amount of Indebtedness under any revolving Debt Facility outstanding on the date of determination (other than any Indebtedness Incurred under such facility in connection with the transaction giving rise to the need to calculate the Consolidated Coverage Ratio) will be deemed to be:

(i)	the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding; or

(ii)

if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such determination.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(1)	increased (without duplication) by the following items to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense; plus

(b)	Consolidated Income Taxes; plus

(c)	consolidated depreciation and amortization expense; plus

(d)	goodwill, long-lived assets and other impairment charges; plus

(e)

other non-cash charges, including any write-offs or write-downs (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was capitalized at the time of payment); plus

(f)

(i) fees, costs and expenses (including, without limitation, any taxes paid in connection therewith) incurred in connection with Future Acquisitions, (ii) any fees, costs, expenses or charges relating to (x) the exercise of options and (y) stock issued by the target of a Future Acquisition, (iii) any fees, costs, expenses or charges related to any equity offering, Future Acquisition, Asset Disposition or other Investment permitted under this Indenture, recapitalization or incurrence or amendments of Indebtedness permitted to be made under this Indenture (whether or not successful) and (iv) any fees, costs, expenses or charges incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or Net Cash Proceeds of an issuance of Capital Stock of the Company; plus

(g)

any fees, expenses, charges or losses that are covered by indemnification or other reimbursement provisions or insurance in connection with any Future Acquisition, Asset Disposition, Investment, sale, conveyance, transfer or other disposition of assets permitted hereunder, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); plus

(h)

synergies and cost savings of the Company and its Restricted Subsidiaries related to operational changes, restructuring, reorganizations, operating expense reductions, operating improvements and similar restructuring initiatives (“Synergies”) and costs, charges, accruals, reserves or expenses of the Company and its Restricted Subsidiaries attributable or related to such Synergies (“Costs of Synergies”), in each case relating to any Future Acquisition, any Asset Disposition by the Company or its Restricted Subsidiaries outside the ordinary course of business or any initiatives relating to restructuring, reorganization, operating expense reductions, operating improvements and similar restructuring initiatives enacted after the date hereof (it being understood any such increases pursuant to this clause (h) related to a Future Acquisition or Asset Disposition shall only be available subject to the consummation of the Future Acquisition or Asset Disposition and not in contemplation thereof), in each case, that are set forth in an Officer’s Certificate and that are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate) and, in the case of Synergies, are reasonably anticipated by the Company in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken within 18 months following the consummation of the Future Acquisition or Asset Disposition or the decision to implement such restructuring initiative (calculated on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” and net of the amount of actual benefits realized during such period from such actions to the extent already included in Consolidated Net Income for such period); provided that the aggregate amount added back in reliance on this clause (h) in any four-fiscal quarter period shall not exceed 15.0% of Consolidated EBITDA for such four-fiscal quarter period (calculated before giving effect to any add-backs and adjustments in this clause (h) and in clause (i) below); plus

(i)

non-recurring costs, charges, accruals, reserves or expenses attributable or related to the Company’s DN Now transformation program incurred by the Company and its Restricted Subsidiaries that are set forth in an Officer’s Certificate and are factually supportable (in the good faith determination of the Company, as certified in the applicable certificate); provided that (x) the aggregate amount added back in reliance on this clause (i) in the year ending December 31, 2020 shall not exceed $80.0 million, (y) the aggregate amount added back in reliance on this clause (i) in the year ending December 31, 2021 shall not exceed $50.0 million and (z) no amount shall be added back in reliance on this clause (i) in any period after December 31, 2021; and

(2)

decreased (without duplication) by non-cash items increasing such Consolidated Net Income (excluding any such items which represent the recognition of deferred revenue, the reversal of any accrual of, or reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period, and any such items for which cash was received in a prior period that did not increase Consolidated EBITDA in any prior period) and if Consolidated Income Taxes is a benefit, by the amount of such benefit.

“Consolidated Income Taxes” means, with respect to any Person for any period, taxes imposed upon such Person or any of its consolidated Restricted Subsidiaries or other payments required to be made by such Person or any of its consolidated Restricted Subsidiaries to any governmental authority, which taxes or other payments are calculated by reference to the income or profits or capital of such Person or any of its consolidated Restricted Subsidiaries (to the extent such income or profits were included in computing Consolidated Net Income for such period), including, without limitation, state, franchise and similar taxes and foreign withholding taxes regardless of whether such taxes or payments are required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, with respect to any Person for any period, the total interest expense of such Person and its consolidated Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, whether paid or accrued, plus, to the extent not included in such interest expense (without duplication):

(1)

interest expense attributable to Capitalized Lease Obligations and the interest portion of rent expense associated with Attributable Indebtedness in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP, and the interest component of any deferred payment obligations;

(2)

amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance costs; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)

non-cash interest expense, but any non-cash interest income or expense attributable to the movement in the mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP shall be excluded from the calculation of Consolidated Interest Expense;

(4)	commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)

the interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries;

(6)	the net costs associated with entering into Hedging Obligations (including amortization of fees) related to Indebtedness;

(7)	interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period;

(8)

the product of (a) all dividends paid or payable, in cash, Cash Equivalents or Indebtedness or accrued during such period on any series of Disqualified Stock or on Preferred Stock of Non-Guarantor Subsidiaries payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state, provincial and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP; and

(9)	Receivables Fees;

provided, however, that any interest expense attributable to Integrated Service Contract Debt permitted to be Incurred under Section 4.09(b)(18) shall not be included in Consolidated Interest Expense.

For purposes of the foregoing, total interest expense will be determined (i) after giving effect to any net payments made or received by the Company and its Subsidiaries with respect to Interest Rate Agreements and (ii) exclusive of amounts classified as other comprehensive income on the balance sheet of the Company. Notwithstanding anything to the contrary contained herein, without duplication of clause (9) and subject to the proviso above, commissions, discounts, yield and other fees and charges Incurred in connection with any transaction pursuant to which the Company or its Restricted Subsidiaries may sell, convey or otherwise transfer or grant a security interest in any accounts receivable or related assets shall be included in Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided, however, that there will not be included in such Consolidated Net Income on an after-tax basis:

(1)	any net income (loss) of any Person if such Person is not a Restricted Subsidiary or that is accounted for by the equity method of accounting, except that:

(a)

subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (2) below); and

(b)

the Company’s equity in a net loss of any such Person (other than an Unrestricted Subsidiary) for such period will be included in determining such Consolidated Net Income to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(2)

any net income (but not loss) of any Restricted Subsidiary (other than a Guarantor) if such Restricted Subsidiary is subject to prior government approval or other restrictions due to the operation of its charter or any agreement, instrument, judgment, decree, order statute, rule or government regulation (which have not been obtained or waived), directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(a)

subject to the limitations contained in clauses (3) through (9) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause); and

(b)	the Company’s equity in a net loss of any such Restricted Subsidiary for such period will be included in determining such Consolidated Net Income;

(3)

any gain or loss (excluding all fees and expenses relating thereto) realized upon sales or other dispositions of any assets of the Company or such Restricted Subsidiary outside the ordinary course of business;

(4)

any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards, including any such charge or expense Incurred in connection with any merger, consolidation or acquisition;

(5)	any income or loss from the early extinguishment of Indebtedness or early termination of Hedging Obligations or other derivative instruments;

(6)	any extraordinary gain or loss;

(7)	any net after-tax effect of gains or losses attributable to disposed or discontinued operations;

(8)	any net income or loss included in the consolidated statement of operations with respect to noncontrolling interests; and

(9)	the cumulative effect of a change in accounting principles.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company or any direct or indirect parent company of the Company who: (1) was a member of such Board of Directors on the Issue Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 or such other address as to which the Trustee may give notice to the Holders and the Company.

“Currency Agreement” means, with respect to any Person, any foreign exchange future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is a party or a beneficiary.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Debt Facility” means one or more debt facilities (including, without limitation, the Senior Credit Facility) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities) in whole or in part from time to time (and whether or not with the original administrative agent, lenders or trustee or another administrative agent or agents, other lenders or trustee and whether provided under the original Senior Credit Facility or any other credit or other agreement or indenture).

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Definitive Note” means a certificated Initial Note or Additional Note (bearing the Restricted Notes Legend if the transfer of such Note is restricted by applicable law) that does not include the Global Notes Legend.

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate delivered to the Trustee setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or payment of, on or with respect to such Designated Noncash Consideration.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)

is convertible into or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Company or a Restricted Subsidiary (it being understood that upon such conversion or exchange it shall be an Incurrence of such Indebtedness or Disqualified Stock)); or

(3)	is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date 91 days after the earlier of the final maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided, further, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company or its Restricted Subsidiaries to repurchase such Capital Stock upon the occurrence of a Change of Control or Asset Disposition (each defined in a substantially identical manner to the corresponding definitions in this Indenture) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) provide that the Company or its Restricted Subsidiaries, as applicable, are not required to repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or exchangeable or for which it is redeemable) pursuant to such provision prior to compliance by the Company with Section 4.15 and Section 4.16 and such repurchase or redemption complies with Section 4.08. Notwithstanding the foregoing, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Company or any Restricted Subsidiary, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or immediate family members) of the Company (or any Subsidiary) shall be considered Disqualified Stock because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, shareholder agreement or similar agreement that may be in effect from time to time.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Domination Agreement” means a domination agreement (Beherrschungvertrag) within the meaning of Sec 291(1) of the German Stock Corporation Act (Aktiengesetz) among the Company (or any of its direct or indirect Wholly Owned Subsidiaries), Wincor Nixdorf and the other parties thereto.

“EMU” means the European Economic and Monetary Union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.

“Equity Offering” means an offering for cash by the Company of its Common Stock, or options, warrants or rights with respect to its Common Stock, other than (1) public offerings with respect to the Company’s Common Stock, or options, warrants or rights, registered on Form S-4 or S-8, (2) an issuance to any Subsidiary or (3) any offering of Common Stock issued in connection with a transaction that constitutes a Change of Control.

“Euro” means the single currency unit of the member states of the European Union that have the euro as their lawful currency in accordance with the EMU Legislation.

“Euroclear” means Euroclear Bank SA/NV, or any successor securities clearing agency.

“Exchange” means The International Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Property” means:

(1) any fee-owned real property located outside the United States;

(2) any fee-owned real property located in the United States that is not Material Real Property;

(3) leasehold interests (it being understood that there shall be no requirement to obtain leasehold mortgages/deeds of trusts, landlord waivers, estoppels, collateral access letters or similar third-party agreements or consents), motor vehicles, aircraft and other assets subject to certificates of title;

(4) those assets over which the granting of security interests in such assets would be prohibited by applicable law or regulation (in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code), or to the extent that such security interests would result in material adverse tax consequences to the Company and its Restricted Subsidiaries, taken as a whole, as reasonably determined in good faith by the Company;

(5) those assets as to which the Administrative Agent and the Company reasonably determine that the costs of obtaining a security interest in such assets or perfection thereof, including, without limitation, the cost of title insurance, surveys or flood insurance (if necessary) are excessive in relation to the benefit to the holders of First Lien Indebtedness under the Senior Credit Facility of the security to be afforded thereby;

(6) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto;

(7) to the extent requiring the consent of one or more third parties or prohibited by (including by triggering a change of control provision or, repurchase obligation under) the terms of any applicable organizational documents, joint venture agreement or shareholders’ agreement (in each case after taking commercially reasonable efforts to obtain such consent or have such prohibition waived to the extent such actions are reasonably requested by the Administrative Agent), equity interests in any person other than Wholly Owned Subsidiaries;

(8) margin stock;

(9) letter of credit rights, chattel paper, promissory notes (other than intercompany notes (it being understood and agreed that the Company and its Subsidiaries may deliver a global intercompany note and allonge in lieu of taking any creation, perfection, priority or other actions with respect to any individual intercompany notes)) and commercial tort claims below a threshold to be mutually and reasonably agreed (except to the extent perfection can be achieved by the filing of a Uniform Commercial Code financing statement in the state of the Issuer, the Company or such Subsidiary Guarantor’s state of organization);

(10) any governmental licenses or state or local franchises, charters and authorizations to the extent security interest is prohibited thereby (after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and excluding the proceeds and receivables thereof);

(11) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money, capital lease or similar arrangement or create a right of termination in favor of any other party thereto (other than the Company or a Subsidiary) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code), other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition; and

(12) any Voting Stock issued by any Foreign Subsidiary (other than the Issuer, Diebold Nixdorf Global Holding B.V. and Diebold Nixdorf Holding Germany GmbH) or any other Excluded Subsidiary in excess of 65% of the total Voting Stock issued by any such Subsidiary;

provided, however, that Excluded Property shall not include any property that is pledged to secure obligations arising in respect of the Senior Credit Facility (whether pursuant to the terms at such time of the Senior Credit Facility or any related documents).

“Excluded Subsidiary” means any (i) Foreign Subsidiary, (ii) Domestic Subsidiary of a Foreign Subsidiary, (iii) Domestic Subsidiary substantially all of the assets of which are Capital Stock or Indebtedness of Excluded Subsidiaries, (iv) other Subsidiary in respect of which either (a) the pledge of 66 2⁄3% or more of the voting Capital Stock of such Subsidiary in support of the Obligations of any U.S. Person or (b) the guaranteeing by such Subsidiary of the Obligations of any U.S. Person, could reasonably be expected to, in the good faith judgment of the Company, result in adverse tax consequences to the Company or any of its Restricted Subsidiaries that is a U.S. Person or (v) Receivables Entity.

“Facility Collateral Agent” means JPMorgan Chase Bank, N.A. in its capacity as the collateral agent under the Senior Credit Facility, or any successor representative acting in such capacity.

“Factoring Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to any other Person any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, any assets related thereto, all contracts and all Guarantees or other obligations in respect of such accounts or lease receivable, the proceeds of such Receivables and other assets that are customarily transferred, in connection with receivables factoring arrangements.

“Factoring Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Factoring Transaction on any date of determination that would be characterized as principal if such Factoring Transaction were structured as a secured lending transaction rather than as a purchase.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Company in good faith (including as to the value of all non-cash assets and liabilities).

“First Lien Indebtedness” means any Indebtedness of the Issuer or any Guarantor that ranks pari passu in right of payment with the Obligations under the Senior Credit Facility, the Notes or the Note Guarantees and is secured by a Lien on the Collateral that has equal Lien priority relative to the Senior Credit Facility, Notes and the Note Guarantees and is senior in priority to the Liens securing any Junior Lien Indebtedness; provided, that, in each case, an authorized representative of such Indebtedness shall have executed a joinder to the Intercreditor Agreement in the form provided therein. First Lien Indebtedness shall include the New US Dollar Notes and the note guarantees thereof.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States or any state thereof or the District of Columbia.

“Future Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of the Issue Date by which the Company or any of its Restricted Subsidiaries (i) acquires any going business or all or substantially all of the assets of any Person, business line or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority of the total voting power of the Voting Stock of any Person.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. Unless otherwise specified, all ratios and computations, contained in this Indenture will be computed in conformity with GAAP, except that (1) in the event the Company is acquired in a transaction that is accounted for using purchase accounting, the effects of the application of purchase accounting shall be disregarded in the calculation of such ratios and other computations contained in this Indenture and (2) all obligations of the Company and its Restricted Subsidiaries that are or would be characterized as an operating lease as determined in accordance with GAAP prior to January 1, 2019 (whether or not such operating lease was in effect on such date) shall continue to be accounted for as an operating lease (and not as a Capitalized Lease Obligation) for purposes of this Indenture regardless of any change in GAAP on or after January 1, 2019 (or any change in the implementation in GAAP for future periods that are contemplated as of such date) that would otherwise require such obligation to be recharacterized as a Capitalized Lease Obligation or otherwise as Indebtedness.

“Government Securities” means securities that are (1) direct obligations of any country that is a member of the European Union for the timely payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of any such country the timely payment of which is unconditionally Guaranteed as a full faith and credit obligation of such country, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank, as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

“Guarantee” means (1) any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and (2) any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(b) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means the Company and each Restricted Subsidiary in existence on the Issue Date that provides a Note Guarantee on the Issue Date (and any other Restricted Subsidiary that provides a Note Guarantee after the Issue Date); provided that upon release or discharge of such Restricted Subsidiary from its Note Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Note Guarantee.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means a Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, as of any date of determination, any Restricted Subsidiary that, together with its Subsidiaries on a consolidated basis, accounts for not more than (1) 5.0% of the total assets of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with

GAAP are available (the “balance sheet date”) or (2) 5.0% of the total revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on such balance sheet date; provided that the aggregate total assets or revenues for all Immaterial Subsidiaries shall not at any time exceed 10.0% of the total assets or revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries; provided further that, irrespective of the foregoing, a Restricted Subsidiary shall not be considered to be an Immaterial Subsidiary if it is a borrower or Guarantees the Obligations under the Senior Credit Facility or Guarantees any other Indebtedness for borrowed money of the Issuer or any Guarantor.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all reimbursement obligations of such Person in respect of letters of credit (other than letters of credit that are secured by cash or Cash Equivalents), bankers’ acceptances or other similar instruments (excluding reimbursement obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables, unless such obligation remains unsatisfied for more than five Business Days);

(4) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (including earn-out obligations), which purchase price is due more than three months after the date of placing such property in service or taking delivery and title thereto, except (a) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, and (b) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP;

(5) Capitalized Lease Obligations and all Attributable Indebtedness of such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(6) the greater of the maximum mandatory redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Non-Guarantor Subsidiary, any Preferred Stock (but excluding, in each case, any accrued dividends);

(7) the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8) the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person (whether or not such items would appear on the balance sheet of such Person in accordance with GAAP);

(9) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Obligation that would be payable by such Person at such time); and

(10) to the extent not otherwise included in this definition, (a) the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction, (b) the Factoring Transaction Amount outstanding relating to a Factoring Transaction and (c) any Integrated Service Contract Debt.

Notwithstanding the foregoing, money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on such Indebtedness shall not be deemed to be “Indebtedness”; provided that such money is held to secure the payment of such interest.

Notwithstanding the foregoing, the amount of any Indebtedness outstanding as of any date shall (i) be the accreted value thereof in the case of any Indebtedness issued with original issue discount or the aggregate principal amount outstanding in the case of Indebtedness issued with interest payable in kind and (ii) include any interest (or in the case of Preferred Stock, dividends) thereon that is more than 30 days past due. Except to the extent provided in the preceding sentence, the amount of any Indebtedness that is convertible into or exchangeable for Capital Stock of the Company outstanding as of any date shall be deemed to be equal to the principal and premium, if any, in respect of such Indebtedness, notwithstanding the provisions of GAAP (including Accounting Standards Codification Topic 470-20, Debt-Debt with Conversion and Other Options).

For purposes of clause (6) above, the “maximum mandatory redemption or repurchase price” of any Disqualified Stock or Preferred Stock, as applicable, that does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock, as applicable, as if such Disqualified Stock or Preferred Stock, as applicable, were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to this Indenture.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Company, qualified to perform the task for which it has been engaged.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Integrated Service Contract” means a contract pursuant to which the Company and/or a Subsidiary provides both equipment and services to a customer.

“Integrated Service Contract Debt” means Indebtedness Incurred in connection with and for the primary purpose of financing the acquisition of equipment subject to or anticipated to become subject to an Integrated Service Contract.

“Intercreditor Agreement” means that certain First Lien Priority Intercreditor Agreement, dated as of the Issue Date, by and among the Company, the Issuer, the Subsidiary Guarantors, Diebold Self-Service Solutions S.AR.L., the Administrative Agent, the Facility Collateral Agent, the Notes Collateral Agent and U.S. Bank National Association, as collateral agent under the New US Dollar Notes Indenture, as the same may be amended, modified or supplemented from time to time.

“Interest Payment Date” means January 15 and July 15 of each year to the Stated Maturity of the Notes.

“Interest Rate Agreement” means, with respect to any Person, any interest rate future or forward, swap or option, cap or collar or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding (i) accounts receivable and other extensions of trade credit and/or accrued expenses, in each case arising in the ordinary course of business and payable in accordance with customary practices and (ii) any debt or extension of credit represented by a bank deposit (other than a time deposit)) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that none of the following will be deemed to be an Investment:

(1) Hedging Obligations entered into in the ordinary course of business and in compliance with this Indenture;

(2) endorsements of negotiable instruments and documents in the ordinary course of business;

(3) an acquisition of assets, Capital Stock or other securities by the Company or a Subsidiary for consideration to the extent such consideration consists of Common Stock of the Company;

(4) the acquisition of property and other assets from suppliers and other vendors in the ordinary course of business; and

(5) prepaid expenses and workers’ compensation, utility, lease and similar deposits in the ordinary course of business.

For purposes of Section 4.08 and Section 4.13:

(1) “Investment” will include the portion (proportionate to the Company’s equity interest in a Restricted Subsidiary that is to be designated an Unrestricted Subsidiary) of the Fair Market Value of the net assets of such Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company will be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (a) the Company’s aggregate “Investment” in such Subsidiary as of the time of such redesignation less (b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is so redesignated a Restricted Subsidiary;

(2) any property transferred to or from an Unrestricted Subsidiary will be valued at its Fair Market Value at the time of such transfer; and

(3) if the Company or any Restricted Subsidiary sells or otherwise disposes of any Voting Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such Subsidiary not sold or disposed of.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or any other equivalent rating by any Rating Agency, in each case, with a stable or better outlook.

“Issue Date” means July 20, 2020.

“Junior Lien” means a Lien, junior to the Liens on the Collateral securing First Lien Indebtedness pursuant to the Junior Lien Intercreditor Agreement, granted by the Issuer or any Guarantor to secure Junior Lien Obligations.

“Junior Lien Documents” means, collectively, any indenture, note, security document and each of the other agreements, documents and instruments providing for or evidencing any Junior Lien Obligations, and any other document or instrument executed or delivered at any time in connection with any Junior Lien Obligations, to the extent such are effective at the relevant time, in each case as each may be amended, restated, supplemented, modified, renewed, extended or refinanced in whole or in part from time to time, and any other credit agreement, indenture or other agreement, document or instrument evidencing, governing, relating to or securing any Junior Lien Indebtedness.

“Junior Lien Indebtedness” means any Indebtedness of the Issuer or any Guarantor that is secured by a Junior Lien; provided that, in the case of any Indebtedness referred to in this definition:

(1) such Indebtedness does not mature and does not have any mandatory or scheduled payments or sinking fund obligations prior to the maturity date of the Notes (except as a result of customary change of control or asset sale repurchase offer provisions; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer or such Guarantor has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer);

(2) on or before the date on which the first such Indebtedness is incurred by the Issuer or any Guarantor, the Issuer shall deliver to each Authorized Representative complete copies of each applicable Junior Lien Document (which shall provide that each secured party with respect to such Indebtedness shall be subject to and bound by the Junior Lien Intercreditor Agreement), along with an Officer’s Certificate certifying as to such Junior Lien Documents and identifying the obligations constituting Junior Lien Obligations;

(3) on or before the date on which any such Indebtedness is incurred by the Issuer or any Guarantor, such Indebtedness is designated by the Issuer, in an Officer’s Certificate delivered to the Junior Lien Representative and each Authorized Representative, as “Junior Lien Indebtedness” under this Indenture;

(4) a Junior Lien Representative is designated with respect to such Indebtedness and executes and delivers the Junior Lien Intercreditor Agreement (including, as applicable, a joinder thereto) on behalf of itself and all holders of such Indebtedness; and

(5) all other requirements set forth in the Junior Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Indebtedness to secure such Indebtedness or Obligations in respect thereof are satisfied.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement which subordinates the Lien on the Collateral of the holders of the Junior Lien Indebtedness to the Lien on the Collateral of each of the holders of First Lien Indebtedness and the terms of which are consistent with market terms (in the view of the Administrative Agent) governing security arrangements for the subordination and sharing of liens or arrangements relating to the distribution of payments, as applicable, at the time the intercreditor agreement is proposed to be established in light of the type of Indebtedness subject thereto.

“Junior Lien Obligations” means Junior Lien Indebtedness and all other Obligations in respect thereof.

“Junior Lien Representative” means in the case of any series of Junior Lien Indebtedness, the trustee, agent or representative of the holders of such series of Junior Lien Indebtedness who is appointed as a representative of the Junior Lien Indebtedness (for purposes related to the administration of security interests) pursuant to the applicable Junior Lien Document governing such series of Junior Lien Indebtedness, together with its successors and assigns in such capacity.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Material Real Property” means, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned in fee by the Issuer or any Guarantor having a Fair Market Value at the time in excess of $10.0 million.

“Moody’s” means Moody’s Investors Services, Inc. or any successor to its rating agency business.

“Mortgages” means the mortgages, debentures, hypothecs, deeds of trust, deeds to secure Indebtedness or other similar documents in legally sufficient form to secure Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, debentures, hypothecs, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and net proceeds from the sale or other disposition of any securities or other assets received as consideration, but only as and when received (including after release from any required escrow), but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of:

(1) all legal, accounting, investment banking, title and recording tax expenses, commissions and other fees and expenses Incurred, and all federal, state, provincial, foreign and local taxes required to be paid or reasonably expected to be paid or accrued as a liability under GAAP (after taking into account any tax credits or deductions that are available or reasonably expected to be available and any tax sharing agreements), as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to noncontrolling interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition;

(4) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition;

(5) payments of unassumed liabilities (not constituting Indebtedness) relating to the assets subject to such Asset Disposition at the time of, or within 30 days after, such Asset Disposition; and

(6) with respect to any Asset Disposition involving a disposition of assets of a Foreign Subsidiary and solely to the extent the proceeds have not been applied to reduce Indebtedness, make capital expenditures or investments in Additional Assets in accordance with Section 4.16, the Net Available Cash attributable to such assets of such Foreign Subsidiary to the extent that the repatriation of such Net Available Cash to the Company or any of its Domestic Restricted Subsidiaries (i) is prohibited, restricted or delayed by applicable laws, rules or regulations or (ii) could reasonably be expected to result in adverse tax consequences to the Company and its Restricted Subsidiaries; provided that the Company will use commercially reasonable efforts to overcome or eliminate any such restrictions and/or minimize any costs to comply with Section 4.16.

“Net Cash Proceeds” with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, listing fees, discounts or commissions and brokerage, consultant and other fees and charges actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result of such issuance or sale (after taking into account any available tax credits or deductions and any tax sharing arrangements).

“New US Dollar Notes” means the Company’s 9.375% Senior Secured Notes due 2025 issued on or about the Issue Date.

“New US Dollar Notes Indenture” means the indenture, dated on or about the Issue Date, pursuant to which the New US Dollar Notes are issued.

“Non-Guarantor Subsidiary” means any Restricted Subsidiary that is not a Guarantor.

“Non-Recourse Debt” means Indebtedness of a Person:

(1) as to which neither the Company nor any Restricted Subsidiary (a) provides any Guarantee or credit support of any kind (including any undertaking, Guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and

(2) the explicit terms of which provide there is no recourse against any of the assets of the Company or its Restricted Subsidiaries, except that Standard Securitization Undertakings and Standard Factoring Undertakings shall not be considered recourse.

“Note Guarantee” means, individually, any Guarantee of payment of the Notes and the Issuer’s other Obligations under this Indenture by a Guarantor pursuant to the terms of this Indenture and any supplemental indenture thereto, and, collectively, all such Guarantees.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture and Notes to be issued or authenticated upon transfer, replacement or exchange of Notes.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), other monetary obligations, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offer to Purchase” means an Asset Disposition Offer or a Change of Control Offer.

“Offering Memorandum” means the offering memorandum dated July 9, 2020 related to the offer and sale of the Notes.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or Assistant Treasurer or the Secretary of the Company or, if the Company is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Company. Officer of any Subsidiary Guarantor has a correlative meaning, and with respect to the Issuer, means a member of its management board (bestuur) authorized to represent the Issuer.

“Officer’s Certificate” means a certificate signed by an Officer of the Company, the Issuer or a Subsidiary Guarantor, as applicable, and delivered to the Trustee or the Notes Collateral Agent, as applicable.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee or the Notes Collateral Agent, as applicable. The counsel may be an employee of or counsel to the Company.

“Permitted Convertible Indebtedness” means unsecured Indebtedness of the Company or any Restricted Subsidiary that is convertible into Common Stock of the Company (or other reference property in accordance with the terms of such Indebtedness) (and cash in lieu of fractional shares) and/or cash (in an amount determined by reference to the price of such Common Stock or such other reference property); provided that such Permitted Convertible Indebtedness (i) does not mature earlier than the date that is 181 days after the Stated Maturity of the Notes, (ii) does not provide for any scheduled amortization payments, mandatory prepayment, mandatory redemption or mandatory repurchase (other than upon a change of control, fundamental change, customary asset sale or event of loss mandatory offers to purchase and customary acceleration rights after an event of default and, for the avoidance of doubt, rights to convert or exchange) prior to the maturity date of such Indebtedness, and (iii) contains covenants, events of default, guarantees and other terms (other than interest rates, rate floors, fees and optional prepayment or optional redemption terms), when taken as a whole, not more favorable to the lenders or investors providing such Permitted Convertible Indebtedness, as the case may be, than those set forth in this Indenture are with respect to Holders.

“Permitted Factoring Transaction” means any Factoring Transaction that may be entered into by the Company or any of its Restricted Subsidiaries on a non-recourse basis (except for Standard Factoring Undertakings), which is not entered into in connection with or as part of a Qualified Receivables Transaction and does not constitute Integrated Service Contract Debt.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company or a Restricted Subsidiary (other than a Receivables Entity);

(2) any Investment by the Company or any of its Restricted Subsidiaries in a Person if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(3) cash and Cash Equivalents;

(4) Investments in exchange for consideration consisting only of Capital Stock (other than Disqualified Stock) of the Company or Net Cash Proceeds of a substantially concurrent sale of Capital Stock of the Company; provided, however, that the issuance of such Capital Stock or such Net Cash Proceeds will be excluded from Section 4.08(a)(4)(C)(ii);

(5) receivables owing to the Company or any Restricted Subsidiary and extensions of trade credit in the ordinary course of business;

(6) payroll, commission, travel and similar advances to cover matters that are reasonably expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(7) loans or advances to employees, officers or directors of the Company or any Restricted Subsidiary (i) in the ordinary course of business or (ii) in an aggregate amount not to exceed $10.0 million to fund the purchase of Capital Stock of the Company by such persons;

(8) any Investment acquired by the Company or any of its Restricted Subsidiaries:

(a) as part of the settlement of litigation or arbitration;

(b) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(c) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(9) Investments received in settlement of amounts due to the Company or any Restricted Subsidiary effected in the ordinary course of business;

(10) Investments made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with Section 4.16 or any other disposition of assets not constituting an Asset Disposition;

(11) Investments in existence on the Issue Date or made pursuant to binding commitments existing on the Issue Date or an Investment consisting of any extension, modification or replacement of any such Investment or binding commitment existing on the Issue Date but, in each case, only to the extent not involving additional advances, contributions or other Investments or other increases thereof;

(12) Currency Agreements, Interest Rate Agreements, Commodity Agreements and related Hedging Obligations, which transactions or obligations are Incurred in compliance with Section 4.09;

(13) Guarantees issued in accordance with Section 4.09;

(14) Investments made in connection with the funding of contributions under any non-qualified retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expense recognized by the Company and its Restricted Subsidiaries in connection with such plans;

(15) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction (provided, however, that any Investment in any such Person is in the form of a Purchase Money Note), or any equity interest or interests in Receivables and related assets generated by the Company or a Restricted Subsidiary and transferred to any Person in connection with a Qualified Receivables Transaction or any such Person owning such Receivables;

(16) Investments consisting of the licensing, sublicensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(17) any Investment consisting of cash deposits (including escrowed deposits) pursuant to binding commitments of the Company or its Restricted Subsidiaries in effect with respect to (i) refinancings of Indebtedness otherwise permitted under this Indenture and (ii) Future Acquisitions permitted under this Indenture and not yet consummated;

(18) prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(19) to the extent constituting Investments, transactions made pursuant to the terms of the China Joint Venture in an aggregate amount at the time of each such Investment not to exceed $100.0 million;

(20) to the extent constituting Investments, transactions made pursuant to the terms of the Wincor Joint Venture in an aggregate amount at the time of each such Investment not to exceed $100.0 million; and

(21) Investments by the Company or any of its Restricted Subsidiaries, together with all other Investments pursuant to this clause (21), in an aggregate amount at the time of each such Investment not to exceed the greater of (i) $350.0 million and (ii) 14.0% of Total Tangible Assets outstanding at any one time (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value).

“Permitted Liens” means, with respect to any Person:

(1) Liens securing Indebtedness and other obligations permitted to be Incurred pursuant to Section 4.09(b)(1), including, in the case of Liens securing Indebtedness and other obligations permitted to be Incurred under Section 4.09(b)(1)(i), related Hedging Obligations and related banking services or cash management obligations and Liens on assets of Restricted Subsidiaries securing Guarantees of such Indebtedness and such other obligations;

(2) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws, social security or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3) Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, Incurred in the ordinary course of business;

(4) Liens for taxes, assessments or other governmental charges or levies that are not yet overdue for more than 45 days or that are being contested in good faith by appropriate proceedings, provided that appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances or similar obligations (including standby letters of credit and completion guarantees) issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

(6) encumbrances, ground leases, easements or reservations (including reservations in any original grant from any government of any water or mineral rights or interests therein) of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties that do not secure any monetary obligations and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(7) Liens securing Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) that do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(9) judgment Liens not giving rise to an Event of Default or that secure appeal or surety bonds related to such judgments;

(10) Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, mortgage financings, purchase money obligations or other payments Incurred to finance assets or property (other than Capital Stock or other Investments) acquired, constructed, improved or leased in the ordinary course of business; provided that:

(a) the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired, constructed or improved; and

(b) such Liens are created within 180 days of construction, acquisition or improvement of such assets or property and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off, revocation, refund, chargeback or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that:

(a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board; and

(b) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(12) rights of set-off, banker’s lien, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions (i) in relation to the establishment, maintenance or administration of deposit accounts, securities accounts or arrangements relating to a Cash Management Agreement or (ii) in relation to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any Restricted Subsidiary;

(13) Liens in favor of financial institutions against cash pooling arrangements or bank account deposits in foreign bank accounts at such financial institution granted in the ordinary course of business and consistent with standard business practices in such foreign jurisdiction; provided that any such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company or its Restricted Subsidiaries;

(14) Liens in favor of a commodity, brokerage or security intermediary who holds a commodity, brokerage or, as applicable, a security account on behalf of the Company or a Restricted Subsidiary provided such Lien encumbers only the related account and the property held therein and relates to the security for the activities associated with such account;

(15) Liens arising from Uniform Commercial Code (or similar law of any foreign jurisdiction) financing statement filings or similar public filings, registrations or agreements in foreign jurisdiction regarding leases and consignment or bailee arrangements in the ordinary course of business and Liens securing liabilities in respect of indemnification obligations thereunder as long as each such Lien only encumbers the assets that are the subject of the related lease (or contained in such leasehold) or consignment or bailee, and other precautionary statements, filings or agreements;

(16) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(17) Liens on property or shares of stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such other Person becoming a Restricted Subsidiary; provided, further, however, that any such Lien may not extend to any other property owned by the Company or any Restricted Subsidiary;

(18) Liens on property at the time the Company or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided, further, however, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(19) deposits in the ordinary course of business to secure liability to insurance carriers;

(20) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Indenture;

(21) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(22) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary (other than a Receivables Entity);

(23) [Reserved];

(24) Liens securing Refinancing Indebtedness Incurred to refinance, refund, replace, amend, extend or modify, as a whole or in part, Indebtedness that was previously so secured pursuant to clauses (10), (16), (17), (18) and (36) and this clause (24) of this definition; provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or is in respect of property that is the security for a Permitted Lien hereunder;

(25) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(26) Liens in favor of the Company or any Restricted Subsidiary;

(27) Liens in favor of customs and revenues authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(28) Liens on assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case Incurred in connection with a Qualified Receivables Transaction;

(29) Liens arising out of or related to the rights of buyers of accounts or lease receivable under any Permitted Factoring Transaction or Integrated Service Contract or otherwise in connection with the Incurrence of Integrated Service Contract Debt permitted under this Indenture;

(30) Liens on assets and property of Non-Guarantor Subsidiaries that secure Indebtedness and other obligations of Non-Guarantor Subsidiaries;

(31) Liens on the Capital Stock of an Unrestricted Subsidiary securing Indebtedness and other obligations of Unrestricted Subsidiaries;

(32) Liens on deposits and other amounts held in escrow to secure contractual payments (contingent or otherwise) payable by the Company or its Restricted Subsidiaries to a seller after the consummation of a Future Acquisition;

(33) Liens on cash or Cash Equivalents or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(34) Liens on the collateral in respect of the Senior Credit Facility securing obligations in respect of any Bi-Lateral LC/WC Agreement permitted to be Incurred under Section 4.09(b)(22);

(35) Liens securing Indebtedness in an aggregate principal amount outstanding at any one time not to exceed the greater of (a) $200.0 million and (b) 8.0% of Total Tangible Assets (with Total Tangible Assets being measured at the time of Incurrence of such Indebtedness and without giving effect to subsequent changes in value); and

(36) Liens securing Indebtedness; provided that at the time of Incurrence and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio (calculated assuming all commitments relating to any revolving credit facility have been fully drawn) of the Company would not exceed 2.5 to 1.0.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Preferred Stock,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital of any other class of such corporation.

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and related assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Subsidiary in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Purchased Entities” means Wincor Nixdorf and its Subsidiaries.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, any assets related thereto, all contracts and all Guarantees or other obligations in respect of such accounts receivable, the proceeds of such Receivables and other assets that are customarily transferred, or in respect of which security interests are customarily granted, in connection with an asset securitization involving Receivables.

“Rating Agency” means each of S&P and Moody’s, or, if S&P or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for S&P or Moody’s or both, as the case may be.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and related assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Receivables Fees” means any fees or interest paid to purchasers or lenders providing the financing in connection with a Qualified Receivables Transaction, Factoring Transaction, Integrated Service Contract or other similar agreement, including any such amounts paid by discounting the face amount of Receivables or participations therein transferred in connection with a Qualified Receivables Transaction, Factoring Transaction, Integrated Service Contract or other similar arrangement, regardless of whether any such transaction is structured as on-balance sheet or off-balance sheet or through a Restricted Subsidiary or an Unrestricted Subsidiary.

“Receivables Transaction Amount” means the amount of obligations outstanding under the legal documents entered into as part of such Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.

“Record Date” for the interest payable on any applicable Interest Payment Date means the January 1 or July 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refund, refinance, replace, exchange, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, “refinance,” “refinances,” “refinanced” and “refinancing” shall each have a correlative meaning) any Indebtedness existing on the Issue Date or Incurred in compliance with this Indenture (including additional Indebtedness Incurred to pay premiums (including tender premiums), defeasance costs, accrued interest and fees and expenses (including fees and expenses relating to the Incurrence of such Refinancing Indebtedness) in connection with any such refinancing) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that:

(1) (a) if the Stated Maturity of the Indebtedness being refinanced is earlier than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced or (b) if the Stated Maturity of the Indebtedness being refinanced is later than the Stated Maturity of the Notes, the Refinancing Indebtedness has a Stated Maturity later than the Stated Maturity of the Notes;

(2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

(3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced (plus, without duplication, any additional Indebtedness Incurred to pay premiums required by the instruments governing such existing Indebtedness or tender premiums, defeasance costs, accrued interest and fees and expenses in connection with any such refinancing);

(4) if the Indebtedness being refinanced is subordinated in right of payment to the Notes or the Note Guarantees, such Refinancing Indebtedness is subordinated in right of payment to the Notes or the Note Guarantees on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being refinanced;

(5) if the Indebtedness being refinanced is secured, the Liens securing such Refinancing Indebtedness have a Lien priority equal or junior to the Liens securing the Indebtedness being refinanced; and

(6) Refinancing Indebtedness shall not include Indebtedness of a Non-Guarantor Subsidiary that refinances Indebtedness of the Issuer or a Guarantor.

“Responsible Officer” shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person (other than the Company or any of its Restricted Subsidiaries) and the Company or a Restricted Subsidiary leases it from such Person (but excluding, for the avoidance of doubt, any sale and leaseback of inventory or equipment that is subleased or otherwise leased directly or indirectly to any customer of the Company or a Restricted Subsidiary).

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) Secured Indebtedness (other than (a) Indebtedness consisting of money borrowed by the Company or any Restricted Subsidiary against the cash value of life insurance policies owned by the Company or such Restricted Subsidiary, (b) Integrated Service Contract Debt up to an aggregate amount outstanding at any one time not to exceed $150.0 million, (c) Indebtedness described in clauses (15) and (19) of Section 4.09(b) and (d) the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction and the Factoring Transaction Amount outstanding relating to a Permitted Factoring Transaction) of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) to (2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on the balance sheet date. The Secured Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” (including for acquisitions).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facility” means the Credit Agreement, dated as of November 23, 2015, among the Company, the subsidiary borrowers party thereto, the guarantors parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders parties thereto from time to time, as amended and as the same may be further amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (including increasing the amount loaned thereunder).

“Senior Pari Passu Indebtedness” means (1) with respect to the Issuer, the Notes and any Indebtedness that ranks pari passu in right of payment to the Notes, and (2) with respect to any Guarantor, its Note Guarantee and any Indebtedness that ranks pari passu in right of payment to such Guarantor’s Note Guarantee.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Similar Business” means any business similar in nature to any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date or any business that is reasonably related, complementary, incidental or ancillary thereto or a reasonable extension, development or expansion of, the business conducted by the Company and its Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company.

“Standard Factoring Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in non-recourse Factoring Transactions.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary that are reasonably customary in Qualified Receivables Transactions.

“Stated Maturity” means, with respect to any security, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but not including any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Subordinated Obligation” means any Indebtedness of the Issuer (whether outstanding on the Issue Date or thereafter Incurred) that is subordinated or junior in right of payment to the Notes pursuant to its terms.

“Subsidiary” of any Person means (1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (2) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (1) and (2), at the time owned or controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that is a Guarantor.

“Total Net Indebtedness” means, as of any date of determination, the total Indebtedness (other than (a) Indebtedness consisting of money borrowed by the Company or any Restricted Subsidiary against the cash value of life insurance policies owned by the Company or such Restricted Subsidiary, (b) Integrated Service Contract Debt up to an aggregate amount outstanding at any one time not to exceed $100.0 million, (c) Indebtedness described in clauses (15) and (19) of Section 4.09(b) and (d) the Receivables Transaction Amount outstanding relating to a Qualified Receivables Transaction and the Factoring Transaction Amount outstanding relating to a Permitted Factoring Transaction) of the Company and its Restricted Subsidiaries after deducting all Unencumbered Cash of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company.

“Total Net Leverage Ratio” means, as of any date of determination, the ratio of (1) Total Net Indebtedness of the Company and its Restricted Subsidiaries as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available (the “balance sheet date”) to (2) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending on such balance sheet date. The Total Net Leverage Ratio shall be adjusted on a pro forma basis in a manner consistent with the definition of “Consolidated Coverage Ratio” (including for acquisitions).

“Total Tangible Assets” means, as of any date of determination, the total assets of the Company and its Restricted Subsidiaries after deducting all intangible assets of the Company and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company and calculated on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Consolidated Coverage Ratio.

“Transfer Restricted Notes” means Definitive Notes and any other Notes that bear or are required to bear the Restricted Notes Legend.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“Trustee” means U.S. Bank National Association, as trustee, until a successor, if any, replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unencumbered Cash” means, as of any date of determination, all cash and Cash Equivalents with maturities of less than one year owned by the Company or any Restricted Subsidiary not disclosed as restricted cash or restricted Cash Equivalents in the Company’s financial statements as of such date; provided that (i) any cash and Cash Equivalents subject to any cash pooling arrangement or cash management in respect of netting services and similar arrangements shall be considered Unencumbered Cash only to the extent, with respect to any such arrangements, that the total amount of cash and Cash Equivalent on deposit subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject thereto and (ii) cash or Cash Equivalents segregated or held in escrow for the sole purpose of refinancing Indebtedness permitted hereunder (and the payment of fees and expenses in connection therewith) while such refinancing is pending (provided such proceeds are so utilized within 11 months of incurrence thereof), in each case, shall not be disqualified from being considered Unencumbered Cash solely due to Liens or restrictions arising from such escrow arrangement or restricted usage.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in any applicable jurisdiction.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company; and

(2) any Subsidiary of an Unrestricted Subsidiary.

Actions taken by an Unrestricted Subsidiary will not be deemed to have been taken, directly or indirectly, by the Company or any Restricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“United States” means the United States of America.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Wholly Owned Subsidiary” means a Restricted Subsidiary, all of the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

“Wincor Joint Venture” means any single joint venture that may be entered into by one or more of the Purchased Entities.

“Wincor Nixdorf” means Wincor Nixdorf Aktiengesellschaft.

“Wincor Nixdorf Shares” means the Capital Stock of Wincor Nixdorf.

Section 1.02 Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.16(b)
“Additional Amounts”	4.19(a)
“Affiliate Transaction”	4.14(a)
“Agent Members”	2.1(c) of Appendix A
“Applicable Procedures”	1.1(a) of Appendix A
“Asset Disposition Offer”	4.16(c)

Term	Defined in Section
“Asset Disposition Offer Amount”	3.10(b)
“Asset Disposition Offer Period”	3.10(b)
“Asset Disposition Purchase Date”	3.10(b)
“Authentication Order”	2.02(c)
“Bondholder Call”	4.06(c)
“Carryover Amount”	4.08(b)
“Change of Control Offer”	4.15(a)
“Change of Control Payment”	4.15(a)
“Change of Control Payment Date”	4.15(a)
“Covenant Defeasance”	8.03(a)
“Definitive Notes Legend”	2.2(e) of Appendix A
“Designation”	4.13(a)
“Distribution Compliance Period”	1.1(a) of Appendix A
“ERISA Legend”	2.2(e) of Appendix A
“Event of Default”	6.01(a)
“Excess Proceeds”	4.16(c)
“Expiration Date”	1.05(j)
“Global Note”	2.1(b) of Appendix A
“Global Notes Legend”	2.2(e) of Appendix A
“Guaranteed Obligations”	10.01(a)
“IAI”	1.1(a) of Appendix A
“IAI Global Note”	2.1(b) of Appendix A
“Legal Defeasance”	8.02(a)
“Note Register”	2.03(a)
“Paying Agent”	2.03(a)
“PDF”	13.16
“Premises”	11.06
“Principal Paying Agent”	2.03(a)
“Principal Registrar”	2.03(a)
“QIB”	1.1(a) of Appendix A
“Registrar”	2.03(a)
“Regulation S”	1.1(a) of Appendix A
“Regulation S Global Note”	2.1(b) of Appendix A
“Regulation S Notes”	2.1(a) of Appendix A
“Reinstatement Date”	4.17(b)
“Restricted Notes Legend”	2.2(e) of Appendix A
“Restricted Payment”	4.08(a)
“Revocation”	4.13(b)
“Rule 144”	1.1(a) of Appendix A
“Rule 144A”	1.1(a) of Appendix A
“Rule 144A Global Note”	2.1(b) of Appendix A
“Rule 144A Notes”	2.1(a) of Appendix A
“Second Commitment”	4.16(b)
“Successor Company”	5.01(a)
“Successor Guarantor”	5.01(c)
“Successor Issuer”	5.01(e)
“Suspended Covenants”	4.17(a)
“Suspension Date”	4.17(a)
“Suspension Period”	4.17(b)

Term	Defined in Section
“Taxes”	4.19(b)
“Taxing Jurisdiction”	4.19(b)
“Transfer Agent”	2.03(a)
“U.S. person”	1.1(a) of Appendix A
“Unrestricted Global Note”	1.1(a) of Appendix A

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term defined in Section 1.01 or 1.02 has the meaning assigned to it therein;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and words in the plural include the singular;

(5) provisions apply to successive events and transactions;

(6) unless the context otherwise requires, any reference to an “Appendix,” “Article,” “Section,” “clause,” “Schedule” or “Exhibit” refers to an Appendix, Article, Section, clause, Schedule or Exhibit, as the case may be, of this Indenture;

(7) the words “herein,” “hereof” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(8) “including” means including without limitation;

(9) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(10) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements or instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Indenture; and

(11) in the event that a transaction meets the criteria of more than one category of permitted transactions or listed exceptions, the Issuer may classify such transaction as it, in its sole discretion, determines.

Section 1.04 [Reserved].

Section 1.05 Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer and the Guarantors. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee, the Issuer and the Guarantors, if made in the manner provided in this Section 1.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him or her the execution thereof or (2) in any other manner deemed reasonably sufficient by the Trustee. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee, the Issuer or the Guarantors in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, or to vote on or consent to any action authorized or permitted to be taken by Holders; provided that the Issuer may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in clause (f) below. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation or vote. If any record date is set pursuant to this clause (e), the Holders on such record date, and only such Holders, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action (including revocation of any action), whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes, or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Issuer, at its own expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder in the manner set forth in Section 13.02.

(f) The Trustee may set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.01, (2) any declaration of acceleration referred to in Section 6.02, (3) any direction referred to in Section 6.05 or (4) any request to pursue a remedy as permitted in Section 6.06. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer and to each Holder in the manner set forth in Section 13.02.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Common Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Common Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Common Depositary’s standing instructions and customary practices.

(i) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Common Depositary entitled under the procedures of such Common Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 1.05, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder of Notes in the manner set forth in Section 13.02, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 1.05, the party hereto which set such record date shall be deemed to have initially designated the 30th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating; Terms.

(a) Provisions relating to the Initial Notes, Additional Notes and any other Notes issued under this Indenture are set forth in Appendix A, which is hereby incorporated in and expressly made a part of this Indenture. The Notes and the Trustee’s certificate of authentication shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have notations, legends or endorsements required by law, rules or agreements with national securities exchanges to which the Issuer or any Guarantor is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Issuer). Each Note shall be dated the date of its authentication. The Notes shall be in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

(b) The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer, the Company, the Subsidiary Guarantors, the Trustee and the Notes Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Disposition Offer as provided in Section 4.16 or a Change of Control Offer as provided in Section 4.15, and otherwise as not prohibited by this Indenture. The Notes shall not be redeemable, other than as provided in Article 3.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms, including as to status, redemption or otherwise (other than issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue), as the Initial Notes; provided that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09; provided further that if any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such Additional Notes will be issued as a separate series under this Indenture and will have a separate Common Code number and ISIN from the Initial Notes. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture.

Section 2.02 Execution and Authentication.

(a) At least one Officer shall execute the Notes on behalf of the Issuer by manual, electronic or facsimile signature. If an Officer whose signature is on a Note no longer holds that office or is no longer authorized to represent the Issuer at the time a Note is authenticated, the Note shall nevertheless be valid.

(b) A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A attached hereto by the manual, electronic or facsimile signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

(c) On the Issue Date, the Trustee shall, upon receipt of a written order of the Issuer signed by an Officer (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time and from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes in an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

(d) The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders, the Issuer or an Affiliate of the Issuer.

(e) The Trustee shall authenticate and make available for delivery upon a written order of the Issuer signed by one Officer of the Issuer (1) Initial Notes for original issue on the Issue Date in an aggregate principal amount of €350,000,000, (2) subject to the terms of this Indenture, Additional Notes and (3) any other Unrestricted Global Notes issued in exchange for any of the foregoing in accordance with this Indenture. Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of Notes is to be authenticated and whether the Notes are to be Initial Notes, Additional Notes or other Unrestricted Global Notes.

Section 2.03 Registrar and Paying Agent.

(a) The Issuer shall maintain at least one office or agency outside of the United Kingdom where Notes may be presented for registration of transfer or for exchange (“Registrar”, one of which shall be designated as the “Principal Registrar”), at least one office or agency where Notes may be presented for payment (each, a “Paying Agent”), including in the City of London (the “Principal Paying Agent”), and shall appoint one or more transfer agents for the Notes (each, a “Transfer Agent”). The Principal Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents for the Notes. The term “Registrar” includes the Principal Registrar and any co-registrar, and the term “Paying Agent” includes the Principal Paying Agent and any additional paying agent. The Issuer may change any Paying Agent, Transfer Agent or Registrar for the Notes without prior notice to any Holder; provided that, anything herein notwithstanding, the Principal Registrar and each co-registrar, if any, must be outside of the United Kingdom. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as Paying Agent or Transfer Agent, as applicable, and, if applicable, shall appoint a Registrar reasonably acceptable to the Issuer, so long as such Registrar is outside the United Kingdom. The Issuer, the Company or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar. For so long as the Notes are listed on the Official List of the Exchange and the rules of the Exchange so require, the Issuer will file a notice of any change of Paying Agent, Registrar or Transfer Agent in accordance with the requirements of such rules.

(b) The Issuer initially appoints Elavon Financial Services DAC to act as Common Depositary, Paying Agent, Transfer Agent and Registrar for the Notes and Elavon Financial Services DAC accepts such appointment.

(c) In no event may the Issuer appoint a Paying Agent in any member state of the European Union where the Paying Agent would be obliged to withhold or deduct taxes in connection with any payment made by it in relation to the Notes unless the Paying Agent would be so obliged if it were located in all other member states.

(d) Neither the Trustee nor any Agent shall have responsibility or liability for actions taken or not taken by the Common Depositary.

Section 2.04 Paying Agent to Hold Money.

The Issuer shall, no later than 11:00 a.m. (London time) on each due date for the payment of principal, premium, if any, and interest on any of the Notes, deposit with a Paying Agent a sum sufficient to pay such amount, such sum to be held for the Holders entitled to the same, and (unless such Paying Agent is the Trustee) the Issuer shall promptly notify the Trustee of its action or failure so to act. Subject to actual receipt of such funds as provided by this Section 2.04 by the Paying Agent, the Paying

Agent shall make payments on the Notes to the Holders entitled thereto on such date and in accordance with the provisions of this Indenture and the Notes. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal, premium, if any, and interest on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and to account for any funds disbursed by the Paying Agent. Upon payment over to the Trustee, and upon accounting for any funds disbursed, a Paying Agent shall have no further liability for the money. If the Issuer, the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Registrar shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders, together with the principal amount of Notes held by each such Holder and the aggregate principal amount of Notes outstanding. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06 Transfer and Exchange.

(a) The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with Appendix A.

(b) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(c) No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07), but the Holders shall be required to pay any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.15, 4.16 and 9.05).

(d) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(e) Neither the Issuer nor the Registrar shall be required (1) to issue, to register the transfer of or to exchange any Note during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 and ending at the close of business on the day of selection, (2) to register the transfer of or to exchange any Note so selected for redemption, or tendered for repurchase (and not withdrawn) in connection with a Change of Control Offer or an Asset Disposition Offer, in whole or in part, except the unredeemed or unpurchased portion of any Note being redeemed or repurchased in part or (3) to register the transfer of or to exchange any Note between a Record Date and the next succeeding Interest Payment Date.

(f) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and (subject to the Record Date provisions of the Notes) interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(g) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(h) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes or Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Appendix A so long as the requirements of this Indenture are satisfied.

(i) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by mail or by facsimile or electronic transmission.

Section 2.07 Replacement Notes.

(a) If a mutilated Note is surrendered to the Trustee or any Registrar or Transfer Agent or if a Holder claims that its Note has been lost, destroyed or wrongfully taken and the Trustee receives evidence to its satisfaction of the ownership and loss, destruction or theft of such Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s reasonable requirements are otherwise met. If required by the Trustee, any Registrar or Transfer Agent or the Issuer, an indemnity bond must be provided by the Holder that is sufficient in the judgment of the Trustee, any such Registrar or Transfer Agent and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge the Holder for the expenses of the Issuer and the Trustee (including reasonable respective fees and expenses of counsel) in replacing a Note. Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder. Notwithstanding the foregoing provisions of this Section 2.07(a), in case any mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Issuer in its discretion may, instead of issuing a new Note, pay such Note. Upon the issuance of any replacement Note under this Section 2.07, the Issuer may require the amount of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the reasonable fees and expenses of counsel and the Trustee) in connection therewith.

(b) The provisions of this Section 2.07 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

Section 2.08 Outstanding Notes.

(a) The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those paid pursuant to Section 2.07, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, those described in this Section 2.08 as not outstanding and those that are subject to Legal Defeasance or Covenant Defeasance as provided in Article 8. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note; provided that Notes held by the Issuer, the Company or a Subsidiary of the Company will not be deemed to be outstanding for purposes of Section 3.07(b).

(b) If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser, as such term is defined in Section 8-303 of the Uniform Commercial Code in effect in the State of New York.

(c) If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue from and after the date of such payment.

(d) If a Paying Agent (other than the Issuer, the Company, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date, any redemption date or any date of purchase pursuant to an Offer to Purchase, money sufficient to pay Notes payable or to be redeemed or purchased on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the requisite principal amount of Notes have concurred in any direction, waiver or consent, Notes beneficially owned by the Issuer, or by any Affiliate of the Issuer, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in actually relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

Section 2.10 Temporary Notes.

Until definitive Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes. Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11 Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent and any Transfer Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent or any Transfer Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes in accordance with its customary procedures (subject to the record retention requirement of the Exchange Act, if applicable). Evidence of the disposal of all cancelled Notes shall, upon the written request of the Issuer, be delivered to the Issuer. The Issuer may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

(a) If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing (which notice may be electronic) of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements reasonably satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Trustee shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Trustee shall promptly notify the Issuer of such special record date. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send, mail or deliver by electronic transmission in accordance with the Applicable Procedures, or cause to be sent, mailed or delivered by electronic transmission in accordance with the Applicable Procedures to each Holder a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine the defaulted interest, or with respect to the nature, extent or calculation of the amount of defaulted interest owed, or with respect to the method employed in such calculation of the defaulted interest.

(b) Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue interest, which were carried by such other Note.

Section 2.13 Common Code and ISIN Numbers.

The Issuer in issuing the Notes may use Common Codes or ISIN numbers (if then generally in use) and, if so, the Trustee and the Agents shall use Common Codes or ISIN numbers in notices of redemption or exchange or in Offers to Purchase as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange or in Offers to Purchase and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange or Offer to Purchase shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee and the Agents in writing (which notice may be electronic) of any change in the Common Codes or ISIN numbers.

Section 2.14 Currency.

Euro is the sole currency of account and payment for all sums payable by the Issuer under or in connection with the Notes, including damages. Any amount received or recovered in a currency other than euro, whether as a result of, or the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or otherwise by any Holder or by the Trustee, in respect of any sum expressed to be due to it from the Issuer will only constitute a discharge to the Issuer to the extent of the euro amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so).

If that euro amount is less than the euro amount expressed to be due to the recipient or the Trustee under any Note, the Issuer will indemnify them against any loss sustained by such recipient as a result. In any event, the Issuer will indemnify the recipient against the cost of making any such purchase. For the purposes of this Section 2.14, it will be prima facie evidence of the matter stated therein for the Holder of a Note or the Trustee to certify in a manner reasonably satisfactory to the Issuer (indicating the sources of information used and including a certification, receipt or account statement from the financial institution or foreign exchange agent effecting such currency exchange indicating the financial terms of such currency exchange) the loss it Incurred in making any such purchase. To the fullest extent permitted by applicable law, these indemnities constitute a separate and independent obligation from the Issuer’s other obligations, will give rise to a separate and independent cause of action, will apply irrespective of any waiver granted by any Holder of a Note or the Trustee (other than a waiver of the indemnities set out herein) and will continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or to the Trustee.

Section 2.15 Agents.

(a) The rights, powers, duties and obligations and actions of each Agent under this Indenture are several and not joint. The Agents shall only be obliged to perform the duties set out in this Indenture and shall have no implied duties.

(b) The Agents shall act solely as agents of the Issuer and shall not be agents of the Holders.

(c) Anything in this Indenture to the contrary notwithstanding, so long as the Notes are in the form of Global Notes, any obligation the Trustee or the Agents may have to publish a notice to Holders on behalf of the Issuer shall be met upon delivery of the notice to the relevant clearing system.

(d) Upon the written request of any Agent, the Issuer shall provide to such Agent a certified list of the Issuer’s authorized signatories.

ARTICLE 3

REDEMPTION

Section 3.01 Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07 or 3.09, it shall furnish to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to Section 3.03 (unless a shorter notice shall be agreed to by the Trustee) but not more than 60 days before a redemption date, an Officer’s Certificate (which may be withdrawn prior to the date such notice of redemption is given) setting forth (1) the paragraph or subparagraph of such Note or Section of this Indenture pursuant to which the redemption shall occur, (2) the redemption date, (3) the principal amount of the Notes to be redeemed and (4) the redemption price, if then ascertainable.

Notwithstanding the notice requirements in Section 3.03, if the redemption price is not known at the time such notice is to be given, the actual redemption price, calculated as described in the terms of the Notes to be redeemed, shall be set forth in an Officer’s Certificate of the Issuer delivered to the Trustee no later than two Business Days prior to the redemption date.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed pursuant to Section 3.07 or purchased in an Offer to Purchase at any time, the Trustee shall select the Notes to be redeemed or purchased in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, as certified to the Registrar by the Issuer, and in compliance with the requirements of Euroclear or Clearstream, or if the Notes are not so listed or such exchange prescribes no method of selection and the Notes are not held through Euroclear or Clearstream, or Euroclear or Clearstream prescribe no method of selection, on a pro rata basis or by use of a pool factor; provided, however, that no Note or beneficial interest in the Notes of €100,000 in aggregate principal amount or less shall be redeemed or purchased in part and Notes and beneficial interests therein shall be redeemed only in integral multiples of €1,000. The Trustee shall not be liable for any selections made by it in accordance with this Section 3.02

(b) The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of €100,000 and integral multiples of €1,000 in excess thereof; provided that no Notes of €100,000 in principal amount or less shall be redeemed or purchased in part. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

(c) After the redemption date or purchase date, upon surrender of a Note to be redeemed or purchased in part only, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note, representing the same Indebtedness to the extent not redeemed or not purchased, shall be issued in the name of the Holder upon cancellation of the original Note (or appropriate book entries shall be made to reflect such partial redemption).

Section 3.03 Notice of Redemption.

(a) Subject to Section 3.10, the Issuer shall send or deliver by electronic transmission in accordance with the Applicable Procedures, or cause to be sent (or delivered by electronic transmission in accordance with the Applicable Procedures or as otherwise required or permitted by Euroclear or Clearstream) notices of redemption of Notes not less than 15 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed pursuant to this Article at such Holder’s registered address or otherwise in accordance with the Applicable Procedures, except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with Article 8 or Article 12. Except as set forth in Section 3.07(f), notices of redemption may not be conditional. Notices to the Trustee may be given by email in PDF format.

(b) The notice shall identify the Notes to be redeemed (including Common Code and ISIN number, if applicable) and shall state:

(1) the redemption date;

(2) the redemption price, including the portion thereof representing any accrued and unpaid interest; provided that in connection with a redemption under Section 3.07(a), the notice need not set forth the redemption price but only the manner of calculation thereof;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of that Note that is to be redeemed;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph or subparagraph of the Notes or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the Common Code or ISIN number, if any, listed in such notice or printed on the Notes; and

(9) if applicable, any condition to such redemption.

(c) At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided that the Issuer shall have delivered to the Trustee, at least five Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.03(b).

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price (except as provided for in Section 3.07(f)). The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05, on and after the redemption date, interest ceases to accrue on Notes or portions of Notes called for redemption.

Section 3.05 Deposit of Redemption or Purchase Price.

(a) No later than 11:00 a.m. (London time) on the redemption or purchase date (or such later time as such date to which the Trustee may reasonably agree), the Issuer shall deposit with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Holder of record on such Record Date. The Paying Agent shall promptly distribute to each Holder whose Notes are to be redeemed or repurchased the applicable redemption or purchase price thereof and accrued and unpaid interest thereon. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

(b) If the Issuer complies with the provisions of Section 3.05(a), on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase whether or not such Notes are presented for payment, and the Holders of such

Notes shall have no further rights with respect to such Notes except the right to receive such payment of the redemption price and accrued and unpaid interest, if any, on such Notes upon surrender of such Notes. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the redemption or purchase date in respect of such Note will be paid on such redemption or purchase date to the Person in whose name such Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders whose Notes shall be subject to redemption by the Issuer. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with Section 3.05(a), interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and, to the extent lawful, on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender and cancellation of a Note that is redeemed or purchased in part, the Issuer shall issue and, upon receipt of an Authentication Order, the Trustee shall promptly authenticate and mail to the Holder (or cause to be transferred by book entry) at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same Indebtedness to the extent not redeemed or purchased; provided that each new Note shall be in a principal amount of €100,000 and integral multiples of €1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

Section 3.07 Optional Redemption.

(a) At any time prior to July 15, 2022, the Issuer may, on any one or more occasions, redeem the Notes, in whole or in part, upon notice pursuant to Section 3.03 at a redemption price equal to 100% of the aggregate principal amount thereof, plus the Applicable Premium, plus accrued and unpaid interest, if any, to, but excluding, the redemption date. Promptly after the determination thereof, the Issuer shall give the Trustee notice of the redemption price provided for in this Section 3.07(a), and the Trustee shall not be responsible for such calculation.

(b) Prior to July 15, 2022, the Issuer may, on any one or more occasions, redeem up to 40% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, upon notice pursuant to Section 3.03, at a redemption price equal to 109.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date; provided that (1) at least 65% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of Additional Notes) remains outstanding after each such redemption; and (2) such redemption occurs within 90 days after the closing of such Equity Offering.

(c) Except pursuant to clause (a) or (b) of this Section 3.07, the Notes shall not be redeemable at the Issuer’s option prior to July 15, 2022.

(d) On and after July 15, 2022, the Issuer may, on any one or more occasions, redeem the Notes, in whole or in part, upon notice pursuant to Section 3.03 at the redemption prices (expressed as a percentage of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest on the Notes, if any, to, but excluding, the applicable date of redemption, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Percentage
2022	104.500%
2023	102.250%
2024 and thereafter	100.000%

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(f) Any redemption notice in connection with this Section 3.07 may, at the Issuer’s discretion, be subject to one or more conditions precedent, including completion of an Equity Offering or other corporate transaction. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed.

(g) The Issuer may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of this Indenture.

Section 3.08 Mandatory Redemption.

The Issuer will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Tax Redemption.

(a) The Notes will be redeemable at any time, at the option of the Issuer, in whole but not in part, upon not less than 15 nor more than 60 days’ prior notice mailed or otherwise sent to each Holder in accordance with the Applicable Procedures, at a redemption price equal to 100% of the outstanding principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, only if:

(1) the Issuer or any Guarantor would be obligated to pay any Additional Amounts as a result of any change in, or amendment to, the laws or regulations of any Taxing Jurisdiction or any change in, or a pronouncement by competent authorities of any Taxing Jurisdiction with respect to, the official application or official interpretation of such laws or regulations, which change, amendment or pronouncement occurs after the Issue Date (or, in the case of any Taxes imposed by the jurisdiction of a Paying Agent, after the date of appointment of such Paying Agent) or, in the case that the Issuer or any Guarantor, as applicable, merges with or into, or sells, conveys, transfers or leases all or substantially all of its assets to, another Person and any Taxes are imposed or levied by or on behalf of the Taxing Jurisdiction (other than the original Taxing Jurisdiction of the Issuer or any Guarantor, as applicable) in which such successor entity is incorporated or resident for tax purposes, after the date of such merger, sale, conveyance, transfer or lease (provided, for the avoidance of doubt, that for these purposes the entry into effect of the Dutch Withholding Tax Act (Wet bronbelasting 2021) is not considered to be a change in, or amendment to, the laws or regulations of a Taxing Jurisdiction, or any change in, or a pronouncement by competent authorities of any Taxing Jurisdiction with respect to, the official application or official interpretation of such laws or regulations); and

(2) the Issuer or any Guarantor, in its reasonable judgment, determines that such obligation cannot be avoided by the Issuer or any Guarantor taking reasonable measures available to it, and that in the case of an obligation of a Guarantor to pay any Additional Amounts, the relevant payment could not have been made by the Issuer or another Guarantor without the obligation to pay such Additional Amounts; provided that, for this purpose, reasonable measures will not include any change in the Issuer’s or any Guarantor’s jurisdiction of organization or location of principal executive office, or the incurrence of material out-of-pocket expenses by the Issuer or any Guarantor. For the avoidance of doubt, reasonable measures will include a change in the jurisdiction of a Paying Agent, provided, however, that such change shall not require the Issuer or any Guarantor to incur material additional costs or legal or regulatory burdens.

(b) No notice of redemption shall be given earlier than 60 days prior to the earliest date on which the Issuer or any Guarantor would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

(c) Prior to the publication or mailing of any notice of redemption of the Notes, the Issuer must deliver to the Trustee an Officer’s Certificate confirming that it is entitled to exercise such right of redemption. The Issuer will also deliver an opinion of legal counsel of recognized standing stating that the Issuer or any Guarantor would be obligated to pay such Additional Amounts due to the changes in tax laws or regulations or changes in, or pronouncements with respect to, the official application or official interpretation of such laws or regulations. The Trustee shall accept this certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent set forth in Section 3.09(a) above, in which event it will be conclusive and binding on the Holders.

Section 3.10 Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.16, the Issuer is required to commence an Asset Disposition Offer, the Issuer will follow the procedures specified below.

(b) The Asset Disposition Offer will remain open for a period of 20 Business Days following its commencement, except to the extent that a longer period is required by applicable law (the “Asset Disposition Offer Period”). No later than five Business Days after the termination of the Asset Disposition Offer Period (the “Asset Disposition Purchase Date”), the Issuer will apply all Excess Proceeds to the purchase of the aggregate principal amount of Notes and, if applicable, other First Lien Indebtedness and Senior Pari Passu Indebtedness (on a pro rata basis, if applicable) required to be offered for purchase pursuant to Section 4.16 (the “Asset Disposition Offer Amount”) or, if less than the Asset Disposition Offer Amount of Notes has been so validly tendered, all Notes and First Lien Indebtedness and Senior Pari Passu Indebtedness validly tendered in response to the Asset Disposition Offer. Payment for any Notes so purchased will be made in the same manner as interest payments on the Notes are made.

(c) If the Asset Disposition Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest to, but excluding, the Asset Disposition Purchase Date shall be paid on the Asset Disposition Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date. Unless the Issuer defaults in the payment of the purchase price for Notes accepted by the Issuer for purchase pursuant to this Section 3.10, interest will cease to accrue on the Notes or portions thereof purchased on the Asset Disposition Purchase Date.

(d) Upon the commencement of an Asset Disposition Offer, the Issuer shall send a notice to each of the Holders or otherwise deliver such notice in accordance with the Applicable Procedures, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Disposition Offer. The Asset Disposition Offer shall be made to all Holders and, if required, all holders of Senior Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Disposition Offer, shall state:

(1) that an Asset Disposition Offer is being made pursuant to this Section 3.10 and Section 4.16 and the expiration time of the Asset Disposition Offer Period;

(2) the Asset Disposition Offer Amount, the purchase price, including the portion thereof representing any accrued and unpaid interest, and the Asset Disposition Purchase Date;

(3) that Notes must be tendered in integral multiples of €1,000, and any Note not properly tendered will remain outstanding and will continue to accrue interest;

(4) that, unless the Issuer defaults in making the payment, any Note accepted for payment pursuant to the Asset Disposition Offer will cease to accrue interest on and after the Asset Disposition Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to any Asset Disposition Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to such Note completed, the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Asset Disposition Purchase Date;

(6) that Holders shall be entitled to withdraw their election if the Issuer, the Common Depositary or the Paying Agent, as the case may be, receives at the address specified in the notice, not later than the expiration of the Asset Disposition Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Note purchased;

(7) that, if the aggregate principal amount of Notes and Pari Passu Indebtedness surrendered by the holders thereof exceeds the Asset Disposition Offer Amount, then the Notes and such Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate accreted value or principal amount, as applicable, of the Notes or such Pari Passu Indebtedness tendered and the selection of the Notes for purchase shall be made by the Trustee by such method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no Note having a principal amount of €100,000 shall be purchased in part;

(8) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) (the unpurchased portion of the Notes must be equal to €100,000 and integral multiples of €1,000 in excess thereof);

(9) the other procedures, as determined by the Issuer, consistent with this Section 3.10 that a Holder must follow; and

(10) the Common Code and ISIN numbers of the Notes.

(e) On or before the Asset Disposition Purchase Date, the Issuer will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary or as otherwise provided in Section 4.16(c), the Asset Disposition Offer Amount of Notes and First Lien Indebtedness (and Senior Pari Passu Indebtedness, as applicable) or portions thereof validly tendered and not properly withdrawn pursuant to the Asset Disposition Offer, or, if less than the Asset Disposition Offer Amount has been validly tendered and not properly withdrawn, all Notes and First Lien Indebtedness (and Senior Pari Passu Indebtedness, as applicable) so tendered, in the case of the Notes in integral multiples of €1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than €100,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is €100,000. The Issuer will deliver, or cause to be delivered, to the Trustee the Notes so accepted and to the Trustee and the Paying Agent an Officer’s Certificate stating the aggregate principal amount of Notes so accepted and that such Notes were accepted for payment by the Issuer in accordance with the terms of this Section 3.10. In addition, the Issuer will deliver all certificates and instruments required, if any, by the agreements governing the First Lien Indebtedness and Senior Pari Passu Indebtedness, as applicable.

(f) The Paying Agent or the Issuer, as the case may be, will promptly, but in no event later than five Business Days after termination of the Asset Disposition Offer Period, mail (or otherwise send in accordance with the Applicable Procedures) to each tendering Holder or holder or lender of First Lien Indebtedness or Senior Pari Passu Indebtedness, as the case may be, an amount equal to the purchase price of the Notes or First Lien Indebtedness or Senior Pari Passu Indebtedness so validly tendered and not validly withdrawn by such holder or lender, as the case may be, and accepted by the Issuer for purchase, and the Issuer will promptly issue a new Note, and the Trustee, upon delivery of an Authentication Order from the Issuer, will authenticate and mail (or otherwise send in accordance with the Applicable Procedures) (or cause to be transferred by book entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate shall be required for the Trustee to authenticate and mail or send such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof. In addition, the Issuer will take any and all other actions required by the agreements governing the First Lien Indebtedness (and Senior Pari Passu Indebtedness, as applicable). Any Note not so accepted will be promptly mailed or sent by the Issuer to the Holder thereof.

(g) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Asset Disposition Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of any conflict.

Other than as specifically provided in this Section 3.10 or Section 4.16, any purchase pursuant to this Section 3.10 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

(a) The Issuer will pay, or cause to be paid, the principal, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, the Company or a Subsidiary of the Company, holds as of 11:00 a.m. (London) time, on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay the principal, premium, if any, and interest then due.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee, Registrar, any Transfer Agent or any co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer and the Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate additional offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments and governmental levies except (a) such as are being contested in good faith and by appropriate negotiations or proceedings or (b) where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.04 Stay, Extension and Usury Laws.

The Company, the Issuer and each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company, the Issuer and each Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenant that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.05 Corporate Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (a) its corporate existence and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary and (b) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership, limited liability company or other existence of any of its Restricted Subsidiaries, if the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole; provided further that this Section 4.05 does not prohibit any transaction otherwise permitted by Section 4.16 (or that does not constitute an Asset Disposition).

Section 4.06 Reports and Other Information.

(a) Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to the rules and regulations promulgated by the SEC, the Company will file with the SEC within the time periods specified in the SEC’s rules and regulations that are then applicable to the Company (or if the Company is not then subject to the reporting requirements of the Exchange Act, then the time periods for filing applicable to a filer that is not an “accelerated filer” as defined in such rules and regulations) (in either case, including any extension as would be permitted by Rule 12b-25 under the Exchange Act):

(1) all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and a report on the annual financial statements by the Company’s independent registered public accounting firm;

(2) all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section; and

(3) all current reports that would be required to be filed with the SEC on Form 8-K, or any successor or comparable form, if the Company were required to file such reports,

in each case in a manner that complies in all material respects with the requirements specified in such form provided, however, that the Trustee shall have no responsibility whatsoever to determine if such filing has occurred.

(b) Notwithstanding Section 4.06(a), (i) the Company will not be obligated to file such reports with the SEC if the SEC does not permit such filing, so long as the Company provides such information to the Trustee and the Holders and makes available such information to prospective purchasers of the Notes, in each case at the Company’s expense and by the applicable date the Company would be required to file such information pursuant to Section 4.06(a) and (ii) the Company will not be obligated to provide to the Trustee or the Holders or make available to prospective purchasers of the Notes any materials for which it has sought and received confidential treatment by the SEC. In addition, to the extent not satisfied by the foregoing, for so long as any Notes are outstanding, the Company will furnish to Holders and to securities analysts and prospective purchasers of the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The requirements set forth in Sections 4.06(a) and 4.06(b) may be satisfied by delivering such information to the Trustee and posting copies of such information on a website (which may be nonpublic and may be maintained by the Company or a third party) to which access will be given to Holders and prospective purchasers of the Notes; provided that the Trustee shall have no responsibility to determine if such posting has occurred. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(c) In addition, no later than five Business Days after the date the annual and quarterly financial information for the prior fiscal period have been filed or furnished pursuant to Section 4.06(a)(1) or (2), the Company shall also hold live quarterly conference calls with the opportunity to ask questions of management for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions (any such call, a “Bondholder Call”); provided that, so long as the Company holds quarterly conference calls for investors of its Common Stock, it shall not be required to hold separate or additional Bondholder Calls. If the Company holds any Bondholder Call, no fewer than five calendar days prior to the date such Bondholder Call is to be held, the Company shall issue a press release to the appropriate U.S. wire services announcing such Bondholder Call for the benefit of the Trustee, the Holders, beneficial owners of the Notes, prospective purchasers of the Notes, securities analysts and market making financial institutions, which press release shall contain the time and the date of such Bondholder Call and direct the recipients thereof to contact an individual at the Company (for whom contact information shall be provided in such notice) to obtain information on how to access such Bondholder Call.

(d) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Unrestricted Subsidiaries, either individually or collectively, would otherwise have been a Significant Subsidiary, then the annual and quarterly financial information required by this Section 4.06 shall include a reasonably detailed presentation, as determined in good faith by the Company, either on the face of the financial statements or in the footnotes to the financial statements and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

(e) The Company shall also make available copies of all reports required by this Section 4.06 at the offices of the Paying Agent in London or, to the extent and in the manner permitted by the rules of the Exchange, post such reports on the official website of the Exchange.

Section 4.07 Compliance Certificate.

(a) The Issuer, the Company and each Subsidiary Guarantor will deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Company and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Company, the Issuer and each Subsidiary Guarantor have kept, observed, performed and fulfilled their obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, the Company, the Issuer and each Subsidiary Guarantor have kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and is not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Company, the Issuer and each Subsidiary Guarantor are taking or propose to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Company or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer will promptly (which shall be within ten Business Days following the date on which the Issuer becomes aware of such Default, receives notice of such Default or becomes aware of such action, as applicable) send to the Trustee an Officer’s Certificate specifying such event, its status and what action the Issuer is taking or proposes to take with respect thereof.

Section 4.08 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1) declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its or any of its Restricted Subsidiaries’ Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) other than:

(A) dividends or distributions payable solely in Capital Stock of the Company (other than Disqualified Stock); and

(B) dividends or distributions by a Restricted Subsidiary, so long as, in the case of any dividend or distribution payable on or in respect of any Capital Stock issued by a Restricted Subsidiary that is not a Wholly Owned Subsidiary, the Company or the Restricted Subsidiary holding such Capital Stock receives at least its pro rata share of such dividend or distribution;

(2) purchase, redeem, retire or otherwise acquire for value, including in connection with any merger or consolidation, any Capital Stock of the Company or any direct or indirect parent of the Company held by Persons other than the Company or a Restricted Subsidiary;

(3) make any principal payment on, or purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled repayment, scheduled sinking fund payment or scheduled maturity, any Subordinated Obligations or Guarantor Subordinated Obligations, other than:

(A) Indebtedness of the Issuer owing to and held by any Guarantor or Indebtedness of a Guarantor owing to and held by the Issuer or any other Guarantor permitted under clause (5) of Section 4.09(b); or

(B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations or Guarantor Subordinated Obligations of any Guarantor purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase, redemption, defeasance or other acquisition or retirement; or

(4) make any Restricted Investment

(all such payments and other actions referred to in clauses (1) through (4) of this Section 4.08(a) (other than any exception thereto) shall be referred to as a “Restricted Payment”), unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default shall have occurred and be continuing (or would result therefrom);

(B) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under Section 4.09(a); and

(C) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to the Issue Date (excluding Restricted Payments made pursuant to clauses (1), (2), (3), (7), (8), (9), (10), (12), (14), (15), (16), (17), (18) (to the extent that the Permitted Convertible Indebtedness constitutes Senior Pari Passu Indebtedness) and (19) of Section 4.08(b)) would not exceed the sum of (without duplication):

(i) 50% of Consolidated Net Income for the period (treated as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which financial statements are available (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issue or sale of its Capital Stock or other capital contributions subsequent to the Issue Date, other than:

(x) Net Cash Proceeds received from an issuance or sale of such Capital Stock to a Subsidiary of the Company or to an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination; and

(y) Net Cash Proceeds received by the Company from the issue and sale of its Capital Stock or capital contributions to the extent applied to redeem Notes in compliance with Section 3.07(b); plus

(iii) the amount by which Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than debt held by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

(iv) the amount equal to the net reduction in Restricted Investments made by the Company or any of its Restricted Subsidiaries in any Person resulting from:

(x) repurchases or redemptions of such Restricted Investments by such Person, proceeds realized upon the sale of such Restricted Investment to an unaffiliated purchaser, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such Person to the Company or any Restricted Subsidiary (other than for reimbursement of tax payments); or

(y) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries or the merger or consolidation of an Unrestricted Subsidiary with and into the Company or any of its Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount in each case under this clause (iv) was previously included in the calculation of the amount of Restricted Payments; provided, however, that no amount will be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

(b) The provisions of Section 4.08(a) will not prohibit:

(1) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Capital Stock or Disqualified Stock of the Company or Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Company or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination); provided, however, that the Net Cash Proceeds from such sale of Capital Stock will be excluded from clause (4)(C)(ii) of Section 4.08(a);

(2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Issuer or Guarantor Subordinated Obligations of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Issuer or any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Guarantor Subordinated Obligations of any Guarantor made by exchange for or out of the proceeds of the substantially concurrent sale of Guarantor Subordinated Obligations of a Guarantor, so long as such refinancing Subordinated Obligations or Guarantor Subordinated Obligations are permitted to be Incurred pursuant to Section 4.09 and constitute Refinancing Indebtedness;

(3) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Disqualified Stock of the Company or a Restricted Subsidiary made by exchange for or out of the proceeds of the substantially concurrent sale of Disqualified Stock of the Company or such Restricted Subsidiary, as the case may be, so long as such refinancing Disqualified Stock is permitted to be Incurred pursuant to Section 4.09 and constitutes Refinancing Indebtedness;

(4) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Obligation or Guarantor Subordinated Obligation (A) at a purchase price not greater than 101% of the principal amount of such Subordinated Obligation or Guarantor Subordinated Obligation, as applicable, in the event of a Change of Control in accordance with provisions similar to Section 4.15 or (B) at a purchase price not greater than 100% of the principal amount thereof in accordance with provisions similar to Section 4.16; provided that, prior to or simultaneously with such purchase, repurchase, redemption, defeasance or other acquisition or retirement, the Issuer has made the Change of Control Offer or Asset Disposition Offer, as applicable, as provided in such covenant with respect to the Notes and has completed the repurchase or redemption of all Notes validly tendered for payment in connection with such Change of Control Offer or Asset Disposition Offer;

(5) any purchase or redemption of Subordinated Obligations or Guarantor Subordinated Obligations from Net Available Cash to the extent permitted under Section 4.16;

(6) dividends paid within 60 days after the date of declaration if at such date of declaration such dividend would have complied with this Section 4.08;

(7) the purchase, redemption or other acquisition (including by cancellation of indebtedness), cancellation or retirement for value of Capital Stock or equity appreciation rights of the Company held by any future, present or former directors, officers, employees, management or consultants or advisors of the Company or any Subsidiary of the Company or their assigns, estates, heirs, family members or former family members or any other permitted transferee, in each case in connection with the repurchase provisions under stock option or stock purchase agreements or other agreements to compensate such persons approved by the Board of Directors of the Company; provided that such redemptions or repurchases pursuant to this clause will not exceed $10.0 million in the aggregate during any fiscal year, with any unused amounts in any fiscal year being carried over to the two succeeding fiscal years (the “Carryover Amount” and, for purposes of calculating the Carryover Amount for any fiscal year, the unused amounts from any prior fiscal years shall be deemed to have been utilized first by making any Restricted Payment pursuant to this clause (7) in such fiscal year), although such amount in any fiscal year may be increased by an amount not to exceed:

(A) the Net Cash Proceeds from the sale of Capital Stock (other than Disqualified Stock) of the Company to future, existing or former employees, directors, consultants or members of management of the Company or any of its Subsidiaries that occurs after the Issue Date; plus

(B) the cash proceeds of key man life insurance policies received by the Company or its Restricted Subsidiaries after the Issue Date; less

(C) the amount of any Restricted Payments made since the Issue Date with the Net Cash Proceeds described in clauses (A) and (B) of this clause (7);

provided, further, that the cancellation of Indebtedness owing to the Company from employees, directors, officers or consultants or members of management of the Company or any of its Subsidiaries (including their permitted transferees) in connection with any repurchase of Capital Stock will not be deemed to constitute a Restricted Payment under this Indenture;

(8) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company issued in accordance with the terms of this Indenture to the extent such dividends are included in the definition of “Consolidated Interest Expense”;

(9) repurchases of Capital Stock deemed to occur (A) upon the exercise, conversion or exchange of stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities if such Capital Stock represents all or portion of the exercise price thereof or (B) as a result of Capital Stock being utilized to satisfy tax withholding obligations upon (a) the exercise of stock options or (b) the vesting of other equity awards that constitute Capital Stock;

(10) any payment of cash in respect of fractional shares of the Company’s Capital Stock upon the exercise, conversion or exchange of any stock options, warrants, other rights to purchase Capital Stock or other convertible or exchangeable securities of the Company;

(11) the declaration and payment of cash dividends on the Company’s Common Stock so long as the payment of any such dividend does not exceed 12.5 cents per share in any fiscal quarter (as adjusted so that the aggregate amount payable pursuant to this clause (11) is not increased or decreased solely as a result of any stock split, stock dividend or similar transaction);

(12) any payments required to be made to former holders of Wincor Nixdorf Shares in connection with any appraisal proceeding (Spruchverfahren);

(13) any Restricted Payment so long as, after giving pro forma effect thereto, the Total Net Leverage Ratio of the Company would not exceed 2.75 to 1.00;

(14) the distribution, by dividend or otherwise, of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are cash and/or Cash Equivalents);

(15) Restricted Payments made pursuant to the Diebold, Incorporated 2014 Non-Qualified Stock Purchase Plan (or any successor thereto) in an aggregate amount (net of employee contributions) not to exceed $3.0 million in any fiscal year;

(16) the repurchase or redemption of the Company’s Capital Stock or rights to purchase such Capital Stock issued in connection with any future shareholder rights plan of the Company;

(17) Restricted Payments required to be made pursuant to the terms of the Domination Agreement;

(18) any Restricted Payments and/or payments or deliveries of Common Stock of the Company (or other reference property in accordance with the applicable terms thereof) (and cash in lieu of fractional shares) and/or cash required by the terms of, and otherwise perform its obligations under, any Permitted Convertible Indebtedness (including, without limitation, making payments of interest and principal thereon, making payments due upon required repurchase thereof and/or making payments and deliveries due upon conversion thereof (provided that, in the case of Subordinated Obligations or Guarantor Subordinated Obligations, such payment complies with clause (3)(B) of the first paragraph of this covenant or clause (4) or (5) of this paragraph of this covenant), but excluding any payments in cash in excess of the principal amount of such Permitted Convertible Indebtedness with respect to which such Restricted Payment and/or payment or delivery is being made, other than cash in lieu of fractional shares);

(19) Restricted Payments in connection with the China JV Restructuring; and

(20) other Restricted Payments in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (20) (as reduced by the amount of capital returned from any such Restricted Payments that constituted Restricted Investments in the form of cash and Cash Equivalents (exclusive of items reflected in Consolidated Net Income)) not to exceed the greater of (a) $100.0 million and (b) 4.0% of Total Tangible Assets (with the Fair Market Value of each Restricted Payment being measured at the time made and without giving effect to subsequent changes in value);

provided, however, that at the time of and after giving effect to, any Restricted Payment permitted under clauses (5), (8), (11), (13) and (20), no Default shall have occurred and be continuing or would occur as a consequence thereof.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of such Restricted Payment (without giving effect to subsequent changes in value) of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment. The amount of any Restricted Payment paid in cash shall be its face amount.

(d) To the extent any cash or any other property is paid or distributed by the Company or any of its Restricted Subsidiaries upon the conversion or exchange of any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company or upon any other acquisition or retirement of any Indebtedness of the Company or any of its Restricted Subsidiaries for an amount based on the value of such Capital Stock, (1) any amount of such cash or property that exceeds the principal amount of the Indebtedness that is converted, exchanged, acquired or retired and any accrued interest paid thereon (and only such excess amount) shall be deemed to be a Restricted Payment described in clause (2) of Section 4.08(a) and (2) the amount of such cash or property up to an amount equal to the principal amount of the Indebtedness that is converted, exchanged, acquired or retired shall be deemed to be a Restricted Payment described in clause (3) of Section 4.08(a) if such Indebtedness is a Subordinated Obligation or Guarantor Subordinated Obligation. If the Company or any of its Restricted Subsidiaries repurchases any Indebtedness of the Company or its Restricted Subsidiaries convertible or exchangeable for Capital Stock of the Company in the open market at a price in excess of the principal amount of such Indebtedness and any accrued and unpaid interest thereon, such excess amount shall be deemed to be a Restricted Payment described in clause (2) of Section 4.08(a).

Section 4.09 Limitation on Indebtedness.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Issuer and any Guarantor may Incur Indebtedness if on the date thereof and after giving effect thereto on a pro forma basis:

(1) the Consolidated Coverage Ratio for the Company and its Restricted Subsidiaries is at least 2.00 to 1.00; and

(2) no Default or Event of Default will have occurred or be continuing or would occur as a consequence of Incurring the Indebtedness or entering into the transactions relating to such Incurrence.

(b) The provisions of Section 4.09(a) will not prohibit the Incurrence of the following Indebtedness:

(1) (A) Indebtedness of the Company or any Restricted Subsidiary Incurred under a Debt Facility and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with undrawn trade letters of credit and reimbursement obligations relating to trade letters of credit satisfied within 30 days being excluded, and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), (B) Indebtedness of the Issuer represented by the Notes and Indebtedness of any Guarantor represented by a Note Guarantee and (C) Indebtedness of the Company represented by the New US Dollar Notes and Indebtedness of the Issuer or any Subsidiary Guarantor represented by the note guarantees thereof; provided that the aggregate amount outstanding at any one time of any Indebtedness Incurred pursuant to this clause (1) and then outstanding shall not exceed (i) $2,475.0 million plus (ii) an additional amount such that, at the time of Incurrence and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio (calculated assuming all commitments relating to any revolving credit facility have been fully drawn) of the Company does not exceed 3.0 to 1.0;

(2) [Reserved];

(3) Indebtedness of the Company and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1), (2), (4), (5), (6), (8), (10), (11), (15), (16), (19), (20) and (22) of this Section 4.09(b));

(4) Guarantees by (A) the Issuer or Guarantors of Indebtedness permitted to be Incurred by the Issuer or a Guarantor in accordance with the provisions of this Indenture; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Notes or the Note Guarantee, as the case may be, and (B) Non-Guarantor Subsidiaries of Indebtedness Incurred by Non-Guarantor Subsidiaries in accordance with the provisions of this Indenture;

(5) Indebtedness of the Company or the Issuer owing to and held by any Restricted Subsidiary (other than a Receivables Entity) or Indebtedness of a Restricted Subsidiary owing to and held by the Company, the Issuer or any other Restricted Subsidiary (other than a Receivables Entity); provided, however,

(A) if the Issuer is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

(B) if a Guarantor is the obligor on Indebtedness owing to a Non-Guarantor Subsidiary, such Indebtedness is expressly subordinated in right of payment to the Note Guarantee of such Guarantor; and

(C) (i) any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity); and

(ii) any sale or other transfer of any such Indebtedness to a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity),

shall be deemed, in each case under this clause (5)(C) of this Section 4.09(b), to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

(6) Preferred Stock of a Restricted Subsidiary held by the Company or any other Restricted Subsidiary (other than a Receivables Entity); provided, however, (A) any subsequent issuance or transfer of Capital Stock or any other event which results in such Preferred Stock being beneficially held by a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity); and (B) any sale or other transfer of any such Preferred Stock to a Person other than the Company or a Restricted Subsidiary of the Company (other than a Receivables Entity) shall be deemed in each case under this clause (6) to constitute an Incurrence of such Preferred Stock by such Subsidiary;

(7) Indebtedness of Persons Incurred and outstanding on the date on which such Person became a Restricted Subsidiary or was acquired by, or merged into, the Company or any Restricted Subsidiary (other than Indebtedness Incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by the Company or (y) otherwise in connection with, or in contemplation of, such acquisition); provided, however, that at the time such Person is acquired, either

(A) the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to Section 4.09(a) on a pro forma basis after giving effect to the Incurrence of such Indebtedness pursuant to this clause (7) of this Section 4.09(b); or

(B) on a pro forma basis, the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries is equal to or higher than such ratio immediately prior to such acquisition or merger;

(8) Indebtedness under Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes);

(9) Indebtedness (including Capitalized Lease Obligations) of the Company or a Restricted Subsidiary Incurred to finance the purchase, lease, construction or improvement of any property, plant or equipment used or to be used in the business of the Company or such Restricted Subsidiary through the direct purchase of such property, plant or equipment, and any Indebtedness of the Company or a Restricted Subsidiary which serves to refund or refinance any Indebtedness Incurred pursuant to this clause (9) in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (9) and then outstanding, will not exceed the greater of (A) $50.0 million and (B) 2.0% of Total Tangible Assets;

(10) Indebtedness Incurred by the Company or its Restricted Subsidiaries in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, performance, bid, surety and similar bonds and completion Guarantees (not for borrowed money) provided in the ordinary course of business;

(11) Indebtedness (other than Indebtedness for borrowed money) arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earn-out, adjustment of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets of the Company or any business, assets or Capital Stock of a Restricted Subsidiary;

(12) Indebtedness of Foreign Subsidiaries of the Company not to exceed the greater of (a) $150.0 million and (b) 6.0% of Total Tangible Assets at any one time outstanding;

(13) the Incurrence by the Company or any Restricted Subsidiary of Refinancing Indebtedness that serves to refund or refinance any Indebtedness Incurred as permitted under Section 4.09(a) and clauses (2), (3) and (7) and this clause (13) of this Section 4.09(b);

(14) Indebtedness Incurred under working capital facilities, letter of credit facilities, bank guarantee facilities or similar facilities in an aggregate amount outstanding at any one time not to exceed $50.0 million;

(15) Indebtedness consisting of avals by any of the Company or its Restricted Subsidiaries for the benefit of, and with respect to obligations that are not classified as Indebtedness of, any of the Company or its Restricted Subsidiaries which are entered into in the ordinary course of business and consistent with standard business practices;

(16) Indebtedness arising from (a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (b) the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business;

(17) Indebtedness Incurred in (a) Qualified Receivables Transactions and (b) Permitted Factoring Transactions in an aggregate amount outstanding at any one time not to exceed $200.0 million;

(18) Integrated Service Contract Debt in an aggregate amount outstanding at any one time not to exceed $100.0 million;

(19) Indebtedness Incurred in the ordinary course of business in connection with cash pooling arrangements and cash management arrangements in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts, but only to the extent, with respect to any such arrangements, that the total amount of deposits subject to such arrangements equals or exceeds the total amount of overdrafts or similar obligations subject to such arrangements;

(20) Indebtedness consisting of the financing of insurance premiums;

(21) Permitted Convertible Indebtedness in an aggregate principal amount outstanding at any one time not to exceed $200.0 million;

(22) Indebtedness Incurred under Bi-lateral LC/WC Agreements in an aggregate principal amount outstanding at any one time not to exceed $300.0 million (with the aggregate principal amount outstanding at any one time in respect of Bi-lateral LC/WC Agreements constituting revolving credit facilities not to exceed $50.0 million (in each case, such amounts will be calculated exclusive of any bank guarantee or the like issued in connection with a squeeze-out of any minority shareholders of Wincor Nixdorf (i) in accordance with Sec. 327b(3) of the German Stock Corporation Act (Aktiengesetz), (ii) in accordance with Sec. 62 of the German Transformation Act (Umwandlungsgesetz) in conjunction with 327b(3) of the German Stock Corporation Act (Aktiengesetz), (iii) in relation to a squeeze-out pursuant to 39a and 39b of the German Takeover Code (Wertpapiererwerbs- und Übernahmegesetz) or (iv) a delisting offer pursuant to Sec. 39(2) of the German Stock Exchange Act (Börsengesetz) or similar corporate restructurings)); and

(23) in addition to the items referred to in clauses (1) through (22) above, Indebtedness of the Company and its Restricted Subsidiaries in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this clause (23) and then outstanding, will not exceed the greater of (a) $200.0 million and (b) 8.0% of Total Tangible Assets at any time outstanding (with Total Tangible Assets being measured at the time of Incurrence of such Indebtedness and without giving effect to subsequent changes in value).

(c) The Issuer will not Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Subordinated Obligations of the Issuer unless such Indebtedness will be subordinated to the Notes to at least the same extent as such Subordinated Obligations. No Guarantor will Incur any Indebtedness under Section 4.09(b) if the proceeds thereof are used, directly or indirectly, to refinance any Guarantor Subordinated Obligations of such Guarantor unless such Indebtedness will be subordinated to the obligations of such Guarantor under its Note Guarantee to at least the same extent as such Guarantor Subordinated Obligations. No Restricted Subsidiary (other than a Guarantor) may Incur any Indebtedness if the proceeds are used to refinance Indebtedness of the Issuer or a Guarantor.

(d) For purposes of determining compliance with this Section 4.09:

(1) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in Section 4.09(b), the Company, in its sole discretion, will classify such item of Indebtedness on the date of Incurrence and may later reclassify such item of Indebtedness in any manner that complies with Section 4.09(b) and will be entitled to divide the amount and type of such Indebtedness among more than one of the clauses of Section 4.09(b); provided that all Indebtedness outstanding on the Issue Date under the Senior Credit Facility, and all Indebtedness (or the portion thereof) Incurred under clause (1) of Section 4.09(b), shall be deemed Incurred under clause (1) of Section 4.09(b) and not Section 4.09(a) or clause (3) of Section 4.09(b) and may not later be reclassified;

(2) if obligations in respect of letters of credit are Incurred pursuant to a Debt Facility and relate to other Indebtedness, then such letters of credit shall be treated as Incurred pursuant to such Debt Facility and such other Indebtedness shall not be included; and

(3) except as provided in clause (2) of this Section 4.09(d), Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included.

(e) Accrual of interest, accrual of dividends, the accretion of accreted value, the amortization of debt discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.09.

(f) In addition, the Company will not permit any of its Unrestricted Subsidiaries to Incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Debt. If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date under this Section 4.09, the Company shall be in Default of this Section 4.09).

(g) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

(h) For purposes of this Indenture, no Indebtedness will be deemed to be contractually subordinated or junior in right of payment to any other Indebtedness solely by virtue of (1) being unsecured or (2) its having a junior priority with respect to the same collateral.

Section 4.10 Limitation on Liens.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), or income or profits therefrom, or assign or convey any right to receive income therefrom, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness.

(b) In addition, if the Issuer or any Guarantor, directly or indirectly, creates, Incurs, assumes or suffers to exist any Lien securing First Lien Indebtedness or Junior Lien Indebtedness, the Issuer or the Guarantor, as the case may be, must concurrently grant a Lien (subject to Permitted Liens) upon such property as security for the Notes and the Note Guarantees, with the Lien upon such property being of the same priority as the other Liens on the Collateral securing the Notes.

(c) Notwithstanding anything to the contrary in the foregoing, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur, assume or suffer to exist any Lien upon any Collateral, whether owned on the Issue Date or acquired after that date, which Lien is securing any Indebtedness (other than up to $250.0 million of Indebtedness permitted to be Incurred pursuant to Section 4.09(b)(1)) Incurred to refinance the 2024 Unsecured Notes unless, at the time of Incurrence and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, the Secured Leverage Ratio (calculated assuming all commitments relating to any revolving credit facility have been fully drawn) of the Company does not exceed 3.0 to 1.0.

Section 4.11 Future Guarantors.

(a) The Company will cause (i) each Restricted Subsidiary (other than the Issuer or an Excluded Subsidiary) that is not a Guarantor that, on the Issue Date or any time thereafter, becomes a borrower or Guarantees the Obligations under the Senior Credit Facility and (ii) each Restricted Subsidiary (other than the Issuer, an Excluded Subsidiary or an Immaterial Subsidiary) that is not a Guarantor that, on the Issue Date or any time thereafter, Guarantees any other Indebtedness for borrowed money of the Issuer or any Guarantor to promptly execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture to this Indenture, the form of which is attached hereto as Exhibit C, pursuant to which such Restricted Subsidiary will irrevocably and unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest in respect of the Notes on a senior secured basis and all other Obligations under this Indenture.

(b) Each Restricted Subsidiary that becomes a Subsidiary Guarantor on or after the Issue Date will also become a party to the applicable Collateral Documents and the Intercreditor Agreement and will as promptly as practicable execute and deliver such joinder documents, security instruments, financing statements, Mortgages, title insurance policies and certificates and opinions of counsel (to the extent, and substantially in the form, delivered on the Issue Date or, in the case of Mortgages, on the date first delivered (but no greater scope) as may be necessary to vest in the Notes Collateral Agent a first-priority security interest (subject to Permitted Liens), in each case, in the manner and to the extent set forth in the Collateral Documents and this Indenture and, subject to the terms of the Intercreditor Agreement, in the properties and assets of such new Subsidiary Guarantor constituting Collateral as security for the Notes or the Note Guarantees, and thereupon all provisions of this Indenture and the Intercreditor Agreement relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

(c) At each time of distribution of annual or quarterly financial information pursuant to clauses (1) or (2) of Section 4.06(a), the Company shall calculate the total assets and total revenues of all Immaterial Subsidiaries of the Company. In the event that the total assets or total revenues of all Immaterial Subsidiaries of the Company that Guarantee any Indebtedness of the Issuer or any Guarantor for borrowed money (other than Obligations under the Senior Credit Facility) would exceed 10.0% of the total assets or total revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries, in each case determined in accordance with GAAP and as shown on the Company’s consolidated balance sheet as of the end of the most recent fiscal quarter for which internal financial statements prepared on a consolidated basis in accordance with GAAP are available and its consolidated statement of operations for the period of the most recent four consecutive fiscal quarters ending on such balance sheet date, the Company shall, within 30 days of the date of distribution of such financial information, cause one or more Immaterial Subsidiaries of the Company that Guarantee any Indebtedness of the Issuer or any Guarantor for borrowed money (other than Obligations under the Senior Credit Facility) to provide Note Guarantees as and to the extent required to cause the total assets and total revenues of all Immaterial Subsidiaries of the Company not to exceed 10.0% of the total assets or total revenues (after intercompany eliminations) of the Company and its Restricted Subsidiaries.

(d) The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor (including, without limitation, any Guarantees under the Senior Credit Facility) and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under its Note Guarantee or pursuant to its contribution Obligations under this Indenture, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law.

(e) Each Note Guarantee of a Subsidiary Guarantor shall be released in accordance with the provisions of Section 10.06.

Section 4.12 Limitation on Restrictions on Distribution From Restricted Subsidiaries.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness or other obligations owed to the Company or any Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) make any loans or advances to the Company or any Restricted Subsidiary (it being understood that the subordination of loans or advances made to the Company or any Restricted Subsidiary to other Indebtedness Incurred by the Company or any Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3) sell, lease or transfer any of its property or assets to the Company or any Restricted Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 4.12(a)).

(b) The preceding provisions will not prohibit encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions pursuant to the Senior Credit Facility and related documentation and other agreements or instruments in effect at or entered into on the Issue Date;

(2) this Indenture, the Notes, the Note Guarantees, the New US Dollar Notes Indenture, the New US Dollar Notes and the note guarantees thereof, the Collateral Documents, the collateral documents related to the New US Dollar Notes and the Intercreditor Agreement;

(3) any agreement or other instrument of a Person acquired by the Company or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired (including after-acquired property);

(4) any amendment, restatement, modification, renewal, supplement, refunding, replacement or refinancing of an agreement referred to in clauses (1), (2) or (3) of this Section 4.12(b) or this clause (4) of this Section 4.12(b); provided, however, that such amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are, in the good faith determination of the Company, taken as a whole, no more restrictive with respect to encumbrances and restrictions of the nature described in clauses, (1), (2) and (3) of Section 4.12(a) contained in the agreements referred to in clauses (1), (2) or (3) of this Section 4.12(b) on the Issue Date, the date such Restricted Subsidiary became a Restricted Subsidiary or was merged into a Restricted Subsidiary, whichever is applicable;

(5) in the case of clause (3) of Section 4.12(a), Liens permitted to be Incurred under Section 4.10 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(6) purchase money obligations for property acquired in the ordinary course of business and Capitalized Lease Obligations permitted under this Indenture, in each case, that impose encumbrances or restrictions of the nature described in clause (3) of Section 4.12(a) on the property so acquired;

(7) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Company pursuant to an agreement that has been entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Subsidiary;

(8) restrictions on cash or other deposits or net worth imposed by customers, suppliers, lessors or landlords or required by insurance, surety or bonding companies under contracts entered into in the ordinary course of business;

(9) any customary provisions in leases, subleases or licenses and other agreements entered into by the Company or any Restricted Subsidiary in the ordinary course of business and consistent with past practices;

(10) restrictions on cash or other deposits to secure the performance of bids, trade contracts, tenders, government contracts, leases, statutory obligations, surety, stay, custom, performance and appeal bonds or other obligations of a like nature (including standby letters of credit or completion guarantees), in each case in the ordinary course of business;

(11) encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(12) any Purchase Money Note or other Indebtedness or contractual requirements Incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Company or the relevant Restricted Subsidiary, as applicable, are necessary or appropriate to effect such Qualified Receivables Transaction;

(13) any customary provisions in partnership agreements, limited liability company agreements, joint venture agreements, other similar agreements and related governance documents entered into in the ordinary course of business;

(14) to the extent required by the minority shareholders thereof, any restriction with respect to a Foreign Subsidiary of which less than 90% of the Voting Stock is owned by the Company or any of its Subsidiaries; and

(15) other Indebtedness Incurred or Preferred Stock issued by a Restricted Subsidiary permitted to be Incurred pursuant to the provisions of Section 4.09 that, in the good faith determination of the Company, are not more restrictive with respect to encumbrances and restrictions of the nature described in clauses (1), (2) and (3) of Section 4.12(a), taken as a whole, than those applicable to the Issuer under this Indenture or the Senior Credit Facility on the Issue Date (which results in encumbrances or restrictions at a Restricted Subsidiary level comparable to those applicable to the Issuer).

Section 4.13 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Company may designate after the Issue Date any Subsidiary (including any newly acquired or newly formed Subsidiary) as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(1) no Default or Event of Default has occurred and is continuing after giving effect to such Designation;

(2) the Subsidiary to be so designated and its Subsidiaries do not at the time of Designation own any Capital Stock or Indebtedness of, or own or hold any Lien with respect to the Company or any Restricted Subsidiary of the Company;

(3) all the Indebtedness of such Subsidiary and its Subsidiaries shall, at the date of designation, and will at all times thereafter, consist of Non-Recourse Debt;

(4) such Subsidiary is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

(a) to subscribe for additional Capital Stock of such Subsidiary; or

(b) to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results; and

(5) either (a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (b) if such Subsidiary has consolidated assets greater than $1,000, then such Designation would be permitted under Section 4.08 or the definition of “Permitted Investment.”

(b) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if, immediately after giving effect to such Revocation:

(1) (a) The Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a); or (b) the Consolidated Coverage Ratio of the Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such Revocation, in each case on a pro forma basis taking into account such Revocation;

(2) all Liens of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture; and

(3) no Default or Event of Default has occurred and is continuing after giving effect to such Revocation.

(c) Any such Designation or Revocation shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such Designation or Revocation, as the case may be, and an Officer’s Certificate certifying that such Designation or Revocation complied with the foregoing conditions.

(d) A Revocation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary. If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture, and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

Section 4.14 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or asset or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) involving an aggregate consideration in excess of $5.0 million, unless:

(1) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person that is not an Affiliate;

(2) in the event such Affiliate Transaction involves an aggregate consideration in excess of $30.0 million, the terms of such transaction have been approved by a majority of the members of the Board of Directors of the Company and by a majority of the members of such Board of Directors having no personal stake in such transaction, if any (and such majority or majorities, as the case may be, determines that such Affiliate Transaction satisfies the criteria in clause (1) of this Section 4.14(a)); and

(3) in the event such Affiliate Transaction involves an aggregate consideration in excess of $50.0 million, the Company has received a written opinion from an Independent Financial Advisor stating that such Affiliate Transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

(b) Section 4.14(a) will not apply to:

(1) any transaction between the Company and a Restricted Subsidiary (other than a Receivables Entity) or between Restricted Subsidiaries (other than a Receivables Entity or Receivables Entities) and any Guarantees issued by the Company or a Restricted Subsidiary for the benefit of the Company or a Restricted Subsidiary, as the case may be, in accordance with Section 4.09;

(2) Restricted Payments permitted to be made pursuant to Section 4.08 or Permitted Investments;

(3) issuances or sales of Capital Stock (other than Disqualified Stock) of the Company in connection with any contribution to the capital of the Company;

(4) the pledge of Capital Stock of any Unrestricted Subsidiary;

(5) any issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or as the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Company, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans and/or indemnity provided on behalf of officers and employees approved by the Board of Directors of the Company;

(6) the payment of reasonable and customary fees and reimbursed expenses paid to, and indemnity provided on behalf of, directors of the Company or any Restricted Subsidiary;

(7) loans or advances to employees, officers, directors or consultants of the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practices;

(8) any transaction with a Person (other than an Unrestricted Subsidiary) that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns Capital Stock in or otherwise controls such Person;

(9) any agreement as in effect as of the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors of the Company, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(10) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into the Company or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition or merger, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors of the Company when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(11) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of the business of the Company and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that in the reasonable determination of the Company, such transactions are on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

(12) any grant, issuance or sale of Capital Stock (other than Disqualified Stock) to Affiliates of the Company and the granting of registration and other customary rights in connection therewith;

(13) sales or other transfers or dispositions of accounts receivable and other related assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction; and

(14) transactions in which the Company or any Restricted Subsidiary delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable than those that could have been obtained by the Company or such Restricted Subsidiary in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate.

Section 4.15 Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, the Issuer will make an offer to purchase all of the Notes (the “Change of Control Offer”) at a purchase price in cash equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (the “Change of Control Payment”), subject to the right of Holders of record on a Record Date to receive any interest due on the Change of Control Payment Date. Within 30 days following any Change of Control, unless the Issuer has exercised its right to redeem all of the Notes pursuant to Section 3.07, the Issuer will mail a notice of such Change of Control Offer to each Holder or otherwise send such notice in accordance with the Applicable Procedures, with a copy to the Trustee, stating:

(1) that a Change of Control Offer is being made pursuant to this Section 4.15, the expiration time for such Change of Control Offer (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed or otherwise sent in accordance with the Applicable Procedures) and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for purchase by the Issuer at a purchase price in cash equal to 101% of the principal amount of such Notes plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on the applicable Record Date to receive interest due on the Change of Control Payment Date);

(2) the purchase date (which shall be no later than five Business Days after the date such Change of Control Offer expires) (the “Change of Control Payment Date”);

(3) if such notice is delivered prior to the occurrence of a Change of Control, that the Change of Control Offer is conditioned upon the occurrence of such Change of Control and setting forth a brief description of the definitive agreement for the Change of Control;

(4) that Notes must be tendered in integral multiples of €1,000, and any Note not properly tendered will remain outstanding and continue to accrue interest;

(5) that, unless the Issuer defaults in the payment of the Change of Control Payment, any Note accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on and after the Change of Control Payment Date;

(6) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” attached to such Notes completed, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7) that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the Paying Agent receives at the address specified in the notice, not later than the of such Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes tendered for purchase and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(8) that, if a Holder is tendering less than all of its Notes, such Holder will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) (the unpurchased portion of the Notes must be equal to €100,000 and integral multiples of €1,000 in excess thereof); and

(9) the other procedures, as determined by the Issuer, consistent with this Section 4.15 that a Holder must follow in order to have its Notes repurchased.

The notice, if mailed or otherwise delivered in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (A) the notice is mailed or otherwise delivered in a manner herein provided and (B) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

(b) On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (in integral multiples of €1,000) validly tendered and not validly withdrawn pursuant to the Change of Control Offer provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than €100,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is €100,000;

(2) deposit with the Paying Agent (or, if the Company or any Restricted Subsidiary is acting as Paying Agent, segregate and hold in trust) an amount sufficient to make the Change of Control Payment in respect of all Notes or portions of Notes so validly tendered and not validly withdrawn; and

(3) deliver or cause to be delivered to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

(c) The Paying Agent will promptly mail (or otherwise send in accordance with the Applicable Procedures) to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or otherwise send in accordance with the Applicable Procedures) (or cause to be transferred by book-entry) to each Holder a new Note (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate will be required for the Trustee to authenticate and mail or send such new Note) equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of €100,000 and integral multiples of €1,000 in excess thereof.

(d) If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest to, but excluding, the Change of Control Payment Date will be paid on the Change of Control Payment Date to the Person in whose name a Note is registered at the close of business on such record date. Unless the Issuer defaults in the payment of the Change of Control Payment, interest will cease to accrue on the Notes or portions thereof purchased on the Change of Control Payment Date.

(e) The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer or (2) the Issuer has exercised its right to redeem all of the Notes in accordance with Section 3.07. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for the Change of Control at the time such Change of Control Offer is made.

(f) The Issuer will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Indenture by virtue of the conflict.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not validly withdraw such Notes in a Change of Control Offer and the Issuer, or any third party making a Change of Control Offer in lieu of the Issuer pursuant to Section 4.15(e), purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 30 days’ nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of redemption.

(h) If and for so long as the Notes are listed on the Official List of the Exchange and the rules of the Exchange so require, the Issuer will file a notice relating to the Change of Control offer as soon as reasonably practicable after the Change of Control Payment Date in accordance with the requirements of such rules. Such notice shall state the aggregate principal amount of Notes repurchased by the Issuer (or, if applicable, a third party) pursuant to the applicable Change of Control Offer and the aggregate principal amount of Notes outstanding after giving effect to such repurchase.

(i) Other than as specifically provided in this Section 4.15, any purchase pursuant to this Section 4.15 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06.

Section 4.16 Asset Dispositions.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at least equal to the Fair Market Value (such Fair Market Value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares and assets subject to such Asset Disposition;

(2) at least 75% of the consideration from such Asset Disposition received by the Company or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and

(3) to the extent that any consideration received by the Company or any Restricted Subsidiary in such Asset Disposition constitutes securities or other assets that are of a type or class that constitutes Collateral, such securities or other assets are added to the Collateral securing the Notes and the Note Guarantees, as applicable, in the manner and to the extent required by this Indenture or any of the Collateral Documents with the Lien on such Collateral securing the Notes and the Note Guarantees, as applicable, being of the same priority with respect to the Notes and the Note Guarantees, as applicable, as the Lien on the assets disposed of in the Asset Disposition.

For the purposes of clause (2) of this Section 4.16(a) and for no other purpose, the following will be deemed to be cash:

(1) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been shown on the Company’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such balance sheet, as determined in good faith by the Company) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or the Note Guarantees) that are assumed by the transferee of any such assets and from which the Company and all Restricted Subsidiaries have been validly released or which have been discharged by operation of law or otherwise;

(2) any securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Disposition; and

(3) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed the greater of (i) $75.0 million and (ii) 3.0% of Total Tangible Assets at the time of the receipt of such Designated Noncash Consideration (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received without giving effect to subsequent changes in value).

(b) Within 365 days from the later of the date of such Asset Disposition and the receipt of such Net Available Cash, an amount equal to 100% of the Net Available Cash from such Asset Disposition may be applied by the Company or such Restricted Subsidiary, as the case may be, as follows:

(1) to permanently reduce (and, if the Indebtedness repaid is revolving credit Indebtedness, permanently reduce commitments with respect thereto) First Lien Indebtedness (other than any First Lien Indebtedness owed to or held by the Company or any Affiliate of the Company); provided that the Issuer shall (A) equally and ratably reduce Obligations under the Notes pursuant to Section 3.07 or through open market purchases at or above 100% of the principal amount thereof or (B) make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes on a ratable basis with such First Lien Indebtedness at 100% of the principal amount thereof, in each case plus the amount of accrued but unpaid interest on the Notes that are purchased or redeemed;

(2) if the assets disposed of in the Asset Disposition were not Collateral, to repay other Senior Pari Passu Indebtedness (other than any Senior Pari Passu Indebtedness owed to or held by the Company or any Affiliate of the Company) or Indebtedness of a Non-Guarantor Subsidiary; provided that the Issuer shall (A) equally and ratably reduce Obligations under the Notes pursuant to Section 3.07 or through open market purchases at or above 100% of the principal amount thereof or (B) make an offer (in accordance with the procedures set forth below for an Asset Disposition Offer) to all Holders to purchase their Notes on a ratable basis with such Senior Pari Passu Indebtedness at 100% of the principal amount thereof, in each case plus the amount of accrued but unpaid interest on the Notes that are purchased or redeemed;

(3) in the case of an Asset Disposition by a Non-Guarantor Subsidiary, to permanently reduce Indebtedness of (A) a Non-Guarantor Subsidiary (other than Indebtedness owed to the Issuer or a Guarantor) or (B) the Issuer or a Guarantor;

(4) to make capital expenditures or invest in Additional Assets; provided that, to the extent that any such Additional Assets are of a type or class that constitutes Collateral, such securities or other assets are added to the Collateral securing the Notes and the Note Guarantees, as applicable, in the manner and to the extent required by this Indenture or any of the Collateral Documents with the Lien on such Collateral securing the Notes and the Note Guarantees, as applicable, being of the same priority with respect to the Notes and the Note Guarantees, as applicable, as the Lien on the assets disposed of in the Asset Disposition; or

(5) any combination of the foregoing;

provided that pending the final application of any such Net Available Cash in accordance with clause (1), (2), (3), (4) or (5) of this Section 4.16(b), the Company and its Restricted Subsidiaries may temporarily reduce Indebtedness (including under a revolving Debt Facility) or otherwise invest such Net Available Cash in any manner not prohibited by this Indenture; provided, further, that in the case of clause (4) of this Section 4.16(b), a binding commitment to invest in Additional Assets shall be treated as a permitted application of the Net Available Cash from the date of such commitment so long as the Company or a Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Available Cash will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and such Net Available Cash is actually applied in such manner within the later of 365 days from the consummation of the Asset Disposition and 180 days from the date of the Acceptable Commitment, and in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Available Cash is applied in connection therewith, the Company or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 180 days of such cancellation or termination and such Net Available Cash is actually applied in such manner within 180 days from the date of the Second Commitment, it being understood that if a Second Commitment is later cancelled or terminated for any reason before such Net Available Cash is applied, then such Net Available Cash shall constitute Excess Proceeds.

(c) Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in Section 4.16(b) shall be deemed to constitute “Excess Proceeds.” On the 366th day after an Asset Disposition, if the aggregate amount of Excess Proceeds exceeds $40.0 million, the Issuer will be required to make an offer (an “Asset Disposition Offer”) to all Holders and, to the extent required by the terms of any outstanding First Lien Indebtedness (and, in the case of Asset Dispositions of assets that are not Collateral, the terms of any outstanding Senior Pari Passu Indebtedness), to all holders of such First Lien Indebtedness (and, in the case of Asset Dispositions of assets that are not Collateral, the holders of such Senior Pari Passu Indebtedness), to purchase the maximum aggregate principal amount of Notes and any such First Lien Indebtedness (or such Senior Pari Passu Indebtedness, as the case may be) that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date of purchase (subject to the right of Holders of record on a Record Date to receive interest due on the Asset Disposition Purchase Date), in accordance with the procedures set forth in Section 3.10 or the agreements governing the First Lien Indebtedness (or the Senior Pari Passu Indebtedness), as applicable, in the case of the Notes in integral multiples of €1,000; provided that if, following repurchase of a portion of a Note, the remaining principal amount of such Note outstanding immediately after such repurchase would be less than €100,000, then the portion of such Note so repurchased shall be reduced so that the remaining principal amount of such Note outstanding immediately after such repurchase is €100,000. The Issuer shall commence an Asset Disposition Offer with respect to Excess Proceeds by mailing (or otherwise communicating in accordance with the Applicable Procedures) the notice required by Section 3.10, with a copy to the Trustee.

(d) To the extent that the aggregate amount of Notes and First Lien Indebtedness (and Senior Pari Passu Indebtedness, as applicable) validly tendered and not validly withdrawn pursuant to an Asset Disposition Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds to reduce Indebtedness and for other general corporate purposes, subject to other covenants contained in this Indenture. If the aggregate principal amount of Notes and First Lien Indebtedness (and Senior Pari Passu Indebtedness, as applicable) validly tendered and not validly withdrawn pursuant to an Asset Disposition Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such First Lien Indebtedness (and such Senior Pari Passu Indebtedness, as applicable) to be purchased on a pro rata basis on the basis of the aggregate accreted value or principal amount of tendered Notes and First Lien Indebtedness (and Senior Pari Passu Indebtedness, as applicable) (provided that the selection of such First Lien Indebtedness and Senior Pari Passu Indebtedness shall be made pursuant to the terms of such First Lien Indebtedness and Senior Pari Passu Indebtedness, as applicable). Upon completion of such Asset Disposition Offer, the amount of Excess Proceeds shall be reset at zero.

Section 4.17 Effectiveness of Covenants.

(a) Following the first day (such date, a “Suspension Date”):

(1) the Notes have an Investment Grade Rating from both of the Rating Agencies; and

(2) no Default has occurred and is continuing under this Indenture,

the Company and its Restricted Subsidiaries will not be subject to the provisions of Sections 3.10 and 4.16 (but, in each case, only with respect to any Asset Disposition of assets that are not or not required to be Collateral), 4.08, 4.09, 4.12, 4.14 and 5.01(a)(4) (collectively, the “Suspended Covenants”).

(b) If at any time the Notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency or if a Default or Event of Default occurs and is continuing, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of this Indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of this Indenture), unless and until the Notes subsequently attain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the Notes maintain an Investment Grade Rating from both of the Rating Agencies and no Default or Event of Default is in existence); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist under this Indenture, the Notes or the Note Guarantees with respect to the Suspended Covenants based on, and none of the Company or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the Suspension Date and the Reinstatement Date is referred to as the “Suspension Period.” In addition, during any Suspension Period, the amount of Excess Proceeds shall be reset at zero.

(c) On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to Section 4.09(a) or one of the clauses set forth in Section 4.09(b) (in each case to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reinstatement Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reinstatement Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to Section 4.09(a) or (b), such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified under clause (3) of Section 4.09(b). Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under Section 4.08(a) will be made as though the covenant described under Section 4.08(a) had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under Section 4.08(a).

(d) During any period when the Suspended Covenants are suspended, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture.

(e) Promptly following the occurrence of any Suspension Date or Reinstatement Date, the Company will provide an Officer’s Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a Suspension Date or Reinstatement Date has occurred or notify the Holders of any Suspension Date or Reinstatement Date.

Section 4.18 Limitation on Activities of the Issuer.

The Issuer shall not conduct, transfer or otherwise engage in any material business or operations and will not own or otherwise hold any material assets other than (1) any action required or, in the good faith judgment of the Company, desirable to maintain its existence, (2) the performance of its obligations under the Senior Credit Facility, the Notes, the New US Dollar Notes, this Indenture, the New US Dollar Notes Indenture, the Collateral Documents, the Collateral Documents as defined in the New US Dollar Notes Indenture, and the Intercreditor Agreement and any other Indebtedness (and any related agreements or collateral documents) Incurred by the Issuer in compliance with this Indenture, (3) any action required or, in the good faith judgment of the Company, desirable in connection with the listing of the Notes, (4) activities incidental to its maintenance and continuance and to any of the foregoing activities, (5) the intercompany loan pursuant to which the Issuer will lend the net proceeds from the offering of the Notes to Diebold Nixdorf Holding Germany GmbH or any other intercompany loan pursuant to which the Issuer will lend the net proceeds from any other Indebtedness Incurred by the Issuer in compliance with this Indenture to Diebold Nixdorf Holding Germany GmbH or any other Restricted Subsidiary of the Company and (6) any funds received from or at the direction of the Company or any Affiliate of the Company in connection with the performance of its obligations under Senior Credit Facility, the Notes, the New US Dollar Notes, this Indenture, the New US Dollar Notes Indenture, the Collateral Documents, the Collateral Documents as defined in the New US Dollar Notes Indenture, and the Intercreditor Agreement or any other Indebtedness (and any related agreements or collateral documents) Incurred by the Issuer in compliance with this Indenture.

Section 4.19 Additional Amounts.

(a) All payments by the Issuer or any Guarantor in respect of the Notes or the Note Guarantees shall be made free and clear of and without any withholding or deduction for or on account of any present or future Taxes (as defined below), unless the withholding or deduction of such Taxes is required by law or the official interpretation thereof, or by the administration thereof. If the Issuer or any Guarantor shall be required by any Taxing Jurisdiction (as defined below) to withhold or deduct any Taxes from or in respect of any sum payable under the Notes or the Note Guarantees, the Issuer or any Guarantor, as the case may be, will (i) pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by Holders of any Notes after such withholding or deduction equals the respective amounts which would have been receivable by such Holders in the absence of such withholding or deduction, (ii) make such withholding or deduction, and (iii) pay the full amount withheld or deducted to the relevant tax or other authority in accordance with applicable law, except that no such Additional Amounts will be payable in respect of any Note:

(1) to the extent that such Taxes are imposed or levied by reason of such Holder (or the beneficial owner) having some connection with the Taxing Jurisdiction other than the mere holding (or beneficial ownership) of such Note or receiving principal or interest payments on the Note or enforcing rights with respect to the Notes (including but not limited to citizenship, nationality, residence, domicile, or existence of a business, permanent establishment, a dependent agent, a place of business or a place of management present or deemed present in the Taxing Jurisdiction);

(2) to the extent that any Tax is imposed other than by deduction or withholding from payments of principal of or premium, if any, or interest on the Notes;

(3) in the event that the Holder (or beneficial owner) fails to comply with any certification, identification or other reporting requirement concerning its nationality, residence, identity or connection with the Taxing Jurisdiction if (i) compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or part of the Taxes, and (ii) the Issuer, any Guarantor or the Trustee, as the case may be, has given the Holders (or beneficial owners) at least 30 days prior notice that they will be required to comply with such requirement;

(4) in the event that the Holder fails to surrender (where surrender is required) the Note for payment within 30 days after the Issuer or any Guarantor, as the case may be, has made available a payment of principal or interest, provided that the Issuer or any Guarantor, as the case may be, will pay Additional Amounts to which a Holder would have been entitled had the Note been surrendered on the last day of such 30-day period;

(5) to the extent that such Taxes are imposed by reason of an estate, inheritance, gift, personal property, value added, use or sales tax or any similar taxes, assessments or other governmental charges;

(6) to the extent that such Taxes could have been avoided if the Holder of Notes had presented the relevant Note to another Paying Agent in a member state of the European Union; or

(7) any combination of items (1) through (6) above.

(b) Notwithstanding the foregoing, no Additional Amounts will be paid (1) to a Holder that is a fiduciary or a partnership or not the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or such beneficial owner would not have been entitled to receive the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Holder, (2) as of January 1, 2021, with respect to any Dutch Taxes withheld or deducted pursuant to the Dutch Withholding Tax Act (Wet bronbelasting 2021) in respect of interest payments made (or deemed to be made) to “affiliated entities” (within the meaning of the Dutch Withholding Tax Act (Wet bronbelasting 2021)) or (3) with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the Code and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing, or relating to, FATCA or any law, regulation or official guidance enacted or issued in any jurisdiction with respect thereto.

“Taxes” means all taxes, withholdings, duties, assessments or governmental charges of whatever nature (including any penalties, interest and other liabilities relating thereto) imposed or levied by or on behalf of the jurisdiction of incorporation or tax residency of the Issuer or any Guarantor or the jurisdiction of incorporation or tax residency of any successor entity thereto, or the jurisdictions of any Paying Agents or, in each case, any political subdivision thereof or any authority or agency therein or thereof having power to tax (each, a “Taxing Jurisdiction”).

(c) At least 10 days prior to each date on which any payment under or with respect to the Notes is due and payable (unless such obligation to pay Additional Amounts arises shortly before or after the 10th day prior to such date, in which case it shall be promptly thereafter), if the Issuer or any Guarantor, as the case may be, will be obligated to pay Additional Amounts with respect to such payment, the Issuer or any Guarantor will deliver to the Trustee and the Paying Agent an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information necessary to enable the Paying Agent to pay such Additional Amounts to Holders on the payment date. Each such Officer’s Certificate shall be relied upon until receipt of a further Officer’s Certificate addressing such matters. The Issuer or any Guarantor, as the case may be, will provide the Paying Agent with the official acknowledgment of the relevant taxing authority (or, if such acknowledgment is not available, other reasonable documentation) evidencing any payment of any Taxes in respect of which the Issuer or any Guarantor, as the case may be, has paid any Additional Amounts. Copies of such documentation will be made available to the Holders of the Notes or the Paying Agents, as applicable, upon request therefor.

(d) The Issuer or any Guarantor, as the case may be, will also pay any present or future stamp, issue, registration, court or documentary taxes or any excise or property taxes, charges or similar levies (including any penalties, interest and other liabilities relating thereto) which arise in any jurisdiction from the execution, delivery, registration, enforcement or the making of payments in respect of the Notes and the related Note Guarantees, excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Taxing Jurisdiction other than those resulting from, or required to be paid in connection with, the enforcement of the Notes and the related Note Guarantees following the occurrence of any Default or Event of Default.

(e) All references in this Indenture to principal of and premium, if any, and interest on the Notes will include any Additional Amounts payable by the Issuer or any Guarantor, as the case may be, in respect of such principal, premium, if any, and interest, and express mention of the payment of Additional Amounts, if applicable, will not be construed as excluding Additional Amounts where such express mention is not made.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Company will not consolidate with or merge with or into or wind up into (whether or not the Company is the surviving Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia;

(2) the Successor Company (if other than the Company) expressly assumes all of the obligations of the Company under its Note Guarantee, this Indenture, the Collateral Documents and the Intercreditor Agreement pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(A) the Successor Company would be able to Incur at least $1.00 of additional Indebtedness pursuant to Section 4.09(a); or

(B) the Consolidated Coverage Ratio of the Successor Company and its Restricted Subsidiaries would be equal to or greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding up or disposition, and such supplemental indenture and any other supplemental agreements comply with this Indenture.

(b) Subject to certain limitations, the Successor Company will succeed to, and be substituted for, the Company under this Indenture, its Note Guarantee, the Collateral Documents and the Intercreditor Agreement. Notwithstanding clause (4) of Section 5.01(a):

(1) the Company may consolidate with, merge with or into or transfer all or part of its properties and assets to any Restricted Subsidiary (including the Issuer), and any Restricted Subsidiary may consolidate with, merge with or into or transfer all or part of its properties and assets to the Company, so long as no Capital Stock of the Restricted Subsidiary is distributed to any Person other than the Company; provided that, in the case of a Restricted Subsidiary (including the Issuer) that merges into the Company, the Company will not be required to comply with Section 5.01(a)(5); and

(2) the Company may merge with an Affiliate of the Company solely for the purpose of reincorporating or forming the Company in another state or territory of the United States or the District of Columbia, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

(c) The Company shall not permit any Subsidiary Guarantor to consolidate with or merge with or into or wind up into (whether or not such Subsidiary Guarantor is the surviving corporation), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person (other than to the Issuer or another Guarantor) unless:

(1)     (A) if such entity remains a Subsidiary Guarantor, the resulting, surviving or transferee Person (the “Successor Guarantor”) is a Person (other than an individual) organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia;

(B) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture, its Note Guarantee, the Collateral Documents and the Intercreditor Agreement pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(D) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding-up or disposition and such supplemental indenture and any other supplemental agreements comply with this Indenture; or

(2) in the event the transaction results in the release of the Subsidiary Guarantor’s Note Guarantee under clause (1)(A) of Section 10.06(a), the transaction is made in compliance with Section 4.16 (it being understood that only such portion of the Net Available Cash as is required to be applied on the date of such transaction in accordance with the terms of this Indenture needs to be applied in accordance therewith at such time).

(d) Subject to certain limitations described in this Indenture, the Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture, the Note Guarantee of such Subsidiary Guarantor, the Collateral Documents and the Intercreditor Agreement. Notwithstanding the foregoing, any Subsidiary Guarantor may consolidate or merge with or into or transfer all or part of its properties and assets to a Guarantor or consolidate or merge with or into a Restricted Subsidiary of the Company, so long as the resulting entity remains or becomes a Subsidiary Guarantor.

(e) The Issuer will not consolidate with or merge with or into or wind up into (whether or not the Issuer is the surviving Person), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets, in one or more related transactions, to any Person unless:

(1) the resulting, surviving or transferee Person (the “Successor Issuer”) is a corporation, partnership or limited liability company organized and existing under the laws of the United States, any state or territory thereof or the District of Columbia or a member state of the European Union or the United Kingdom, and if such entity is not a corporation, a co-obligor of the Notes is a corporation organized or existing under such laws;

(2) the Successor Issuer (if other than the Issuer) expressly assumes all of the obligations of the Issuer under the Notes, the Indenture, the Collateral Documents and the Intercreditor Agreement pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(4) each Guarantor (unless it is the other party to the transactions in accordance with Section 5.01(a), in which case 5.01(a) shall apply or, in the case of a transaction with a Subsidiary Guarantor, Section 5.01(c)(1) shall apply) shall have by supplemental indenture confirmed that its Note Guarantee shall apply to such Successor Issuer’s obligations under the Indenture, Notes, Collateral Documents and the Intercreditor Agreement;

(5) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, winding-up or disposition, and such supplemental indenture and any other supplemental agreements comply with the Indenture.

(f) Subject to certain limitations, the Successor Issuer will succeed to, and be substituted for, the Issuer under the Indenture, the Notes, the Collateral Documents and the Intercreditor Agreement.

(g) For purposes of this Section 5.01, the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer or a Guarantor, as the case may be, which properties and assets, if held by the Issuer or such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer or such Guarantor on a consolidated basis, will be deemed to be the disposition of all or substantially all of the properties and assets of the Issuer or such Guarantor, as applicable.

Section 5.02 Successor Entity Substituted.

Upon any consolidation, merger, winding-up, sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company, the Issuer or a Subsidiary Guarantor in accordance with Section 5.01, the Company, the Issuer and a Subsidiary Guarantor, as the case may be, will be released from its obligations under this Indenture, the Notes or its Note Guarantee, the Collateral Documents and the Intercreditor Agreement, as the case may be, and the Successor Company, the Successor Issuer and the Successor Guarantor, as the case may be, will succeed to, and be substituted for, and may exercise every right and power of, the Company, the Issuer or a Subsidiary Guarantor, as the case may be, under this Indenture, the Notes, such Note Guarantee, the Collateral Documents and the Intercreditor Agreement; provided that, in the case of a lease of all or substantially all its assets, the Company will not be released from the obligation to pay the principal of and interest on the Notes, and the Company or a Subsidiary Guarantor will not be released from its obligations under its Note Guarantee.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default in any payment of interest on any Note when due, continued for 30 days;

(2) default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon mandatory or optional redemption, upon required repurchase, upon declaration or otherwise;

(3) failure by the Company, the Issuer or any Subsidiary Guarantor to comply with its obligations under Section 5.01;

(4) failure by the Issuer or any Guarantor to comply for 30 days after notice as provided below with any of their obligations under Article 4 (in each case, other than (A) a failure to purchase Notes, which constitutes an Event of Default under Section 6.01(a)(2), (B) a failure to comply with Section 5.01 which constitutes an Event of Default under Section 6.01(a)(3) or (C) a failure to comply with any of Sections 4.06 or 9.07, each of which constitutes an Event of Default under Section 6.01(a)(5));

(5) failure by the Issuer or any Guarantor to comply for 60 days (or, in the case of a failure to comply with Section 4.06, 120 days) after notice as provided below with its other agreements contained in this Indenture or the Notes;

(6) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the Issue Date, which default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(B) results in the acceleration of such Indebtedness prior to its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $75.0 million or more;

(7) failure by the Company or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $75.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of 60 days or more after such judgment becomes final;

(8) (i) the Company, the Issuer or a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company, the Issuer and its Restricted Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking an arrangement of debt, reorganization, dissolution, winding up or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(ii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company, the Issuer any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, in a proceeding in which the Company, the Issuer, any such Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, interim receiver, receiver and manager, liquidator, assignee, trustee, sequestrator or other similar official of the Company, the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary, or for all or substantially all of the property of the Company, the Issuer, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(C) orders the liquidation, dissolution or winding up of the Company, the Issuer or any Restricted Subsidiary that is a Significant Subsidiary or any group of Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(9) the Note Guarantee of the Company or any Note Guarantee of a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms of this Indenture) or is declared null and void in a judicial proceeding or the Company or any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary denies or disaffirms its obligations under this Indenture or its Note Guarantee; or

(10) with respect to any Collateral having a Fair Market Value in excess of $50.0 million, individually or in the aggregate, (A) the security interest under the Collateral Documents, at any time, ceases to be a valid and perfected Lien (perfected as or having the priority required by the Collateral Documents and this Indenture) and in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and such failure continues for 60 days and other than the satisfaction in full of all obligations under this Indenture and discharge of this Indenture, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Capital Stock in Foreign Subsidiaries or the application thereof, or from the failure of the Notes Collateral Agent (or the Facility Collateral Agent) to maintain possession of certificates or instruments actually delivered to it representing securities pledged under the Collateral Documents or (B) the Company, the Issuer or any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries), would constitute a Significant Subsidiary asserts, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable and such Person fails to rescind such assertion within 60 days.

However, a Default under clauses (4) and (5) of this Section 6.01(a) will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (4) and (5) of this Section 6.01(a) after receipt of such notice.

(b) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (6) of Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if:

(1) the default triggering such Event of Default pursuant to clause (6) of Section 6.01(a) shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 20 days after the declaration of acceleration with respect thereto; and

(2) (A) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (B) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.02 Acceleration.

(a) If an Event of Default (other than an Event of Default described in clause (8) of Section 6.01(a)) occurs and is continuing, the Trustee by written notice to the Company, specifying the Event of Default, or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable immediately. Upon such declaration, such principal, premium, if any, and accrued and unpaid interest, if any, will be due and payable immediately.

(b) Notwithstanding the foregoing, in case an Event of Default under clause (8) of Section 6.01(a) occurs and is continuing, the principal, premium, if any, and accrued and unpaid interest, if any, on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

(c) The Holders of a majority in principal amount of the outstanding Notes may waive all past defaults (except with respect to nonpayment of principal, premium or interest) and rescind any such acceleration with respect to the Notes and its consequences if (1) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

The Holders of a majority in principal amount of the outstanding Notes by written notice to the Trustee may on behalf of all Holders waive any existing Default and its consequences hereunder, except:

(1) a continuing Default in the payment of the principal, premium, if any, or interest on any Note held by a non-consenting Holder (including in connection with an Asset Disposition Offer or a Change of Control Offer); and

(2) a Default with respect to a provision that under Section 9.02 cannot be amended without the consent of each Holder affected,

provided that, subject to Section 6.02, the Holders of a majority in principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Subject to the terms of the Intercreditor Agreement, the Holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent. However, the Trustee and the Notes Collateral Agent, as the case may be, may refuse to follow any direction that conflicts with law, this Indenture, the Notes, any Note Guarantee, the Collateral Documents and the Intercreditor Agreement, or that the Trustee or the Notes Collateral Agent determines in good faith is unduly prejudicial to the rights of any other Holder or that would involve the Trustee or the Notes Collateral Agent in personal liability.

Section 6.06 Limitation on Suits.

Subject to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes (subject to the Intercreditor Agreement) unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) the Holders of at least 25% in principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the Holders of a majority in principal amount of the then outstanding Notes have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes, shall not be impaired or affected without the consent of such Holder.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuer and any other obligor on the Notes for the whole amount of principal, premium, if any, and interest remaining unpaid on the Notes, together with interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent and their agents and counsel.

Section 6.09 Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Company, the Subsidiary Guarantors, the Trustee, the Notes Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10 Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy are, to the extent permitted by law, cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11 Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12 Trustee May File Proofs of Claim.

The Trustee may file proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Notes

Collateral Agent, their agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes, including the Guarantors), its creditors or its property and is entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other securities or property payable or deliverable on any such claims. Any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee or Notes Collateral Agent and its agents and counsel, and any other amounts due the Trustee or Notes Collateral Agent under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or the Notes Collateral Agent under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13 Priorities.

Subject to the terms of the Collateral Documents and the Intercreditor Agreement with respect to any proceeds of Collateral, if the Trustee collects any money or property pursuant to this Article 6, or pursuant to the foreclosure or other remedial provisions contained in the Collateral Documents or the Intercreditor Agreement, it shall pay out the money and property in the following order:

(1) to the Trustee and the Notes Collateral Agent, their agents and attorneys for amounts due under Section 7.07, including payment of all compensation, reasonable expenses and liabilities incurred, and all advances made, by the Trustee and to the Notes Collateral Agent for the costs and expenses incurred under the Collateral Documents and the Intercreditor Agreement;

(2) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(3) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13. Promptly after any record date is set pursuant to this Section 6.13, the Trustee shall cause notice of such record date and payment date to be given to the Issuer and to each Holder in the manner set forth in Section 13.02.

Section 6.14 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in such suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in aggregate principal amount of the outstanding Notes.

ARTICLE 7

TRUSTEE AND COLLATERAL AGENT

Section 7.01 Duties of Trustee and Notes Collateral Agent.

(a) If an Event of Default has occurred and is continuing, each of the Trustee and the Notes Collateral Agent shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) With respect to the Trustee, except during the continuance of an Event of Default, and at all times with respect to the Notes Collateral Agent:

(1) the duties of the Trustee and the Notes Collateral Agent shall be determined solely by the express provisions of this Indenture, the Collateral Documents and the Intercreditor Agreement and the Trustee and the Notes Collateral Agent need perform only those duties that are specifically set forth in this Indenture, the Collateral Documents and the Intercreditor Agreement and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee and the Notes Collateral Agent; and

(2) in the absence of bad faith on its part, the Trustee and the Notes Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and the Notes Collateral Agent and conforming to the requirements of this Indenture, the Collateral Documents and the Intercreditor Agreement. However, in the case of any such certificates or opinions which by any provision hereof or the Collateral Documents or the Intercreditor Agreement are specifically required to be furnished to the Trustee or the Notes Collateral Agent, as applicable, the Trustee or the Notes Collateral Agent, as applicable, shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture, the Collateral Documents and the Intercreditor Agreement, as applicable (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(c) Neither the Trustee nor the Notes Collateral Agent may be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) neither the Trustee nor the Notes Collateral Agent shall be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee, unless it is proved in a court of competent jurisdiction that the Trustee or the Notes Collateral Agent was negligent in ascertaining the pertinent facts;

(3) neither the Trustee nor the Notes Collateral Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05; and

(4) no provision of this Indenture shall require the Trustee or the Notes Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity reasonably satisfactory to it against such risk or liability is not assured to it.

(d) Whether or not therein expressly so provided, every provision of this Indenture, the Collateral Documents and the Intercreditor Agreement, as applicable, that in any way relates to the Trustee or the Notes Collateral Agent is subject to paragraphs (a), (b) and (c) of this Section 7.01.

(e) Subject to this Article 7, neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of the rights or powers under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement at the request or direction of any of the Holders unless such Holders have offered to the Trustee or the Notes Collateral Agent, as applicable, security or indemnity reasonably satisfactory to the Trustee against any loss, liability or expense.

(f) Neither the Trustee nor the Notes Collateral Agent shall be liable for interest on any money received by it except as the Trustee or the Notes Collateral Agent may agree in writing with the Issuer. Money held in trust by the Trustee or the Notes Collateral Agent need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee and Notes Collateral Agent.

(a) Each of the Trustee and the Notes Collateral Agent may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. Neither the Trustee nor the Notes Collateral Agent need investigate any fact or matter stated in the document, but the Trustee and the Notes Collateral Agent, as applicable, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Notes Collateral Agent, as applicable, shall determine in good faith to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee or the Notes Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both subject to the other provisions of this Indenture. Neither the Trustee nor the Notes Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee and the Notes Collateral Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) Each of the Trustee and the Notes Collateral Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) Neither the Trustee nor the Notes Collateral Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture, the Collateral Documents or the Intercreditor Agreement.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer or a Guarantor shall be sufficient if signed by an Officer of the Issuer or such Guarantor.

(f) Neither the Trustee nor the Notes Collateral Agent shall be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee or the Notes Collateral Agent, as applicable, has actual knowledge thereof or unless written notice of any event which is in fact such a Default is received by the Trustee or the Notes Collateral Agent, as applicable, at the Corporate Trust Office of the Trustee or the Notes Collateral Agent, as applicable, and such notice references the existence of a Default or Event of Default, the Notes and this Indenture.

(g) In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee or the Notes Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The rights, privileges, protections, immunities and benefits given to each of the Trustee and the Notes Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, each of the Trustee and the Notes Collateral Agent in each of its capacities hereunder and under the Collateral Documents and the Intercreditor Agreement, and by, the Agents and each other agent, custodian and other Person employed to act hereunder or thereunder (including the Agents).

(i) Neither the Trustee nor the Notes Collateral Agent shall at any time be under any duty or responsibility to any Holders to determine whether any Additional Amounts are payable and the amount thereof.

(j) The Trustee and the Notes Collateral Agent may request that the Issuer deliver an Officer’s Certificate setting forth the names of individuals or titles of officers authorized at such time to take specified actions pursuant to this Indenture, the Collateral Documents and the Intercreditor Agreement, which Officer’s Certificate may be signed by any person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(k) Neither the Trustee nor the Notes Collateral Agent shall be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) Notwithstanding anything herein contained to the contrary, the Trustee and the Notes Collateral Agent may refrain without liability from doing anything that would or might in its opinion be contrary to any law of any state or jurisdiction (including but not limited to the United States or any state or territory forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

Section 7.03 Individual Rights of Trustee and Notes Collateral Agent.

The Trustee or the Notes Collateral Agent in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee or the Notes Collateral Agent. However, in the event that the Trustee acquires a conflicting interest it must eliminate such conflict within 90 days or resign. The Trustee is also subject to Section 7.10.

Section 7.04 Disclaimer.

Neither the Trustee nor the Notes Collateral Agent shall be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes, the Collateral Documents or the Intercreditor Agreement, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee or the Notes Collateral Agent, as the case may be, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication on the Notes.

Section 7.05 Notice of Defaults.

If a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee will mail or deliver by electronic transmission to each Holder a notice of the Default within 90 days after it occurs. Except in the case of an Event of Default specified in clauses (1) or (2) of Section 6.01(a), the Trustee may withhold from the Holders notice of any continuing Default if the Trustee determines in good faith that withholding the notice is in the interests of the Holders.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Issuer and the Guarantors, jointly and severally, shall pay to the Trustee and the Notes Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder and under the Collateral Documents and the Intercreditor Agreement as the parties shall agree in writing from time to time. Neither the Trustee’s nor the Notes Collateral Agent’s compensation shall be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and the Notes Collateral Agent’s agents and counsel. The Trustee and the Notes Collateral Agent shall provide the Issuer reasonable notice of any expenditure not in the ordinary course of business.

(b) The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee, any predecessor Trustee, the Notes Collateral Agent and any predecessor Notes Collateral Agent and their agents for, and hold the Trustee and the Notes Collateral Agent harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses and taxes (other than taxes based upon, measured by or determined by the income of the Trustee and the Notes Collateral Agent)) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder and under the Collateral Documents and the Intercreditor Agreement (including the reasonable costs and expenses of enforcing this Indenture, the Collateral Documents and the Intercreditor Agreement against the Issuer or any Guarantor (including this Section 7.07)) or defending itself against any claim whether asserted by any Holder, the Issuer or any Guarantor, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). Each of the Trustee and the Notes Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee or the Notes Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend the claim and the Trustee and the Notes Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee or the Notes Collateral Agent through the Trustee’s or the Notes Collateral Agent’s own willful misconduct or gross negligence.

(c) The obligations of the Issuer and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or the Notes Collateral Agent.

(d) To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee and the Notes Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Notes Collateral Agent, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee and the Notes Collateral Agent incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.08 Replacement of Trustee or Notes Collateral Agent.

(a) A resignation or removal of the Trustee or the Notes Collateral Agent and appointment of a successor Trustee or a successor Notes Collateral Agent shall become effective only upon the successor Trustee’s or successor Notes Collateral Agent’s acceptance of appointment as provided in this Section 7.08. The Trustee or the Notes Collateral Agent may resign in writing at any time by giving 30 days’ prior notice of such resignation to the Issuer and be discharged from the trust hereby created by so notifying the Issuer in writing. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee or the Notes Collateral Agent by so notifying the Trustee, the Notes Collateral Agent and the Issuer in writing. The Issuer may remove the Trustee or the Notes Collateral Agent if:

(1) in the case of the Trustee, the Trustee fails to comply with Section 7.10;

(2) the Trustee or the Notes Collateral Agent, as the case may be, is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver or public officer takes charge of the Trustee or the Notes Collateral Agent, as the case may be, or its property; or

(4) the Trustee or the Notes Collateral Agent becomes incapable of acting as Trustee or Notes Collateral Agent, respectively, hereunder.

(b) If the Trustee or the Notes Collateral Agent resigns or is removed or if a vacancy exists in the office of Trustee or the Notes Collateral Agent for any reason, the Issuer shall promptly appoint a successor Trustee or a successor Notes Collateral Agent, as the case may be. Within one year after the successor Trustee or successor Notes Collateral Agent takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the successor Trustee or the successor Notes Collateral Agent to replace it with another successor Trustee or another successor Notes Collateral Agent appointed by the Issuer.

(c) If a successor Trustee or a successor Notes Collateral Agent does not take office within 30 days after the retiring Trustee or retiring Notes Collateral Agent resigns or is removed, the retiring Trustee or retiring Notes Collateral Agent (at the Issuer’s expense), the Issuer or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee or successor Notes Collateral Agent, as the case may be.

(d) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) A successor Trustee or successor Notes Collateral Agent shall deliver a written acceptance of its appointment to the retiring Trustee or retiring Notes Collateral Agent and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee or retiring Notes Collateral Agent shall become effective, and the successor Trustee or successor Notes Collateral Agent shall have all the rights, powers and duties of the Trustee or the Notes Collateral Agent under this Indenture. The successor Trustee or successor Notes Collateral Agent shall mail a notice of its succession to Holders. The retiring Trustee or retiring Notes Collateral Agent shall promptly transfer all property held by it as Trustee or Notes Collateral Agent to the successor Trustee or successor Notes Collateral Agent; provided that all sums owing to the Trustee or the Notes Collateral Agent hereunder have been paid and such transfer shall be subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee or the Notes Collateral Agent pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee or retiring Notes Collateral Agent.

(f) As used in this Section 7.08, the term “Trustee” shall also include each Agent.

Section 7.09 Successor by Merger, etc.

If the Trustee or the Notes Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national banking association, the successor corporation or national banking association without any further act shall be the successor Trustee or successor Notes Collateral Agent, subject to Section 7.10.

Section 7.10 Eligibility; Disqualification.

(a) There shall at all times be a Trustee hereunder that is a corporation or national banking association organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or Section 8.03 applied to all outstanding Notes and the Note Guarantees upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

(a) Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to this Indenture, all outstanding Notes and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in (1) and (2) below, and to have satisfied all of its other obligations under such Notes and this Indenture, including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders to receive payments in respect of the principal, premium, if any, and interest on the Notes when such payments are due, solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(2) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for Note payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) this Section 8.02.

(b) Following the Issuer’s exercise of its Legal Defeasance option, payment of the Notes may not be accelerated because of an Event of Default.

(c) If the Issuer exercises its Legal Defeasance option under this Section 8.02, the Liens on the Collateral will be released and the Note Guarantees in effect at such time will be automatically released.

(d) Subject to compliance with this Article 8, the Issuer may exercise its Legal Defeasance option under this Section 8.02 notwithstanding the prior exercise of its Covenant Defeasance option under Section 8.03.

Section 8.03 Covenant Defeasance.

(a) Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their respective obligations under the covenants contained in Sections 3.10, 4.03, 4.05, 4.06, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17 and 4.18 and 5.01(a)(4) with respect to the outstanding Notes, and the Guarantors shall be deemed to have been discharged from their obligations with respect to all Note Guarantees, on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to this Indenture and the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture, and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, an Event of Default specified in Section 6.01(a)(3) that resulted solely from the failure of the Company to comply with Section 5.01(a)(4), Sections 6.01(a)(4) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(5) (only with respect to covenants that are released as a result of such Covenant Defeasance), 6.01(a)(6), 6.01(a)(7), 6.01(a)(8) (solely with respect to Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together (as of the date of the latest audited consolidated financial statements of the Company and its Restricted Subsidiaries) would constitute a Significant Subsidiary), 6.01(a)(9) and 6.01(a)(10), in each case, shall not constitute an Event of Default.

(b) If the Issuer exercises its Covenant Defeasance option under this Section 8.03, the Liens on the Collateral will be released and the Note Guarantees of Subsidiary Guarantors in effect at such time will be automatically released.

Section 8.04 Conditions to Legal or Covenant Defeasance.

(a) The following shall be the conditions to the exercise of either the Legal Defeasance option under Section 8.02 or the Covenant Defeasance option under Section 8.03 with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Paying Agent, in trust, for the benefit of the Holders, cash in Euro, Government Securities, or a combination thereof, in amounts as will be sufficient, as confirmed, certified or attested by an Independent Financial Advisor in writing to the Trustee and the Paying Agent, without consideration of any reinvestment of interest, to pay the principal, premium, if any, and interest, if any, due on the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions,

(A) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders and beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) in the case of Legal Defeasance or Covenant Defeasance, the Issuer has delivered to the Trustee an Opinion of Counsel in the jurisdiction of organization of the Issuer confirming that, subject to customary assumptions and exclusions, the Holders and beneficial owners of Notes will not recognize income, gain or loss for income tax purposes in such jurisdiction as a result of such Legal Defeasance or Covenant Defeasance and will be subject to income tax in such jurisdiction on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance or Covenant Defeasance had not occurred;

(5) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer, any Guarantor or others;

(7) the Issuer has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with; and

(8) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be (which instructions may be contained in the Officer’s Certificate referred to in clause (7) above).

Section 8.05 Deposited Money and Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of all sums due and to become due thereon in respect of principal, premium, if any, and interest on the Notes, but such money need not be segregated from other funds except to the extent required by law.

(b) The Issuer will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee will deliver or pay to the Issuer from time to time upon the request of the Issuer any money or Government Securities held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to the Issuer.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Issuer cause to be published once, in The New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Issuer.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or Government Securities in accordance with Section 8.02 or Section 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s and the Guarantors’ obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or Section 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or Section 8.03, as the case may be; provided that, if the Issuer makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders.

(a) Notwithstanding Section 9.02, without the consent of any Holder, the Issuer, the Guarantors (except that no existing Guarantor will be required to execute any amendment or supplement of this Indenture that solely relates to changes described in Section 9.01(a)(5)), the Trustee and the Notes Collateral Agent may amend this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement (subject to the terms of the Intercreditor Agreement) to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor entity of the obligations of the Company, the Issuer or any Subsidiary Guarantor under this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement in accordance with Section 5.01;

(3) provide for or facilitate the issuance of uncertificated Notes in addition to or in place of certificated Notes; provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code;

(4) comply with the rules of any applicable Common Depositary;

(5) add Guarantors with respect to the Notes or release a Subsidiary Guarantor from its obligations under its Note Guarantee or this Indenture, in each case, in accordance with the applicable provisions of this Indenture;

(6) secure the Notes and the Note Guarantees;

(7) to confirm and evidence the release, termination or discharge of any Lien securing the Notes or the Note Guarantees in accordance with the terms of this Indenture, the Collateral Documents or Intercreditor Agreement;

(8) add covenants of the Company and its Restricted Subsidiaries or Events of Default for the benefit of Holders or to make changes that would provide additional rights to the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(9) make any change that does not materially adversely affect the legal rights under this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement of any Holder;

(10) comply with any requirement of the SEC in connection with any qualification of this Indenture under the Trust Indenture Act;

(11) evidence and provide for the acceptance of an appointment of a successor Trustee (provided that the successor Trustee is otherwise qualified and eligible to act as such under the terms of this Indenture) or successor notes collateral agent;

(12) conform the text of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement to any provision of the “Description of notes” section of the Offering Memorandum to the extent that such provision in such “Description of notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes, the Note Guarantees, the Collateral Documents or the Intercreditor Agreement, as confirmed in an Officer’s Certificate delivered to the Trustee; or

(13) make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes or, if Incurred in compliance with this Indenture, Additional Notes; provided, however, that (A) compliance with this Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

(b) The Holders of the Notes will be deemed to have consented for purposes of the Collateral Documents and the Intercreditor Agreement to any of the following amendments, waivers and other modifications to the Collateral Documents and the Intercreditor Agreement:

(1) (A) to add other parties (or any authorized agent thereof or trustee therefor) holding First Lien Indebtedness that is Incurred in compliance with the Senior Credit Facility, this Indenture and the Collateral Documents and (B) to establish under the Intercreditor Agreement that (i) the Liens on any Collateral securing such First Lien Indebtedness shall be pari passu with the Liens on such Collateral securing the Obligations under this Indenture and the Notes and (ii) all proceeds of the Collateral shall be payable to the Notes Collateral Agent and such representatives for any other First Lien Indebtedness then outstanding on a pro rata basis based on the aggregate outstanding principal amount of Obligations under this Indenture and the Notes and under any other First Lien Indebtedness then outstanding, all on the terms provided for in the Intercreditor Agreement in effect immediately prior to such amendment;

(2) to effectuate the release of assets included in the Collateral from the Liens securing the Notes in accordance with this Indenture or the Collateral Documents if those assets are (A) owned by a Subsidiary Guarantor and that Subsidiary Guarantor is released from its Note Guarantee in accordance with the terms of this Indenture, (B) sold, transferred or otherwise disposed of in a transaction permitted or not otherwise prohibited by this Indenture or (C) released in accordance with Section 11.07(a)(8); and

(3) to establish that the Liens on any Collateral securing any Indebtedness replacing the Senior Credit Facility permitted to be incurred in accordance with Section 4.09(b)(1) that represent First Lien Indebtedness shall be pari passu with the Liens on such Collateral securing the Obligations under this Indenture, the Notes and the Note Guarantees.

(c) Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 13.04, the Trustee and the Notes Collateral Agent shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee nor the Notes Collateral Agent shall be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders.

(a) Except as provided in Section 9.01 and this Section 9.02 (and subject to the terms of the Intercreditor Agreement), the Issuer, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes, the Note Guarantees, the Collateral Documents and the Intercreditor Agreement with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Section 6.04 and Section 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or the Note Guarantees may be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with the purchase of, or tender offer or exchange offer for, Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

(b) Upon the request of the Issuer, and upon the filing with the Trustee and the Notes Collateral Agent of evidence satisfactory to the Trustee and the Notes Collateral Agent of the consent of the Holders as aforesaid, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 7.02 and Section 13.04, the Trustee and the Notes Collateral Agent shall join with the Issuer and the Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects the Trustee’s or the Notes Collateral Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case each of the Trustee and the Notes Collateral Agent may in their discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

(c) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver. It shall be sufficient if such consent approves the substance thereof.

(d) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer will send to the Holders a notice briefly describing such amendment, supplement or waiver. However, any failure of the Issuer to send such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of any such amendment, supplement or waiver.

(e) Without the consent of each affected Holder, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the stated rate of interest or extend the stated time for payment of interest on any Note;

(3) reduce the principal of or extend the Stated Maturity of any Note;

(4) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes with respect to a nonpayment default and a waiver of the payment default that resulted from such acceleration);

(5) reduce the premium payable upon the redemption or repurchase of any Note or change the date on which any Note may be redeemed or repurchased as described in Section 3.07, Section 4.15 and Section 4.16 whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except amendments to the definitions of “Asset Disposition” and “Change of Control”);

(6) make any Note payable in a currency other than that stated in the Note;

(7) amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(8) make any change in the amendment or waiver provisions which require each Holder’s consent; or

(9) modify the Note Guarantees in any manner materially adverse to the Holders.

(f) In addition, without the consent of Holders of 66 2⁄3% in aggregate principal amount of the Notes outstanding, no amendment, supplement or wavier may modify any Collateral Document or the provisions in this Indenture relating to the Notes dealing with the Collateral Documents in any matter, taken as a whole, materially adverse to the Holders or otherwise release all or substantially all of the Collateral from the Liens securing the Notes other than in accordance with this Indenture, the Collateral Documents and the Intercreditor Agreement.

(g) A consent to any amendment, supplement or waiver of this Indenture, the Notes or the Note Guarantee by any Holder given in connection with a tender of such Holder’s Notes will not be rendered invalid by such tender.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver that is effective in accordance with its terms and thereafter binds every Holder.

(b) The Issuer may, but shall not be obligated to, fix a record date pursuant to Section 1.05 for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver.

Section 9.05 Notation on or Exchange of Notes.

(a) The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

(b) Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee and Notes Collateral Agent to Sign Amendments, etc.

(a) The Trustee or the Notes Collateral Agent, as the case may be, shall sign any amendment, supplement or waiver to this Indenture authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as the case may be. In executing any amendment, supplement or waiver to this Indenture, the Trustee and the Notes Collateral Agent shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.04, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement or waiver is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the valid and binding obligation of the Issuer and any Guarantor party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

(b) The Notes Collateral Agent shall sign any amendment, supplement, consent or waiver authorized pursuant to any of the Collateral Documents or Intercreditor Agreement in accordance with the terms thereof (including, without limitation, without the further consent or agreement of the Holders if so provided in such Collateral Document or the Intercreditor Agreement or otherwise in accordance with Section 9.01(b) of this Indenture) if the amendment, supplement, consent or waiver does not adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent. In executing any amendment, supplement, consent or waiver to any of the Collateral Documents or the Intercreditor Agreement, the Notes Collateral Agent shall receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amendment, supplement, consent or waiver is authorized or permitted by the applicable Collateral Document and/or the Intercreditor Agreement, as the case may be, and complies with the provisions thereof.

Section 9.07 Payments for Consent.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment; provided that this Section 9.07 shall not be breached if such consents, waivers or amendments are sought in connection with an exchange offer where participation in such exchange offer is limited to Holders who are “qualified institutional buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regulation S then such consideration need only be offered to all Holders to whom the exchange offer is made and to be paid to all such Holders that consent, waive or agree to amend in such time frame.

ARTICLE 10

GUARANTEES

Section 10.01 Guarantee.

(a) Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantees, on a senior secured basis, to each Holder and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Issuer hereunder or thereunder, that: (1) the principal, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise, and interest on the overdue principal and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or under the Notes shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise collectively, the “Guaranteed Obligations.” Failing payment by the Issuer when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture, or pursuant to Section 10.06.

(c) Each of the Guarantors also agrees, jointly and severally, to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) Incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

(f) Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or the Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(g) In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(h) Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent conveyance or a fraudulent transfer for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or foreign law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee will be entitled upon payment in full of all Guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment, determined in accordance with GAAP.

Section 10.03 Execution and Delivery.

(a) To evidence its Note Guarantee set forth in Section 10.01, each Guarantor hereby agrees that this Indenture shall be executed on behalf of such Guarantor by an Officer or person holding an equivalent title.

(b) Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(c) If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantees shall be valid nevertheless.

(d) The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

(e) If required by Section 4.11, the Issuer shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.11 and this Article 10, to the extent applicable.

Section 10.04 Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture or the Notes shall have been paid in full.

Section 10.05 Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

Section 10.06 Release of Note Guarantees.

(a) A Note Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Subsidiary Guarantor, the Issuer or the Trustee shall be required for the release of such Subsidiary Guarantor’s Note Guarantee, upon:

(1) (A) any sale, assignment, transfer, conveyance, exchange or other disposition (by merger, consolidation or otherwise) of the Capital Stock of such Subsidiary Guarantor after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary, which sale, assignment, transfer, conveyance, exchange or other disposition is made in compliance with the provisions of this Indenture;

(B) the release or discharge of such Subsidiary Guarantor from its Guarantee of Indebtedness of the Company and its Restricted Subsidiaries under the Senior Credit Facility (including, by reason of the termination of the Senior Credit Facility) and all other Indebtedness for borrowed money of the Issuer and the Guarantors, including the Guarantee that resulted in the obligation of such Subsidiary Guarantor to Guarantee the

Notes, if such Subsidiary Guarantor would not then otherwise be required to Guarantee the Notes pursuant to this Indenture, except a release or discharge by or as a result of payment under such Guarantee; provided that if such Subsidiary Guarantor has Incurred any Indebtedness in reliance on its status as a Subsidiary Guarantor under Section 4.09, such Subsidiary Guarantor’s obligations under such Indebtedness, as the case may be, so Incurred are satisfied in full and discharged or are otherwise permitted to be Incurred by a Restricted Subsidiary (other than a Subsidiary Guarantor) under Section 4.09;

(C) the proper designation of any Subsidiary Guarantor as an Unrestricted Subsidiary; or

(D) with the consent of the Holders in accordance with Article 9;

(E) the Issuer’s exercise of its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8; or

(F) the satisfaction and discharge of the Issuer’s obligations under this Indenture in accordance with the terms of this Indenture; and

(2) in the case of clauses (a)(1)(A), (C), (D), (E) and (F) only, such Subsidiary Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in this Indenture relating to such transaction or release have been complied with.

(b) At the written request of the Issuer, the Trustee shall execute and deliver any documents reasonably required in order to evidence such release and discharge in respect of the applicable Note Guarantee of a Subsidiary Guarantor.

(c) Notwithstanding the foregoing, in the event that any released Subsidiary Guarantor (in the case of Sections 10.06(a)(1)(B), (C), and (D)) thereafter borrows money or guarantees Indebtedness under the Senior Credit Facility or guarantees any other Indebtedness for borrowed money of the Issuer or any Guarantor, such former Subsidiary Guarantor shall again provide a Note Guarantee if required pursuant to Section 4.11.

ARTICLE 11

COLLATERAL AND SECURITY

Section 11.01 Collateral.

(a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Note Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Note Guarantees and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 7.07, and the Notes, the Note Guarantees, the Intercreditor Agreement and the Collateral Documents, shall be secured by first-priority Liens (subject to Permitted Liens, and on a pari passu basis with the other First Lien Indebtedness) on the Collateral. The Trustee, for the benefit of the Holders, hereby appoints U.S. Bank Trustees Limited as the initial Notes Collateral Agent and the Notes Collateral Agent is hereby authorized and directed to execute and deliver the Collateral Documents and the Intercreditor Agreement. The Issuer and the Guarantors hereby agree that the Notes Collateral Agent shall hold the Collateral in trust for the benefit of all of the Holders and the Trustee, in each case pursuant to the terms of the Collateral Documents and the Intercreditor Agreement.

(b) Each Holder, by its acceptance of any Notes and the Note Guarantees, consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreement (including, without limitation, the provisions providing for foreclosure and release of Collateral and the automatic amendments, supplements, consents, waivers and other modifications thereto without the consent of the Holders) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and authorizes and directs the Notes Collateral Agent to perform its obligations and exercise its rights under the Collateral Documents and the Intercreditor Agreement in accordance therewith.

(c) The Trustee and each Holder, by accepting the Notes and the Note Guarantees, acknowledge that, as more fully set forth in the Collateral Documents and the Intercreditor Agreement, the Notes Collateral as now or hereafter constituted shall be held for the benefit of the Notes Collateral Agent, all the Holders and the Trustee, and that the Liens granted on the Collateral pursuant to the Collateral Documents are subject to and qualified and limited in all respects by the Collateral Documents and the Intercreditor Agreement and actions that may be taken thereunder.

(d) The Issuer and the Guarantors shall do or cause to be done all acts and things that may be required to have all security interests in the personal and real property Collateral duly created and enforceable and perfected on or promptly following the Issue Date, but in any event (i) no later than 60 days or as promptly as reasonably practicable thereafter, in the case of personal property (other than the Capital Stock issued by a Foreign Subsidiary or intellectual property registered in any non-U.S. jurisdiction), (ii) no later than 90 days or as promptly as reasonably practicable thereafter, in the case of real property, (iii) no later than 120 days or as promptly as reasonably practicable thereafter, in the case of Capital Stock issued by a Foreign Subsidiary and (iv) no later than 365 days or as promptly as reasonably practicable thereafter, in the case of intellectual property registered in any non-U.S. jurisdiction; provided, however, that with respect to the perfection of the security interests in property with respect to which a Lien may be perfected by the filing of a Uniform Commercial Code financing statement (or equivalent), the Uniform Commercial Code financing statement (or equivalent) will be required to be filed on the Issue Date. Notwithstanding anything to the contrary in the foregoing, (1) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located, titled, registered or filed outside of the United States (including any intellectual property registered in a non-U.S. jurisdiction) or to perfect such security interests in any such assets (it being understood that there shall be no Collateral Document (or other security agreements, pledge agreements, or share charge (or mortgage) agreements) governed under the laws of any non-U.S. jurisdiction) and (2) no control agreements or account pledges shall be required with respect to any deposit or securities accounts, in each case, unless and to the extent such actions (and Collateral Documents (or other security agreements, pledge agreements, or share charge (or mortgage) agreements)) or control agreements are then required pursuant to the terms at such time of the Senior Credit Facility or any related documents.

Section 11.02 Maintenance of Collateral.

The Issuer and the Note Guarantors shall (a) maintain the Collateral that is material to the conduct of their respective businesses in good working order, condition and repair; (b) pay all real estate and other taxes (except such as are contested in good faith and by appropriate negotiations or proceedings or as would not result in a material adverse effect); and (c) maintain in full force and effect all material permits and certain insurance coverages.

Section 11.03 Impairment of Collateral.

Subject to the rights of the holders of any senior Liens and Section 11.07, the Company shall not, and shall not permit any of the Restricted Subsidiaries to, take or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Trustee, the Notes Collateral Agent and the Holders, unless such action or failure to take action is otherwise permitted by this Indenture, the Intercreditor Agreement or the Collateral Documents.

Section 11.04 Further Assurances.

The Issuer and the Guarantors shall, at their sole expense, execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions which may be necessary, including those the Notes Collateral Agent may from time to time reasonably request, to create, better assure, preserve, protect, defend and perfect the security interest and the rights and remedies created under the Collateral Documents for the benefit of the Trustee, the Notes Collateral Agent and the Holders and the Trustee (subject to Permitted Liens). Such security interests and Liens will be created under the Collateral Documents.

Section 11.05 After-Acquired Collateral.

From and after the Issue Date, if the Issuer or any Guarantor acquires any property or asset constituting Collateral, including any Material Real Property, it must promptly execute and deliver such security instruments, financing statements, mortgages and deeds of trust and, with respect to any Material Real Property, deliver such certificates and opinions of counsel and surveys and title insurance policies as required under Section 11.06, as are required under this Indenture and the Collateral Documents to vest in the Notes Collateral Agent a perfected security interest with the priority set forth in the Intercreditor Agreement upon such property or asset as security for the Notes and the Note Guarantees and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such after-acquired Collateral to the same extent and with the same force and effect.

Section 11.06 Real Estate Mortgages and Filings.

With respect to any fee interest in any Premises owned by the Issuer or a Guarantor on the Issue Date or acquired by the Issuer or a Guarantor after the Issue Date that forms a part of the Collateral (individually and collectively, the “Premises”), within 90 days of the Issue Date or the date of acquisition (or such longer period as may be permitted under the Senior Credit Facility), as applicable:

(a) The Issuer or such Guarantor shall deliver to the Notes Collateral Agent, as mortgagee or beneficiary, as applicable, for the ratable benefit of itself and the Holders, fully executed Mortgages, in accordance with the requirements of this Indenture and/or the Collateral Documents, duly executed by the Issuer or such Guarantor, together with satisfactory evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of such Mortgage (and payment of any taxes or fees in connection therewith), together with any necessary fixture filings, as may be necessary to create a valid, perfected Lien, with the priority required by this Indenture, the Collateral Documents and the Intercreditor Agreement, subject to no Liens, defects and encumbrances, other than Permitted Liens, against the properties purported to be covered thereby;

(b) the Notes Collateral Agent shall have received mortgagee’s title insurance policies in favor of the Notes Collateral Agent, and its successors and/or assigns, in the form necessary, with respect to the property purported to be covered by the applicable Mortgages, to insure that the interests created by the Mortgages constitute valid Liens thereon, with the priority required by this

Indenture, the Collateral Documents and the Intercreditor Agreement, free and clear of all Liens, defects and encumbrances, other than Permitted Liens. All such title policies to be in amounts equal to 110% of the estimated Fair Market Value of the Premises covered thereby, and such policies shall also include, to the extent available, all such endorsements as shall be reasonably required in transactions of similar size and purpose and shall be accompanied by evidence of the payment in full by the Issuer or the applicable Guarantor of all premiums thereon (or that satisfactory arrangements for such payment have been made); and

(c) the Issuer or the Guarantors shall deliver to the Notes Collateral Agent (x) with respect to each of the Premises owned on the Issue Date, such filings, surveys (and any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies), local counsel opinions, opinions of counsel in the jurisdiction of organization of the owner of the applicable Premises, along with such other documents, instruments, certificates and agreements, and any other documents necessary to comply with Sections 11.06(a) and (b) and as the Notes Collateral Agent and its counsel may reasonably request and (y) with respect to each of the Premises acquired after the Issue Date, such filings, surveys (and any updates or affidavits that the title company may reasonably require in connection with the issuance of the title insurance policies), along with such other documents, instruments, certificates and agreements, and any other documents necessary to comply with Sections 11.06(a) and (b) and to perfect the Notes Collateral Agent’s security interest, with the Lien priority required by this Indenture, the Collateral Documents and the Intercreditor Agreement in such Premises, together with such local counsel opinions, opinions of counsel in the jurisdiction of organization of the owner of the applicable Premises, and other documents as the Notes Collateral Agent and its counsel shall reasonably request.

Section 11.07 Release of Liens on the Collateral.

(a) The Liens on the Collateral will be released with respect to the Notes and the Note Guarantees, as applicable:

(1)	in whole, upon payment in full of the principal of, accrued and unpaid interest, including premium, if any, on the Notes;

(2)	in whole, upon satisfaction and discharge of this Indenture in accordance with Article 12;

(3)	in whole, upon a Legal Defeasance or Covenant Defeasance as set forth under Article 8;

(4)	in whole or in part, in accordance with the applicable provisions of the Collateral Documents, the Intercreditor Agreement and this Indenture;

(5)

with the consent of Holders of 66 2⁄3% in aggregate principal amount of the Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes);

(6)	with respect to assets of a Subsidiary Guarantor upon release of such Subsidiary Guarantor from its Note Guarantee in accordance with Article 10;

(7)	to enable the disposition of property or other assets that constitute Collateral to the extent not prohibited by Section 4.16; and

(8)

in part, as to any particular property or asset included in the Collateral (but not all or substantially all of the Collateral) at such time as such property or asset no longer secures the Obligations under the Senior Credit Facility or any other First Lien Indebtedness, other than any release of Collateral in connection with any discharge in full of the Obligations under the Senior Credit Facility or such First Lien Indebtedness; provided that the aggregate Fair Market Value of Collateral released pursuant to this Section 11.07(a)(8) shall not exceed $50.0 million;

provided that, in the case of any release in whole pursuant to clauses (1), (2), (3) and (4) of this Section 11.07(a), all amounts owing to the Trustee and the Notes Collateral Agent under this Indenture, the Notes, the Note Guarantee, the Collateral Documents and the Intercreditor Agreement have been paid.

(b) To the extent that the Lien on such property or asset is no longer required to be perfected under the Senior Credit Facility, (i) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken in any non-U.S. jurisdiction to perfect or make enforceable any security interests in assets located or titled outside of the United States (including any foreign registered intellectual property) and (ii) to the extent any such Lien securing obligations under the Senior Credit Facility is no longer perfected because it is no longer required under the Senior Credit Facility to be perfected in any such non-U.S. jurisdiction, the Trustee and/or Notes Collateral Agent shall, at the written request of the Issuer, make such filings and take such actions as necessary or appropriate in, and/or under the laws of, such non-U.S. jurisdictions to ensure all corresponding Liens securing the Notes and the Note Guarantees are similarly no longer perfected.

(c) The Issuer and each Guarantor will furnish to the Trustee and the Notes Collateral Agent, prior to each proposed release of Collateral pursuant to Section 11.07(a)(1), (2), (3), (5), (6) and (8) or pursuant to the Collateral Documents:

(1)	an Officer’s Certificate requesting any such release, filing or other action without recourse, warranty or representation of any kind (express or implied);

(2)	an Officer’s Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture and the Collateral Documents to such release have been complied with; and

(3)	a form of such release (which release shall be in form reasonably satisfactory to the Trustee and shall provide that the requested release is without recourse or warranty to the Trustee).

(d) Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent for any release of Collateral as set forth above, and if required by this Indenture upon delivery by the Issuer or the Guarantors to the Trustee an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee or the Notes Collateral Agent shall promptly cause to be released and reconveyed to the Issuer or the Guarantors, as the case may be, the released Collateral and take all other actions reasonably requested by the Issuer in connection therewith.

Section 11.08 Information Regarding Collateral.

(a) The Issuer will furnish to the Notes Collateral Agent, with respect to the Issuer or any Guarantor, promptly (and in any event within 10 days of such change or such longer period as then permitted under the Senior Credit Facility) written notice of any change in such Person’s (1) corporate or organization name, (2) jurisdiction of organization or formation, (3) identity or corporate structure or (4)

organizational identification number. The Issuer and the Guarantors will agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made, or will have been made within 10 days following such change (or such longer period as then permitted under the Senior Credit Facility) or within any applicable statutory period, under the Uniform Commercial Code and any other applicable laws that are required in the Collateral Documents in order for the Collateral to be made subject to the Lien of the Notes Collateral Agent under the Collateral Documents in the manner and to the extent required by this Indenture or any of the Collateral Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by the Collateral Documents. The Issuer also agrees promptly to notify the Notes Collateral Agent in writing if any material portion of the Collateral is damaged, destroyed or condemned in a manner which would reasonably be expected to have a material adverse effect.

Section 11.09 Collateral Documents and Intercreditor Agreement.

The provisions in this Indenture relating to Collateral are subject to the provisions of the Collateral Documents and the Intercreditor Agreement. The Issuer, the Guarantors, the Trustee, the Notes Collateral Agent and, by their acceptance of the Notes, the Holders acknowledge and agree to be bound by the provisions of the Collateral Documents and the Intercreditor Agreement.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

(a) This Indenture will be discharged, and will cease to be of further effect as to all Notes and Note Guarantees issued hereunder, when either:

(1) all Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer) have been delivered to the Trustee for cancellation; or

(2) (A) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent, as trust funds in trust solely for the benefit of the Holders, cash in Euro, Government Securities, or a combination thereof, in such amounts as will be sufficient, as confirmed, certified or attested to by an Independent Financial Advisor in writing to the Trustee to the extent any Government Securities are deposited, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption, as the case may be;

(B) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) and the deposit will not result in a breach or violation of, or constitute a default under, the Senior Credit Facility or any other material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(C) the Issuer or any Guarantor has paid or caused to be paid all sums payable by the Issuer under this Indenture; and

(D) the Issuer has delivered irrevocable instructions to the Trustee and the Paying Agent to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

(b) In addition, the Issuer shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent to satisfaction and discharge have been satisfied. Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to Section 12.01(a)(2)(A), the provisions of Section 12.02 and Section 8.06 shall survive.

Section 12.02 Application of Trust Money.

(a) Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium, if any, and interest for whose payment such money has been deposited with the Trustee, but such money need not be segregated from other funds except to the extent required by law.

(b) If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture, the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if the Issuer has made any payment of principal, premium, if any, or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent, as the case may be.

ARTICLE 13

MISCELLANEOUS

Section 13.01 [Reserved].

Section 13.02 Notices.

(a) Any notice or communication to the Issuer, any Guarantor, the Trustee, the Notes Collateral Agent, the Common Depositary, the Principal Paying Agent or the Principal Registrar is duly given if in writing and (1) delivered in person, (2) mailed by first-class mail (certified or registered, return receipt requested), postage prepaid, or overnight air courier guaranteeing next day delivery or (3) sent by facsimile or electronic transmission, to its address set forth below:

if to the Issuer or any Guarantor:

c/o Diebold Nixdorf Dutch Holding B.V.

5995 Mayfair Road

PO Box 3077

North Canton, Ohio 44720

Fax No.: (330) 490-4450

Email: jonathan.leiken@dieboldnixdorf.com

Attention: Jonathan B. Leiken

with a copy to:

Jones Day

North Point

901 Lakeside Avenue

Cleveland, OH 44114

Fax No: (216) 579-0212

Email: mjsolecki@jonesday.com

Attention: Michael J. Solecki

if to the Trustee:

U.S. Bank National Association

1350 Euclid Avenue, Suite 1100

Cleveland, Ohio 44115 CN-OH-RN11

Email: david.schlabach@usbank.com

Attention: David A. Schlabach

if to the Notes Collateral Agent:

U.S. Bank Trustees Limited

125 Old Broad Street, Fifth Floor,

London, EC2N 1AR

United Kingdom

Email: mbs.relationship.management@usbank.com

Attention: Structured Finance Relationship Management - Diebold

if to the Common Depositary, Paying Agent and Registrar:

Elavon Financial Services DAC

Building 8, Cherrywood Business Park

Loughlinstown, Dublin 18

D18 W319, Ireland

Email: mbs.relationship.management@usbank.com

Attention: Structured Finance Relationship Management - Diebold

The Issuer, any Guarantor, the Trustee, the Notes Collateral Agent, the Common Depositary, the Principal Paying Agent or the Principal Registrar, by like notice, may designate additional or different addresses for subsequent notices or communications.

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; on the first date of which publication is made, if by publication; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; the next Business Day after timely delivery to the courier, if mailed by overnight air courier guaranteeing next day delivery; when receipt acknowledged, if sent by facsimile or electronic transmission; provided that any notice or communication delivered to the Trustee or the Notes Collateral Agent shall be deemed effective upon actual receipt thereof.

(c) Any notice or communication to a Holder shall be mailed by first-class mail (certified or registered, return receipt requested) or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register or by such other delivery system as the Trustee agrees to accept; provided that, anything herein to the contrary notwithstanding, for so long as any Notes are represented by Global Notes, all notices to Holders of the Global Notes will be mailed or otherwise delivered to Euroclear and Clearstream and may be given in any manner as may be required or permitted by Euroclear or Clearstream, as the case may be. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee and the Notes Collateral Agent, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(e) Where this Indenture provides for notice of any event to a Holder of a Global Note, such notice shall be sufficiently given if given to Euroclear and Clearstream for such Note (or its designee), according to the Applicable Procedures, if any, prescribed for the giving of such notice. In addition, for so long as any of the Notes on the Official List of the Exchange and the rules of the Exchange shall so require, notices with respect to the Notes will be notified to the Exchange.

(f) Each of the Trustee, the Notes Collateral Agent, the Principal Paying Agent and the Principal Registrar agree to accept and act upon notice, instructions or directions pursuant to this Indenture sent by unsecured facsimile or electronic transmission; provided, however, that (1) the party providing such written notice, instructions or directions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee, the Notes Collateral Agent, the Principal Paying Agent and the Principal Registrar in a timely manner, and (2) such originally executed notice, instructions or directions shall be signed by an authorized representative of the party providing such notice, instructions or directions. None of the Trustee, the Notes Collateral Agent, the Principal Paying Agent or the Principal Registrar shall be liable for any losses, costs or expenses arising directly or indirectly from its reasonable reliance upon and compliance with such notice, instructions or directions notwithstanding such notice, instructions or directions conflict or are inconsistent with a subsequent notice, instructions or directions.

(g) If a notice or communication is sent in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(h) If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee, the Notes Collateral Agent and each Agent at the same time.

Section 13.03 [Reserved].

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any Guarantor to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee or the Notes Collateral Agent:

(a) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as the case may be (which shall include the statements set forth in Section 13.05), stating that, in the opinion of the signer(s), all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or the Notes Collateral Agent, as the case may be (which shall include the statements set forth in Section 13.05), stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with; provided that subject to Section 5.01(c), no Opinion of Counsel shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor, the Trustee and the Notes Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit C.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.07) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees, Members, Partners and Shareholders.

No past, present or future director, officer, employee, incorporator, member, partner or shareholder of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor (other than the Issuer in respect of the Notes and each Guarantor in respect of its Note Guarantee) under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation.

Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08 Governing Law.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 13.09 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

EACH OF THE ISSUER AND THE GUARANTORS HEREBY IRREVOCABLY SUBMITS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 13.10 Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, epidemics, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 13.11 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer, the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.12 Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee and the Notes Collateral Agent in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06.

Section 13.13 Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.14 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 13.15 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.16 Facsimile and PDF Delivery of Signature Pages.

The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.17 U.S.A. PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the U.S.A. PATRIOT Act, the Trustee is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. PATRIOT Act.

Section 13.18 Payments Due on Non-Business Days.

In any case where any Interest Payment Date, redemption date or repurchase date or the Stated Maturity of the Notes shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of the Notes) payment of principal, premium, if any, or interest on the Notes need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, redemption date or repurchase date, or at the Stated Maturity of the Notes, provided that no interest will accrue for the period from and after such Interest Payment Date, redemption date, repurchase date or Stated Maturity, as the case may be.

[Signatures on following page]

DIEBOLD NIXDORF DUTCH HOLDING B.V.

By:	/s/ Rachael Mauk
Name: Rachael Mauk
Title: Authorised Signatory

DIEBOLD NIXDORF, INCORPORATED

By:	/s/ Jeffrey Rutherford
Name: Jeffrey Rutherford
Title: Senior Vice President and Chief Financial Officer

DIEBOLD GLOBAL FINANCE CORPORATION
DIEBOLD HOLDING COMPANY, LLC
DIEBOLD SELF-SERVICE SYSTEMS
DIEBOLD SST HOLDING COMPANY, LLC
GRIFFIN TECHNOLOGY INCORPORATED

By:	/s/ Jonathan Leiken
Name: Jonathan Leiken
Title: President

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David A. Schlabach
Name: David A. Schlabach
Title: Vice President

U.S. BANK TRUSTEES LIMITED,
as Notes Collateral Agent

By:	/s/ Michael Leong
Name: Michael Leong
Title: Authorised Signatory

ELAVON FINANCIAL SERVICES DAC,
as Paying Agent, Transfer Agent and Registrar

By:	/s/ Michael Leong
Name: Michael Leong
Title: Authorised Signatory

PROVISIONS RELATING TO INITIAL NOTES AND

ADDITIONAL NOTES

Section 1.1 Definitions.

(a) Capitalized Terms.

Capitalized terms used but not defined in this Appendix A have the meanings given to them in this Indenture. The following capitalized terms have the following meanings:

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Note or beneficial interest therein, the rules and procedures of the Common Depositary for such Global Note, Euroclear or Clearstream, in each case to the extent applicable to such transaction and as in effect from time to time.

“Distribution Compliance Period,” means, with respect to any Note, the period of 40 consecutive days beginning on and including the later of (a) the day on which such Note is first offered to persons other than distributors (as defined in Regulation S) in reliance on Regulation S, notice of which day shall be promptly given by the Issuer to the Trustee, and (b) the date of issuance with respect to such Note or any predecessor of such Note.

“IAI” means an institution that is an “accredited investor” as described in Rule 501(a)(1), (2), (3) or (7) under the Securities Act and is not a QIB.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“U.S. person” means a “U.S. person” as defined in Regulation S.

“Unrestricted Global Note” means any Note in global form that does not bear or is not required to bear the Restricted Notes Legend.

“United States” means the United States of America.

(b) Other Definitions.

Term:	Defined in Section:
“Agent Members”	2.1(c)
“Definitive Notes Legend”	2.2(e)
“ERISA Legend”	2.2(e)
“Global Note”	2.1(b)
“Global Notes Legend”	2.2(e)
“IAI Global Note”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Regulation S Notes”	2.1(a)
“Restricted Notes Legend”	2.3(e)
“Rule 144A Global Note”	2.1(b)
“Rule 144A Notes”	2.1(a)

Section 2.1 Form and Dating

(a) The Initial Notes issued on the date hereof shall be (i) offered and sold by the Issuer to the initial purchasers thereof and (ii) resold, initially only to (1) QIBs in reliance on Rule 144A (“Rule 144A Notes”) and (2) Persons other than U.S. persons in reliance on Regulation S (“Regulation S Notes”). Additional Notes may also be considered to be Rule 144A Notes or Regulation S Notes, as applicable.

(b) Global Notes. Rule 144A Notes shall be issued initially in the form of one or more permanent global Notes in definitive, fully registered form, numbered RA-1 upward (collectively, the “Rule 144A Global Note”) and Regulation S Notes shall be issued initially in the form of one or more global Notes, numbered RS-1 upward (collectively, the “Regulation S Global Note”), in each case without interest coupons and bearing the Global Notes Legend and Restricted Notes Legend, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Common Depositary, and registered in the name of the Common Depositary or a nominee of the Common Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in the Indenture. One or more global Notes in definitive, fully registered form without interest coupons and bearing the Global Notes Legend and the Restricted Notes Legend, numbered RIAI-1 upward (collectively, the “IAI Global Note”) shall also be issued on the Issue Date, deposited with the Custodian, and registered in the name of the Common Depositary or a nominee of the Common Depositary, duly executed by the Issuer and authenticated by the Trustee as provided in this Indenture to accommodate transfers of beneficial interests in the Notes to IAIs subsequent to the initial distribution. The Rule 144A Global Note, the IAI Global Note, the Regulation S Global Note and any Unrestricted Global Note are each referred to herein as a “Global Note” and are collectively referred to herein as “Global Notes.” Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Common Depositary, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 of this Indenture and Section 2.2(c) of this Appendix A.

(c) Book-Entry Provisions. This Section 2.1(c) shall apply only to a Global Note deposited with or on behalf of the Common Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1(c) and Section 2.02 of this Indenture and pursuant to an order of the Issuer signed by an Officer of the Issuer, authenticate and deliver initially one or more Global Notes that (i) shall be registered in the name of the Common Depositary for such Global Note or Global Notes or the nominee of such Common Depositary and (ii) shall be delivered by the Trustee to such Common Depositary or pursuant to such Common Depositary’s instructions.

Members of, or participants in, Euroclear or Clearstream (“Agent Members”) shall have no rights under the Indenture with respect to any Global Note held on their behalf by the Common Depositary or its nominee or under such Global Note, and the Common Depositary or its nominee, as applicable, may be treated by the Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Common Depositary or impair, as between Euroclear or Clearstream and their Agent Members, the operation of customary practices of Euroclear or Clearstream governing the exercise of the rights of a holder of a beneficial interest in any Global Note.

(d) Definitive Notes. Except as provided in Section 2.2 or Section 2.3 of this Appendix A, owners of beneficial interests in Global Notes shall not be entitled to receive physical delivery of Definitive Notes.

Section 2.2 Transfer and Exchange.

(a) Transfer and Exchange of Definitive Notes for Definitive Notes. When Definitive Notes are presented to the Registrar with a request:

(i) to register the transfer of such Definitive Notes; or

(ii) to exchange such Definitive Notes for an equal principal amount of Definitive Notes of other authorized denominations,

the Registrar shall register the transfer or make the exchange as requested if its reasonable requirements for such transaction are met; provided, however, that the Definitive Notes surrendered for transfer or exchange:

(1) shall be duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(2) in the case of Transfer Restricted Notes, they are being transferred or exchanged pursuant to an effective registration statement under the Securities Act or pursuant to Section 2.2(b) of this Appendix A or otherwise in accordance with the Restricted Notes Legend, and are accompanied by a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto.

(b) Restrictions on Transfer of a Definitive Note for a Beneficial Interest in a Global Note. A Definitive Note may not be exchanged for a beneficial interest in a Global Note except upon satisfaction of the requirements set forth below. Upon receipt by the Trustee of a Definitive Note, duly endorsed or accompanied by a written instrument of transfer in form reasonably satisfactory to the Issuer and the Registrar, together with:

(i) a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto; and

(ii) written instructions directing the Registrar to make an adjustment on its books and records with respect to such Global Note to reflect an increase in the aggregate principal amount of the Notes represented by the Global Note, such instructions to contain information regarding Euroclear or Clearstream, as applicable, account to be credited with such increase, the Trustee shall cancel such Definitive Note and cause, or direct the Common Depositary to cause, in accordance with the standing instructions and procedures of Euroclear or Clearstream, as applicable, the aggregate principal amount of Notes represented by the Global Note to be increased by the aggregate principal amount of the Definitive Note to be exchanged and shall credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Global Note equal to the principal amount of the Definitive Note so canceled. If the applicable Global Note is not then outstanding, the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new applicable Global Note in the appropriate principal amount.

(c) Transfer and Exchange of Global Notes.

(i) The transfer and exchange of Global Notes or beneficial interests therein shall be effected through Euroclear and Clearstream, in accordance with the Indenture (including applicable restrictions on transfer set forth in Section 2.2(d) of this Appendix A, if any) and the procedures of Euroclear and Clearstream therefor. A transferor of a beneficial interest in a Global Note shall deliver to the Registrar a written order given in accordance with Euroclear and Clearstream’s procedures containing information regarding the participant account in Euroclear and Clearstream to be credited with a beneficial interest in such Global Note, or another Global Note and such account shall be credited in accordance with such order with a beneficial interest in the applicable Global Note and the account of the Person making the transfer shall be debited by an amount equal to the beneficial interest in the Global Note being transferred.

(ii) If the proposed transfer is a transfer of a beneficial interest in one Global Note to a beneficial interest in another Global Note, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Global Note to which such interest is being transferred in an amount equal to the principal amount of the interest to be so transferred, and the Registrar shall reflect on its books and records the date and a corresponding decrease in the principal amount of the Global Note from which such interest is being transferred.

(iii) Notwithstanding any other provisions of this Appendix A (other than the provisions set forth in Section 2.3 of this Appendix A), a Global Note may not be transferred except as a whole and not in part if the transfer is by the Common Depositary to a nominee of the Common Depositary or by a nominee of the Common Depositary to the Common Depositary or another nominee of the Common Depositary or by the Common Depositary or any such nominee to a successor Common Depositary or a nominee of such successor Common Depositary.

(d) Restrictions on Transfer of Global Notes; Voluntary Exchange of Interests in Transfer Restricted Global Notes for Interests in Unrestricted Global Notes.

(i) Transfers by an owner of a beneficial interest in a Rule 144A Global Note or an IAI Global Note to a transferee who takes delivery of such interest through another Transfer Restricted Global Note shall be made in accordance with the Applicable Procedures and the Restricted Notes Legend and only upon receipt by the Trustee of a certification from the transferor in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers and, as applicable, delivery of such legal opinions, certifications and other information as may be requested pursuant thereto. In addition, in the case of a transfer of a beneficial interest in either a Regulation S Global Note or a Rule 144A Global Note for an interest in an IAI Global Note, the transferee must furnish a signed letter substantially in the form of Exhibit B to the Trustee.

(ii) During the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note may only be sold, pledged or transferred through Euroclear or Clearstream in accordance with the Applicable Procedures, the Restricted Notes Legend on such Regulation S Global Note and any applicable securities laws of any state of the U.S. Prior to the expiration of the Distribution Compliance Period, transfers by an owner of a beneficial interest in the Regulation S Global Note to a transferee who takes delivery of such interest through a Rule 144A Global Note or an IAI Global Note shall be made only in accordance with the Applicable Procedures and the Restricted Notes Legend and upon receipt by the Trustee of a written certification from the transferor of the beneficial interest in the form provided on the reverse side of the Form of Note in Exhibit A for exchange or registration of transfers. Such written certification shall no longer be required after the expiration of the Distribution Compliance Period. Upon the expiration of the Distribution Compliance Period, beneficial ownership interests in the Regulation S Global Note shall be transferable in accordance with applicable law and the other terms of the Indenture.

(iii) Upon the expiration of the Distribution Compliance Period, beneficial interests in the Regulation S Global Note may be exchanged for beneficial interests in an Unrestricted Global Note upon certification in the form provided on the reverse side of the Form of Note in Exhibit A for an exchange from a Regulation S Global Note to an Unrestricted Global Note.

(iv) Beneficial interests in a Transfer Restricted Note that is a Rule 144A Global Note or an IAI Global Note may be exchanged for beneficial interests in an Unrestricted Global Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and/or upon delivery of such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(v) If no Unrestricted Global Note is outstanding at the time of a transfer contemplated by the preceding clauses (iii) and (iv), the Issuer shall issue and the Trustee shall authenticate, upon an Authentication Order, a new Unrestricted Global Note in the appropriate principal amount.

(e) Legends.

(i) Except as permitted by Section 2.2(d), this Section 2.2(e) and Section 2.2(i) of this Appendix A, each Note certificate evidencing the Global Notes and the Definitive Notes (and all Notes issued in exchange therefor or in substitution thereof) shall bear a legend in substantially the following form (each defined term in the legend being defined as such for purposes of the legend only) (“Restricted Notes Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD,

ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS [IN THE CASE OF RULE 144A NOTES: SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH DIEBOLD NIXDORF DUTCH HOLDING B.V. (THE “ISSUER”) OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY),] [IN THE CASE OF REGULATION S NOTES: 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S], ONLY (A) TO DIEBOLD NIXDORF DUTCH HOLDING B.V. (THE “ISSUER”), DIEBOLD NIXDORF, INCORPORATED OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OF €250,000 OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. [IN THE CASE OF REGULATION S NOTES: BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.]

Each Definitive Note shall bear the following additional legend (“Definitive Notes Legend”):

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

Each Global Note shall bear the following additional legend (“Global Notes Legend”):

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK SA/NV (“EUROCLEAR”), OR CLEARSTREAM BANKING, SOCIÉTÉ ANONYME (“CLEARSTREAM”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY FOR THIS SECURITY OR ITS AUTHORIZED NOMINEE OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM (AND ANY PAYMENT IS MADE TO THE COMMON DEPOSITARY FOR THIS SECURITY OR ITS AUTHORIZED NOMINEE, OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR OR CLEARSTREAM), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, ITS AUTHORIZED NOMINEE, HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE COMMON DEPOSITARY, EUROCLEAR OR CLEARSTREAM, TO NOMINEES OF THE COMMON DEPOSITARY, EUROCLEAR OR CLEARSTREAM OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Each Note shall bear the following additional legend (“ERISA Legend”):

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT TO WHICH SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), APPLIES, OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLAN, ACCOUNT OR ARRANGEMENT, OF A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA), OF A CHURCH PLAN (AS DEFINED IN SECTION 3(33) OF ERISA) THAT HAS NOT MADE AN ELECTION UNDER SECTION 410(D) OF THE CODE, OR OF A NON-U.S. PLAN, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL

NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY OTHER APPLICABLE UNITED STATES FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS SIMILAR TO ERISA AND THE CODE.

(ii) Upon any sale or transfer of a Transfer Restricted Note that is a Definitive Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Note for a Definitive Note that does not bear the Restricted Notes Legend and the Definitive Notes Legend and rescind any restriction on the transfer of such Transfer Restricted Note if the Holder certifies in writing to the Registrar that its request for such exchange is in respect of a transfer made in reliance on Rule 144 (such certification to be in the form set forth on the reverse side of the Form of Note in Exhibit A) and provides such legal opinions, certifications and other information as the Issuer or the Trustee may reasonably request.

(iii) After a transfer of any Initial Notes or Additional Notes during the period of the effectiveness of a shelf registration statement with respect to such Initial Notes or Additional Notes, as the case may be, all requirements pertaining to the Restricted Notes Legend on such Initial Notes or Additional Notes shall cease to apply and the requirements that any such Initial Notes or Additional Notes be issued in global form shall continue to apply.

(f) Cancellation or Adjustment of Global Note. At such time as all beneficial interests in a Global Note have either been exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, such Global Note shall be returned by the Common Depositary to the Trustee for cancellation or retained and canceled by the Trustee. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Definitive Notes, transferred in exchange for an interest in another Global Note, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Note shall be reduced and an adjustment shall be made on the books and records of the Registrar to reflect such reduction.

(g) Obligations with Respect to Transfers and Exchanges of Notes.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate, Definitive Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be imposed in connection with any registration of transfer or exchange (other than pursuant to Section 2.07 of this Indenture), but the Issuer may require payment of a sum sufficient to cover any transfer tax, assessments, or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.15, 4.16 and 9.05 of this Indenture).

(iii) Prior to the due presentation for registration of transfer of any Note, the Issuer, the Trustee, the Paying Agent or the Registrar may deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal, premium, if any, and interest on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and none of the Issuer, the Trustee, the Paying Agent or the Registrar shall be affected by notice to the contrary.

(iv) All Notes issued upon any transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such transfer or exchange.

(v) In order to effect any transfer or exchange of an interest in any Transfer Restricted Note for an interest in a Note that does not bear the Restricted Notes Legend and has not been registered under the Securities Act, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel, in form reasonably acceptable to the Registrar to the effect that no registration under the Securities Act is required in respect of such exchange or transfer or the re-sale of such interest by the beneficial holder thereof, shall be required to be delivered to the Registrar and the Trustee.

(h) No Obligation of the Trustee.

(i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global Note, a member of, or a participant in Euroclear and/or Clearstream or any other Person with respect to the accuracy of the records of Euroclear and/or Clearstream or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Common Depositary) of any notice (including any notice of redemption or repurchase) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes shall be given or made only to the registered Holders (which shall be the Common Depositary or its nominee in the case of a Global Note). The rights of beneficial owners in any Global Note shall be exercised only through the Common Depositary subject to the applicable rules and procedures of Euroclear and/or Clearstream. The Trustee may rely and shall be fully protected in relying upon information furnished by the Common Depositary with respect to its members, participants and any beneficial owners.

(ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Euroclear and/or Clearstream participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

Section 2.3 Definitive Notes.

(a) A Global Note deposited with the Common Depositary or its nominee pursuant to Section 2.1 may be transferred to the beneficial owners thereof in the form of Definitive Notes in an aggregate principal amount equal to the principal amount of such Global Note, in exchange for such Global Note, only if such transfer complies with Section 2.2 of this Appendix A and (i) Euroclear or Clearstream, as the case may be, notifies the Issuer that it is unwilling or unable to continue as a depositary for the Global Notes and a successor clearing agency is not appointed by the Issuer within 90 days of such notice or (ii) an Event of Default has occurred and is continuing and the Registrar has received a request from the Depository. In addition, any Affiliate of the Issuer or any Guarantor that is a beneficial owner of all or part of a Global Note may have such Affiliate’s beneficial interest transferred to such Affiliate in the form of a Definitive Note by providing a written request to the Issuer and the Trustee and such Opinions of Counsel, certificates or other information as may be required by this Indenture or the Issuer or Trustee.

(b) Any Global Note that is transferable to the beneficial owners thereof pursuant to this Section 2.3 shall be surrendered by the Common Depositary to the Trustee, to be so transferred, in whole or from time to time in part, without charge, and the Trustee shall authenticate and deliver, upon such transfer of each portion of such Global Note, an equal aggregate principal amount of Definitive Notes of authorized denominations. Any portion of a Global Note transferred pursuant to this Section 2.3 shall be executed, authenticated and delivered only in denominations of €100,000 and integral multiples of €1,000 in excess thereof and registered in such names as the Common Depositary shall direct. Any Definitive Note delivered in exchange for an interest in a Global Note that is a Transfer Restricted Note shall, except as otherwise provided by Section 2.2(e) of this Appendix A, bear the Restricted Notes Legend.

(c) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and Persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Indenture or the Notes.

(d) In the event of the occurrence of any of the events specified in Section 2.3(a) of this Appendix A, the Issuer shall promptly make available to the Trustee a reasonable supply of Definitive Notes in fully registered form without interest coupons.

EXHIBIT A

[FORM OF FACE OF NOTE]

[Insert the Restricted Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Global Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the Definitive Notes Legend, if applicable, pursuant to the provisions of the Indenture]

[Insert the ERISA Legend, if applicable, pursuant to the provisions of the Indenture.]

Common Code [                ]

ISIN [                ]1

[RULE 144A][REGULATION S][IAI][GLOBAL] NOTE

9.000% Senior Secured Notes due 2025

No. [RA-__] [RS-__] [RIAI-__] [U-__]	[Up to][2] [€______________]

DIEBOLD NIXDORF DUTCH HOLDING B.V.

promises to pay to [name of nominee of Common Depositary]3 [_______________] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]4 [of €_______ (_______ euros)]5 on July 15, 2025.

Interest Payment Dates: January 15 and July 15

Record Dates: January 1 and July 1

[1]	Rule 144A Note Common Code: 220638308

Rule 144A Note ISIN: XS2206383080

Regulation S Note Common Code: 220638286

Regulation S Note ISIN: XS2206382868

IAI Note Common Code: 201003032

IAI Note ISIN: XS2010030323

[2]	Include in Global Notes.
[3]	Include in Global Notes
[4]	Include in Global Notes
[5]	Include in Definitive Notes

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

DIEBOLD NIXDORF DUTCH HOLDING B.V.

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Dated:

[Reverse Side of Note]

9.000% Senior Secured Notes due 2025

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. Diebold Nixdorf Dutch Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Issuer”), promises to pay interest on the principal amount of this Note at 9.000% per annum until but excluding maturity. The Issuer shall pay interest semi-annually in arrears on January 15 and July 15 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including [July 20, 2020] [__________ , 20[__]]; provided that the first Interest Payment Date shall be [January 15, 2021] [__________ , 20[__]]. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer shall pay interest on the Notes to the Persons who are registered holders of Notes at the close of business on January 1 or July 1 (whether or not a Business Day), as the case may be, immediately preceding the related Interest Payment Date, even if such Notes are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Principal, premium, if any, and interest on the Notes shall be payable at the office or agency of the Issuer maintained for such purpose or, at the option of the Issuer, payment of interest and premium, if any, may be made by check mailed to the Holders at their respective addresses set forth in the Note Register; provided that all such payments with respect to Global Notes registered in the name of the Common Depositary or its nominee will be made by wire transfer of immediately available funds to the Common Depositary or its nominee.

3. PAYING AGENT AND REGISTRAR. Initially Elavon Financial Services DAC shall act as Paying Agent, Transfer Agent and Registrar. The Issuer may change any Paying Agent, Transfer Agent or Registrar without notice to the Holders. The Issuer or any of its Restricted Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of July 20, 2020 (as amended or supplemented from time to time, the “Indenture”), among Diebold Nixdorf Dutch Holding B.V., Diebold Nixdorf, Incorporated, the Guarantors named therein, Elavon Financial Services DAC, as Paying Agent, Transfer Agent and Registrar, the Trustee and the Notes Collateral Agent. This Note is one of a duly authorized issue of notes of the Issuer designated as its 9.000% Senior Secured Notes due 2025. The Issuer shall be entitled to issue Additional Notes pursuant to Section 2.01 and 4.09 of the Indenture. The Notes and any Additional Notes issued under the Indenture shall be treated as a single class of securities under the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. Any term used in this Note that is defined in the Indenture shall have the meaning assigned to it in the Indenture. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of an Offer to Purchase, as further described in the Indenture. The Issuer shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and Holders shall be required to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered for repurchase in connection with a Change of Control Offer or Asset Disposition Offer, except for the unredeemed portion of any Note being redeemed or repurchased in part.

7. PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee, the Notes Collateral Agent and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual, electronic or facsimile signature of the Trustee.

11. GOVERNING LAW. THIS NOTE WILL BE GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12. CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL. EACH OF THE ISSUER AND THE GUARANTORS HEREBY IRREVOCABLY SUBMITS, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE NOTE GUARANTEES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE NOTES COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. COMMON CODES AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused Common Codes and ISIN numbers to be printed on the Notes, and the Trustee may use Common Codes and ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

14. SECURITY. The Notes and the Note Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Collateral Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Trustee and the Holders, in each case pursuant to the Collateral Documents and the Intercreditor Agreement. Each Holder, by accepting this Note, consents and agrees to the terms of the Collateral Documents and the Intercreditor Agreement as the same may be in effect or may be amended from time to time in accordance with their terms and the Indenture and authorizes and directs the Notes Collateral Agent to enter into the Collateral Documents and the Intercreditor Agreement, and to perform its obligations thereunder in accordance therewith.

15. INTERCREDITOR AGREEMENT. Anything herein to the contrary notwithstanding, the liens and security interests securing the Obligations evidenced by this Note, the exercise of any right or remedy with respect thereto, and certain of the rights of the Holder hereof are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Note, the terms of the Intercreditor Agreement shall govern and control.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

c/o Diebold Nixdorf Dutch Holding B.V.

5995 Mayfair Road

PO Box 3077

North Canton, Ohio 44720

Fax No.: (330) 490-4450

Email: jonathan.leiken@dieboldnixdorf.com

Attention: Jonathan B. Leiken

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature:

                                                                      (Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR

REGISTRATION OF TRANSFERS OF TRANSFER RESTRICTED NOTES

This certificate relates to €_________ principal amount of Notes held in (check applicable space) ____ book-entry or _____ definitive form by the undersigned.

The undersigned (check one box below):

☐

has requested the Trustee by written order to deliver in exchange for its beneficial interest in a Global Note (or a portion thereof indicated above) held by the Common Depositary a Note or Notes in definitive, registered form of authorized denominations and an aggregate principal amount equal to its beneficial interest in such Global Note (or the portion thereof indicated above) in accordance with the Indenture; or

☐	has requested the Trustee by written order to exchange or register the transfer of a Note or Notes.

In connection with any transfer of any of the Notes evidenced by this certificate, the undersigned confirms that such Notes are being transferred in accordance with its terms:

CHECK ONE BOX BELOW

(1)	☐	to the Issuer or subsidiary thereof; or

(2)	☐	to the Registrar for registration in the name of the Holder, without transfer; or

(3)	☐	pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4)	☐	to a Person that the undersigned reasonably believes is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) that purchases for its own account or for the account of a qualified institutional buyer and to whom notice is given that such transfer is being made in reliance on Rule 144A, in each case pursuant to and in compliance with Rule 144A; or

(5)	☐	pursuant to offers and sales to non-U.S. persons that occur outside the United States within the meaning of Regulation S under the Securities Act (and if the transfer is being made prior to the expiration of the Distribution Compliance Period, the Notes shall be held immediately thereafter through Euroclear or Clearstream); or

(6)	☐	to an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) that has furnished to the Trustee a signed letter containing certain representations and agreements; or

(7)	☐	pursuant to Rule 144 (if available) under the Securities Act; or

(8)	☐	pursuant to another available exemption from registration under the Securities Act.

Unless one of the boxes is checked, the Trustee will refuse to register any of the Notes evidenced by this certificate in the name of any Person other than the registered Holder thereof; provided, however, that if box (5), (6), (7) or (8) is checked, the Issuer or the Trustee may require, prior to registering any such transfer of the Notes, such legal opinions, certifications and other information as the Issuer or the Trustee has reasonably requested to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Your Signature

Date:
Signature of Signature Guarantor

TO BE COMPLETED BY PURCHASER IF (4) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

Dated:
NOTICE:To be executed by an executive officer Name: Title:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

TO BE COMPLETED IF THE HOLDER REQUIRES AN EXCHANGE FROM A

REGULATION S GLOBAL NOTE TO AN UNRESTRICTED GLOBAL NOTE,

PURSUANT TO SECTION 2.2(d)(iii) OF APPENDIX A TO THE INDENTURE6

The undersigned represents and warrants that either:

☐	the undersigned is not a dealer (as defined in the Securities Act) and is a non-U.S. person (within the meaning of Regulation S under the Securities Act); or

☐

the undersigned is not a dealer (as defined in the Securities Act) and is a U.S. person (within the meaning of Regulation S under the Securities Act) who purchased interests in the Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements under the Securities Act; or

☐

the undersigned is a dealer (as defined in the Securities Act) and the interest of the undersigned in this Note does not constitute the whole or a part of an unsold allotment to or subscription by such dealer for the Notes.

Dated:
Your Signature

[6]	Include only for Regulation S Global Notes.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.15 or Section 4.16 of the Indenture, check the appropriate box below:

[    ] Section 4.15                             [    ] Section 4.16

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

€                          (integral multiples of €1,000; provided that the unpurchased portion must be in a minimum

            principal amount of €100,000)

Date:

Your Signature:

(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is €__________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Common Depositary

*This	schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF

TRANSFEREE LETTER OF REPRESENTATION

c/o Diebold Nixdorf Dutch Holding B.V.

5995 Mayfair Road

PO Box 3077

North Canton, Ohio 44720

Fax No.: (330) 490-4450

Email: jonathan.leiken@dieboldnixdorf.com

Attention: Jonathan B. Leiken

Ladies and Gentlemen:

This certificate is delivered to request a transfer of €[______] principal amount of the 9.000% Senior Secured Notes due 2025 (the “Notes”) of Diebold Nixdorf Dutch Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Issuer”).

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:________________________

Address:______________________

Taxpayer ID Number:____________

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes, for investment purposes and not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We, and any accounts for which we are acting, are each able to bear the economic risk of our or its investment.

2. We understand that the Notes have not been registered under the Securities Act and, unless so registered, may not be sold except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only in accordance with the Restricted Notes Legend (as such term is defined in the indenture under which the Notes were issued) on the Notes and any applicable securities laws of any state of the United States. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and the Trustee, which shall provide, among other things, that the transferee is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to the offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes with respect to applicable transfers described in the Restricted Notes Legend to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Trustee.

TRANSFEREE:                                         ,

by:

EXHIBIT C

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

Supplemental Indenture (this “Supplemental Indenture”), dated as of [__________] [__], 20[__], among Diebold Nixdorf Dutch Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law (the “Issuer”), Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), [__________________] (the “Guaranteeing Subsidiary”), Elavon Financial Services DAC, as paying agent, transfer agent and registrar, U.S. Bank National Association, as trustee (the “Trustee”), and U.S. Bank Trustees Limited, as notes collateral agent (the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, each of the Issuer, the Company and the Subsidiary Guarantors (as defined in the Indenture referred to below) has heretofore executed and delivered to the Trustee and the Notes Collateral Agent an indenture (the “Indenture”), dated as of July 20, 2020, providing for the issuance of an unlimited aggregate principal amount of 9.000% Senior Secured Notes due 2025 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Guarantor. The Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including Article 12 thereof.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND WILL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

4. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

5. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

DIEBOLD NIXDORF DUTCH HOLDING B.V.

By:
Name:
Title:

DIEBOLD NIXDORF, INCORPORATED

By:
Name:
Title:

[NAME OF GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

ELAVON FINANCIAL SERVICES DAC,
as Paying Agent, Transfer Agent and Registrar

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:
Name:
Title:

U.S. BANK TRUSTEES LIMITED,
as Notes Collateral Agent

By:
Name:
Title: